Exhibit 2.1

EXECUTION VERSION

PARTNERSHIP INTEREST PURCHASE AGREEMENT

by and among

LIBERTY PROPERTY LIMITED PARTNERSHIP,

CABOT INDUSTRIAL VALUE FUND III MANAGER, LIMITED PARTNERSHIP,

CABOT INDUSTRIAL VALUE FUND III, INC.

and

the other parties named herein.

Dated as of July 31, 2013

i

3.7	Disclaimer; Buyer’s Knowledge; Disclosure; Material Adverse Effect	34

ARTICLE IV - COVENANTS		35
4.1	Conduct of the Partnership’s Business Pending Closing	35
4.2	Modification of Certain Existing Leases and Contracts	37
4.3	New Leases and Contracts	38
4.4	No Solicitation	38

ARTICLE V - ADDITIONAL COVENANTS		39
5.1	Due Diligence	39
5.2	Confidentiality	43
5.3	Reasonable Best Efforts; Further Action	44
5.4	Certain Tax Matters	44
5.5	Public Announcements	45
5.6	Resignations	46
5.7	Intentionally Omitted	46
5.8	Financing	46
5.9	Payment of Indebtedness	48
5.10	Mortgage Debt	48
5.11	Intentionally Omitted	49
5.12	Termination of Management Agreements	49
5.13	Preparation of Financial Statements	49
5.14	Request for Tenant Estoppel Certificates	49
5.15	Intentionally Omitted	50
5.16	Unwinding of Swaps	50
5.17	Disposition of Philadelphia, PA Property	50
5.18	Casualty & Condemnation	50
5.19	Tax Appeals	51

ARTICLE VI - CONDITIONS		51
6.1	Conditions to Each Party’s Obligation to Effect the Closing	51
6.2	Conditions to Obligations of Buyer	52
6.3	Conditions to Obligations of the Seller Parties	53
6.4	Seller Party Closing Deliverables	54

ARTICLE VII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		55
7.1	Survival	55
7.2	Indemnification by the Seller Parties	56
7.3	Indemnification by Buyer	59
7.4	Treatment of Indemnity Payments	60
7.5	Remedies Exclusive	60

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER		61
8.1	Termination	61
8.2	Effect of Termination	62
8.3	Amendment	63

8.4	Extension; Waiver	63

ARTICLE IX - GENERAL PROVISIONS		64
9.1	Nonsurvival of Representations and Warranties	64
9.2	Notices	64
9.3	Interpretation	65
9.4	Counterparts	66
9.5	Entire Agreement; No Third-Party Beneficiaries	66
9.6	Governing Law; Consent to Jurisdiction	66
9.7	Waiver of Jury Trial	67
9.8	Assignment	67
9.9	Specific Enforcement	67
9.10	Severability	68
9.11	Expenses	68

EXHIBITS AND SCHEDULES

EXHIBIT A	Deposit Escrow Agreement
EXHIBIT B	Form of Escrow Agreement
EXHIBIT C	Form of Estoppel Certificate
EXHIBIT D	Form of Assignment and Transfer Agreement
EXHIBIT E	Forms of Title Affidavits
SCHEDULE A	Defined Terms
SCHEDULE B	Partnership Interests
SCHEDULE C	Jurisdictions

Seller Parties Disclosure Letter

Schedule 2.1(a) — Foreign Qualifications of Partnership
Schedule 2.2(a) — Partnership Subsidiaries and Property List
Schedule 2.2(b) —Partnership Subsidiary Liens
Schedule 2.2(c) — Foreign Qualifications of Partnership
Schedules 2.3(b) — Capital Structure — Outstanding Securities Commitments
Schedule 2.5(b) — Outstanding Filings & Notifications
Schedules 2.6(a) — 2012 Financial Statements
Schedule 2.6(b) — Undisclosed Liabilities
Schedule 2.7 — Absence of Certain Changes
Schedule 2.8 — Litigation
Schedule 2.9(a) — Partnership Properties & In-Process Capital Repairs
Schedule 2.9(b) — Insurance
Schedule 2.9(c) — Condemnation/Rezoning
Schedule 2.9(d)-A — Rent Roll
Schedule 2.9(d)-B — Tenant Default, Outstanding Required Improvements, Prepaid Rent
Schedule 2.9(d)-C — Security Deposits
Schedule 2.9(e) — Unpaid TI & Commissions

Schedule 2.9(f) — Service Contracts
Schedule 2.9(g) — Government Notices re Violations of Law
Schedule 2.9(h) — Ground Leases
Schedule 2.9(i) — Sold Properties
Schedule 2.9(j) — Third-party/Tenant Purchase Options
Schedule 2.9(l) — Properties Under Contract
Schedule 2.9(m) — Real Estate Tax or Assessment Protest Proceedings
Schedule 2.9(o) — Transfers of Interest
Schedule 2.9(p) — Ongoing Tenant Audits
Schedule 2.10 — Disclosure of HazMat Contamination to Governmental Entities
Schedule 2.12 — Disclosure of Non-Compliant Tax Issues
Schedule 2.12(b) — Disregarded Entity Status
Schedule 2.13 — Broker Engagements
Schedule 2.15(b) Outstanding Indebtedness
Schedule 2.15(c) List of Interest Rate Caps
Schedule 2.15(d) List of Property Management Agreements
Schedule 2.15(f) — List of Development Agreements
Schedule 2.15(h) — Obligations to Indemnify or Pay Additional Purchase Price
Schedule 2.15(j) — Related Party Agreements
Schedule 2.15(k) — Geographic Restrictions
Schedule 2.15(l) — Powers of Attorney
Schedule 2.15(m) — Non-Competition
Schedule 2.15(n) — Brokerage Agreements
Schedule 2.15(o) — Other Material Agreements
Schedule 2.15(p) — Mortgage Debt- Outstanding Balances, Mortgage Debt Documents, Reserves
Schedule 2.17 — Insurance Policies Claims
Schedule 2.18 — Bank Accounts
Schedule 2.19 — Capital Improvements

Other Schedules

Schedule 5.1(e) — Title Review Status
Schedule 5.10 — Encumbered Properties & Mortgage Consents
Schedule 5.17 — Philadelphia Property
Schedule 6.2(d) — List of Third Party Consents

PARTNERSHIP INTEREST PURCHASE AGREEMENT

THIS PARTNERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) dated as of July 31, 2013 by and among LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“Buyer”), CABOT INDUSTRIAL VALUE FUND III MANAGER, LIMITED PARTNERSHIP, a Massachusetts limited partnership (the “LP Seller”), and CABOT INDUSTRIAL VALUE FUND III, INC., a Maryland corporation (“General Partner”) and the sole general partner of CABOT INDUSTRIAL VALUE FUND III OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Partnership”) and solely for purposes of Section 5.17, LIBERTY PROPERTY DEVELOPMENT CORP. and CABOT III — PA1W01, L.P.  LP Seller and General Partner are sometimes referred to herein collectively as the “Seller Parties” or individually as a “Seller Party.”  A list of the defined terms used in this Agreement and the Section where each is defined is set forth on Schedule A attached hereto.

RECITALS:

WHEREAS, LP Seller is the owner and holder of all of the limited partnership interests in the Partnership as set forth on Schedule B hereto (the “LP Interests”);

WHEREAS, General Partner is the owner and holder of all of the general partnership interests in the Partnership as set forth on Schedule B hereto (the “GP Interests” and, together with the LP Interests, the “Partnership Interests”);

WHEREAS, Buyer desires, subject to the terms and conditions set forth in this Agreement, to purchase from Seller Parties and Seller Parties desires to sell to Buyer all of the Partnership Interests owned by Seller Parties free from any Liens and subject to the terms and conditions set forth in this Agreement (the “Partnership Interest Purchase”);

WHEREAS, the parties intend that for federal, and applicable state, income tax purposes the Partnership Interest Purchase will be treated as set forth in Section 1.9; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Partnership Interest Purchase, and also to prescribe various conditions to the Partnership Interest Purchase.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I - THE PARTNERSHIP INTEREST PURCHASE

1.1                               Purchase and Sale of Partnership Interests.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller Party shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from each Seller Party, all of such Seller

Party’s right, title and interest as of the Closing Date, in and to the Partnership Interests set forth next to such Seller Party’s name on Schedule B hereto, free and clear of all Liens.

1.2                               Closing.  The closing of the Partnership Interest Purchase (the “Closing”) will take place at 10:00 a.m., local time, on the date mutually agreed upon by the parties, which shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VI (excluding the delivery of any documents to be delivered at the Closing by any of the parties hereto so long as the requirement to deliver such documents is capable of being satisfied) (the “Closing Date”); provided, however, the Closing shall not occur prior to October 1, 2013.  “Business Day” means each day, other than a Saturday, Sunday or other day on which banks in New York, New York are required by Law to close.  The Closing shall occur by means of deposits and instructions with Land Services USA and U.S. Bank N.A. consistent with the terms, conditions and requirements of this Agreement.

1.3                               Purchase Price.  Subject to the terms and conditions of this Agreement, in exchange for all of its Partnership Interests, the Seller Parties shall receive from Buyer, and Buyer shall pay, or cause to be paid, to the Seller Parties cash in an amount, without interest, equal to the following consideration (the “Purchase Consideration”):

(a)                                 at the Closing, an amount of cash equal to $1,475,000,000 (the “Purchase Price”) as adjusted, pursuant to Sections 1.4(a) and 1.4(b) and as otherwise expressly permitted in this Agreement (such cash to be allocated among the Seller Parties pro-rata in accordance with the Seller Parties’ respective percentage interests set forth on Exhibit A hereto; provided, that the amount payable to the Seller Parties on the Closing Date shall be calculated using the Estimated Closing Adjusted Working Capital as finally determined pursuant to Section 1.4 for the purposes of the Section 1.4), less:

(i)                                     the amount applied to the repayment of any outstanding Indebtedness as provided in Section 5.9;

(ii)                                  the amount of Mortgage Debt (as defined below) assumed or repaid as provided in Section 5.10;

(iii)                               the amount of the Indemnification Escrow Amount and the Post-Closing Adjusted Escrow Amount placed into escrow at the Closing as provided in Section 1.5(b) and the Escrow Agreement;

(iv)                              the amount of the Philadelphia Property Purchase Price (as defined below); and

(v)                                 $6,000,000, which represents the amount of Buyer’s expenses incurred in connection with the transactions contemplated hereby in respect of which the Seller Parties hereby agree to reimburse Buyer at Closing out of the Purchase Price; and

(b)                                 following the Closing, a portion of the Indemnification Escrow Amount if and when due, such portion, if any, to be subject to, and determined in accordance with, the terms and conditions of Article VII and the Escrow Agreement; and

(c)                                  following the Closing, a portion of Post-Closing Adjusted Escrow Amount if and when due, such portion, if any, to be subject to, and determined in accordance with, the terms and conditions of Section 1.4 and the Escrow Agreement.

The amount payable to the Seller Parties at Closing calculated by clause (a) of the foregoing sentence is referred to herein as the “Closing Cash Payment.”

1.4                               Adjustment to Closing Cash Payment.

(a)                                 Prior to the Closing Date, the Seller Parties shall in good faith prepare an estimate of the Pro-Rated Adjustment (the “Estimated Pro-Rated Adjustment”).  Not later than five (5) Business Days prior to the Closing Date, the Seller Parties shall deliver to Buyer a statement setting forth the calculation of the Estimated Pro-Rated Adjustment in sufficient detail, together with full supporting information, to enable Buyer to verify all items and amounts. In connection with common area maintenance and other expense pass throughs to tenants, the Seller Parties shall provide Buyer with respect to the Partnership Properties a schedule, broken down by building, and using the closed-out August 2013 numbers, showing total pass-through operating expenses vs. total collected pass-through operating expenses (in each case including estimates where appropriate) and showing estimated overage or shortfall by building. Any provision to the contrary herein notwithstanding, to the extent the estimated reconciliation reveals that operating and other reconcilable expenses were under collected for the period, Buyer shall adjust said amounts with the Seller Parties on an as and if collected basis in connection with the tenant reconciliation contemplated under Section 1.4(d).  The Estimated Pro-Rated Adjustment shall be subject to Buyer’s reasonable approval.  As provided in Section 1.3 hereof, the Closing Cash Payment shall be adjusted, dollar for dollar, up or down, as appropriate, by the Estimated Pro-Rated Adjustment (i.e., if the Estimated Pro-Rated Adjustment is a positive number, Buyer will pay the Estimated Pro-Rated Adjustment in cash at Closing in addition to the Purchase Price; if the Estimated Pro-Rated Adjustment is a negative number, Buyer will receive a credit at Closing for such amount).  The parties agree that the adjustment based on Adjusted Working Capital described in Section 1.4(b) is not intended to be duplicative of the adjustment based on the Pro-Rated Adjustment and, accordingly, the effects of the Pro-Rated Items and other items included in the calculation of the Pro-Rated Adjustment are not to be taken into account in calculating the Adjusted Working Capital.

(b)                                 Prior to the Closing Date, the Seller Parties shall in good faith prepare an estimated combined consolidated balance sheet of the Partnership, and the Partnership Subsidiaries, as of the close of business on the Closing Date (the “Estimated Closing Date Balance Sheet”).  The Estimated Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied on a fair value basis and otherwise consistent with the methodology used to prepare the Most Recent Balance Sheet and shall also include a calculation of Adjusted Working Capital, which shall be subject to Buyer’s reasonable approval, together with such supporting information as may reasonably be requested, to enable Buyer to verify all items and amounts. Not later than five (5) Business Days prior to the Closing Date, the Partnership shall deliver to Buyer the Estimated Closing Date Balance Sheet.  As provided in Section 1.3 hereof, the Closing Cash Payment shall be adjusted, dollar for dollar, up or down, as appropriate, by the amount that the Adjusted Working Capital set forth on the Estimated Closing Date Balance Sheet (the “Estimated Closing Adjusted

Working Capital”) exceeds or is less than $0.00 (the “Base Adjusted Working Capital”). The Seller Parties will use reasonable efforts to reduce payables, collect receivables and take other appropriate actions prior to Closing, to the extent practicable, to minimize the amount of the Estimated Closing Adjusted Working Capital.

(c)                                  As soon as practical after the Closing Date, Buyer shall review the Partnership’s and the Partnership Subsidiaries’ books and records and also shall review the Estimated Closing Date Balance Sheet in accordance with GAAP consistently applied on a fair value basis, and otherwise consistent with the methodology used to prepare the Most Recent Balance Sheet and the provisions of this Section 1.4, and following such review, Buyer shall make any adjustments necessary thereto consistent with the provisions of this Section 1.4 (the Estimated Closing Date Balance Sheet, as so adjusted, shall be called the “Post-Closing Balance Sheet”).  Buyer shall, within ninety (90) days after the Closing Date, deliver the Post-Closing Balance Sheet to the Seller Parties, together with worksheets which detail any adjustments and the basis of any such adjustments and any other information that the Seller Parties may reasonably request in order to verify or evaluate such adjustments; provided, however, that if the Seller Parties have not prepared any tax returns for jurisdiction in which the Partnership or any Partnership Subsidiary is required to pay taxes within the eighty (80) day period pursuant to Section 5.4, such ninety (90) day period shall extend until ten (10) days following the completion of all such tax returns (which completion shall in no event be later than 120 days following the Closing and the Seller Parties shall keep Buyer reasonably informed of the status of completion of such returns and in any event notify Buyer upon completion).  If Buyer fails to deliver the Post-Closing Balance Sheet to the Seller Parties within such ninety (90) day period or within ten (10) days following the completion of all such tax returns, as the case may be, then the Estimated Closing Date Balance Sheet shall be deemed to be the Post-Closing Balance Sheet.  The Post-Closing Balance Sheet, and the Adjusted Working Capital, shall be binding upon the parties upon approval in writing (or upon “deemed approval” pursuant to this Section) of such Post-Closing Balance Sheet by the Seller Parties and Buyer.  The Seller Parties shall be deemed to have approved the Post-Closing Balance Sheet and the Adjusted Working Capital at the Closing reflected thereon unless the Seller Parties has delivered a written statement specifying any disagreement therewith within fifteen (15) days following its receipt of the Post-Closing Balance Sheet and accompanying worksheets (a “Seller Objection Notice”).  If the Seller Parties do not agree with the Post-Closing Balance Sheet and the calculation of Adjusted Working Capital at the Closing stated thereon, then Buyer and the Seller Parties shall use good faith efforts to resolve their differences.  In the event that Buyer and the Seller Parties cannot resolve such differences, within fifteen (15) days following receipt by Buyer of the Seller Objection Notice, then Buyer and the Seller Parties shall select a nationally recognized independent accounting firm mutually satisfactory to Buyer and the Seller Parties to resolve such dispute (the “Neutral Auditor”).  The Neutral Auditor shall review the Post-Closing Balance Sheet and, as soon as possible after its appointment, shall make any adjustments necessary thereto, and upon completion of such review, such Post-Closing Balance Sheet (and the calculation of the Adjusted Working Capital at the Closing stated thereon) as determined by the Neutral Auditor shall be binding upon (and deemed approved by) Buyer and the Seller Parties.  The Adjusted Working Capital at the Closing stated on the version of the Post-Closing Balance Sheet that is ultimately binding on the parties pursuant to this Section 1.4(c) shall be referred to as the “Closing Adjusted Working Capital.”  If such a review is conducted by the Neutral Auditor, then the party (i.e., Buyer, on the one hand, or the Seller Parties, on the other hand) whose last proposed offer for the settlement of the items in dispute prior to the selection of the Neutral Auditor, taken as a whole, was farther away from the final determination by the Neutral Auditor pursuant to the preceding sentence, shall pay all fees and expenses of the Neutral Auditor associated with such review; provided, that the sole and exclusive source for any amounts owed by the Seller Parties shall be the Post-Closing Adjustment Escrow Amount, to the extent available.

(d)                                 Within sixty (60) days following Closing, the Seller Parties shall prepare and deliver to Buyer Seller Parties’ final proposed 2013 year to date of Closing reconciliations with tenants under the Partnership Space Leases (which may include estimates as appropriate, with final information to be provided when available), together with all necessary supporting documentation (sufficient to satisfy the requirements of any tenant audit). After Buyer has completed 2013 year-end reconciliations with the tenants under the Partnership Space Leases, but in no event later than June 30, 2014, Buyer shall prepare and present to the Seller Parties for their approval a calculation of the re-proration of the Pro-Rated Items (excluding leasing commissions, and Tenant Inducements that are allocated according to Sections 1.4(g)(v)), based upon the actual amount of such items incurred or received by the parties for the year or other applicable fiscal period, together with such supporting documentation as reasonably requested by the Seller Parties.  Any disagreement shall be resolved by a Neutral Auditor in a manner consistent with Section 1.4(c).  The re-proration that is ultimately agreed to or binding on the parties is the “Closing Pro-Rated Adjustment”.  To the extent that the Closing Pro-Rated Adjustment is different from the Estimated Pro-Rated Adjustment (excluding in each case leasing commissions and Tenant Inducements that are all allocated according to Section 1.4(g)(v), then, within three (3) Business Days following the determination of the Closing Pro-Rated Adjustment, Buyer and the Seller Parties shall appropriately adjust for such difference either (i) if there is an adjustment in favor of Buyer, by jointly authorizing and directing the Escrow Agent to pay to Buyer from the Post-Closing Adjusted Escrow Amount within three (3) Business Days following delivery of such authorization an amount equal to the difference between such amounts, and (ii) if there is an adjustment in favor of the Seller Parties, by Buyer paying to the Seller Parties the difference between such amounts by wire transfer of immediately available funds.

(e)                                  Within three (3) Business Days following the determination of the Closing Adjusted Working Capital in accordance with Section 1.4(c), (i) in the event the Closing Adjusted Working Capital, is less than the Estimated Closing Adjusted Working Capital, Buyer and the Seller Parties shall jointly authorize and direct the Escrow Agent to pay to Buyer  from the Post-Closing Adjusted Escrow Amount within three (3) Business Days following delivery of such authorization an amount equal to the difference between such amounts, and (ii) in the event the Closing Adjusted Working Capital, is greater than the Estimated Closing Adjusted Working Capital, Buyer shall pay to the Seller Parties the difference between such amounts by wire transfer of immediately available funds.

(f)                                   Buyer shall use its reasonable efforts for six (6) months after the Closing Date (and, with respect to sums, if any, due to Seller Parties relating to collections resulting from the 2013 reconciliation with tenants, for six (6) months following the delivery of the annual reconciliation statements) to collect any Uncollected Tenant Payments; provided, however, Buyer will not be obligated to commence any suit or proceeding to collect any Uncollected Tenant Payments or to evict any tenant for the failure to pay such sums.  Buyer shall not be obligated to thereafter pursue any such past due amounts.  Buyer will be obligated to promptly pay to the Seller Parties an amount equal to any Uncollected Tenant Payments not accounted for in the calculation of the Closing Pro-Rated Adjustment only to the extent that such Uncollected Tenant Payments are subsequently collected within said six (6) month period, and subject to the provisions of Section 1.4(g)(vi)(E).

(g)                                  As used in this Section 1.4:

(i)                                     “Adjusted Working Capital” means Current Assets minus Current Liabilities, as adjusted to net out the effect of the Pro-Rated Items and the other items included in the calculation of the Pro-Rated Adjustment.

(ii)                                  “Current Assets” means and includes all accounts receivable (excluding Uncollected Tenant Payments), cash, cash equivalents and such other current assets of the Partnership and the Partnership Subsidiaries, in each case as determined in accordance with GAAP consistently applied on a fair value basis.

(iii)                               “Current Liabilities” means and includes all accounts payable, accrued expenses, expenses of the Partnership and the Partnership Subsidiaries under Section 3, accrued but unpaid taxes, deferred revenues and all other liabilities of the Partnership, and the Partnership Subsidiaries, in each case as determined in accordance with GAAP consistently applied on a fair value basis.  Current Liabilities shall not include any portion of Mortgage Debt.

(iv)                              “Pro-Rated Adjustment” shall equal (A) the sum of (x), with respect only to the post-Closing determination of the Closing Pro-Rated Adjustment under Section 1.4(d), all income of the Partnership and the Partnership Subsidiaries on a combined consolidated basis attributable to the Pro-Rated Items for periods prior to the Closing Date that is collected after the Closing Date (subject to the provisions of Section 1.4(g)(vi)(E)), plus (y) all expenses of the Partnership and the Partnership Subsidiaries on a combined basis attributable to the Pro-Rated Items for periods on or after the Closing Date that have been paid as of the Closing Date, minus (B) the sum of (x) all income of the Partnership and the Partnership Subsidiaries on a combined consolidated basis attributable to the Pro-Rated Items for periods on or after the Closing Date that has been collected as of the Closing Date, plus (y) all expenses of the Partnership and the Partnership Subsidiaries on a combined consolidated basis attributable to the Pro-Rated Items for periods prior to the Closing Date that have not been paid as of the Closing Date.  Income and expenses attributed to the Pro-Rated Items will be allocated among these time periods as follows, except as otherwise specified herein with respect to a Pro-Rated Item: (A) income and expenses relating to the Pro-Rated Items with respect to periods beginning prior to the Closing Date and ending on or after the Closing Date will be allocated based on a 365 day year in the applicable period (e.g., collected rent for the month in which the Closing occurs will be prorated based on the number of days in the month) and (B) all other income and expenses will be allocated to the period to which it relates (e.g., collected rent for a month beginning after the Closing Date shall be credited in full to that time period).

(v)                                 The Pro-Rated Adjustment will be: (A) increased by the unamortized cost (evenly amortized over the initial rent term) of leasing commissions and Tenant Inducements (which for all purposes of this Section 1.4(g)(v) excludes any free rent) borne by the lessor with respect to Partnership Space Leases entered into on or after July 20, 2013 and new leases and Lease Modifications executed in accordance with Sections 4.2 and 4.3 and any other new lease executed that does not require notice to or approval of Buyer, in each case that have been paid on or before the Closing Date, but only to the extent that such costs with respect to Lease Modifications are consistent with the leasing parameters referenced in Section 4.2 (the “Leasing Parameters”) unless otherwise reasonably approved by Buyer, (B) decreased by the amount of any leasing commissions and Tenant Inducements with respect to the current terms of the Partnership Space Leases entered into prior to July 20, 2013 that have not been paid or provided on or before the Closing Date, and (C) decreased by the amortized cost (evenly amortized over the initial rent term) (i.e. the costs attributable to the pre-Closing portion of the term (following the rent commencement date)) of leasing commissions and Tenant Inducements borne by the lessor with respect to Partnership Space Leases entered into on or after July 20, 2013 and new leases and Lease Modifications executed in accordance with Sections 4.2 (except as provided at (D) below) and 4.3, in each case that have not been paid on or before the Closing Date, and (D) decreased by the amount of any unpaid leasing commissions and Tenant Inducements borne by the lessor with respect to Lease Modifications executed in accordance with Section 4.2 or that do not require notice to or approval of Buyer, in each case which are not consistent with the Leasing Parameters and not otherwise approved by Buyer.  The Estimated Pro-Rated Adjustment shall include an estimate of the costs of the items under clauses (A) through (D) above.  Buyer and the Seller Parties shall jointly authorize and direct the Escrow Agent to promptly pay to Buyer or the Seller Parties, as the case may be, out of the escrow established under the Escrow Agreement, the amount by which the aggregate Estimated Pro-Rated Adjustment for such items is less than, or greater than, the final aggregate Pro-Rated Adjustment for such items.

(vi)                              The “Pro-Rated Items” shall consist of the following:

(A)                               All real and personal property taxes and installments of special assessments with respect to Partnership Properties through the year in which the Closing occurs on an accrual basis (regardless of whether such taxes and special assessments are then due and payable or delinquent, but with such accruals modified to reflect custom in certain jurisdictions as set forth on Schedule C attached hereto).  If any such taxes or assessments for the fiscal year during which the Closing Date occurs are not finally determined, then the tax or assessment figures for the immediately prior fiscal year shall be used (provided, however, if the current year’s assessment is available, real estate taxes will be prorated based upon the prior year’s millage applied to the current year’s assessment).  To the extent that any real property taxes assessed with respect to the fiscal year in which the Closing occurs have not been finally determined by the applicable Government Entity on or before June 30, 2014, then the Seller Parties and Buyer shall act reasonably and in good faith to agree on an estimated amount of such real property taxes, which agreed-upon estimate shall be used for the re-proportion of the Pro-Rated Items and the Closing Pro-Rated Adjustment.  If the Seller Parties and Buyer do not reach agreement on such estimated real property taxes on or before June 30, 2014 despite such good faith reasonable efforts, then such estimated taxes shall be finally determined by a mutually agreed upon real property tax consulting firm with experience in the applicable jurisdiction and, if the Seller Parties and Buyer do not agree on such consulting firm prior to June 30, 2014, then such consulting firm shall be selected by the national head of the real property tax consulting group (or comparable position) at KPMG.  Such consulting firm shall be required to complete such determination within 60 days after the June 30, 2014; provided, however, that if such real property taxes are finally determined during such interim period, then such real property taxes will be used.  The determination of such consulting firm shall be final and binding on the Seller Parties and Buyer, and the costs of such consulting firm (and KPMG, if applicable) shall be paid fifty (50) percent by the Seller Parties and fifty (50) percent by Buyer.

(B)                               All amounts owed or accrued with respect to, or under the documents governing, the Mortgage Debt (other than repayments of principal).

(C)                               All operating expenses and other apportionable expenses, including, but not limited to, assessments and other obligations under private covenants and easements, maintenance expenses, management fees (if applicable), and all amounts owed or accrued with respect to electricity, gas, water, sewer or other utility usage at the Partnership Properties.  Partnership will use reasonable efforts to cause all meters for electricity, gas, water, sewer or other utility usage at the Partnership Properties to be read on the Closing Date.  The utility charges based on the most recent bills shall be used for the purposes of calculating the Estimated Pro-Rated Closing Adjustment.  Partnership shall provide notice to Buyer five (5) days prior to the Closing Date setting forth (i) whether utility meters will be read as of the Closing Date and (ii) a copy of the most recent bills for the utility charges at the Partnership Properties.

(D)                               Collected rents for the current period and security deposits (the full amount thereof to be credited to Buyer with interest earned thereon required to be paid to the applicable tenant and not so paid, if any); prepaid rentals; common area maintenance charges; promotional charges; service charges; tax charges; and all other incidental expenses and charges paid by current, former or prospective tenants at the Partnership Properties, in each case only to the extent collected for the current period and any future periods.

(E)                                All rents and related charges for the current period in which the Closing occurs and prior rental periods (including common area maintenance charges, annual adjustments thereto and annual tenant reconciliations) that are collected after the Closing Date, less any reasonable third party out-of-pocket expenses of collection thereof (“Uncollected Tenant Payments”).  For the avoidance of doubt, Uncollected Tenant Payments shall not be pro-rated unless and until they are collected, and in such case, only with respect to the post-Closing determination of the Closing Pro-Rated Adjustment under Section 1.4(d).  All Uncollected Tenant Payments shall be first applied to amounts due and payable for rental periods accruing after the Closing Date.

(F)                                 Lease termination payments paid or payable by tenants in respect of the termination of any Partnership Space Lease occurring (or termination right exercised) during the period between July 20, 2013 and the Closing Date.  Such termination payments shall be apportioned between the Seller Parties and Buyer, with Buyer receiving a credit in an amount equal to the total lease termination payment multiplied by the quotient of (i) the number of days from the Closing Date through the scheduled expiration of the current Lease term (but for the early termination), divided by (ii) the number of days from the early termination date through the scheduled expiration of the current Lease term (but for the early termination) and without giving effect to any unexercised extensions.

(vii)                           The Pro-Rated Items shall not include taxes, utilities or other amounts to the extent that they are directly paid by a tenant to the applicable service provider or taxing authority.

1.5                               Signing Deposit; Escrow and Escrow Agreement.

(a)                                 Within one day following the date hereof, Buyer will deliver to US Bank N.A. (the “Escrow Agent”), a sum equal to Twenty-Five Million Dollars ($25,000,000.00) as a deposit (together with any interest earned thereon while held in escrow, the “Signing Deposit”).  Time is of the essence with respect to the funding of the Signing Deposit, and failure to timely fund the Signing Deposit shall constitute a default by Buyer under this Agreement entitling Seller Parties to terminate this Agreement.  The Signing Deposit shall be held in escrow by the Escrow Agent in an interest-bearing account pursuant to and in accordance with the escrow agreement attached hereto as Exhibit A and executed on the date hereof (the “Deposit Escrow Agreement”).  At the Closing, an amount of the Signing Deposit equal to the full amount of the Indemnification Escrow Amount shall be retained by the Escrow Agent as the Indemnification Escrow Amount pursuant to Section 1.5(b), an amount of the Signing Deposit equal to the full amount of the Post-Closing Adjustment Escrow Amount shall be retained by the Escrow Agent as the Post-Closing Adjustment Escrow Amount pursuant to Section 1.5(b), and the remainder of the Signing Deposit shall be paid to the Seller Parties and the entire Signing Deposit shall be credited against the Purchase Consideration pursuant to Section 1.3.  If this Agreement is terminated prior to the Closing pursuant to Article VIII, the Signing Deposit will be handled as set forth in such provisions.

(b)                                 Section 1.4 provides for possible post-closing adjustments of the Closing Cash Payment and Article VII provides that Buyer is entitled to indemnification from and against certain Losses.  At the Closing, the Seller Parties, Buyer and the Escrow Agent shall enter into an escrow agreement substantially in the form Exhibit B attached hereto (the “Escrow Agreement”).  The Escrow Agreement provides for the formation of two escrow funds to accommodate such adjustments and indemnification rights.  At the Closing, the parties shall cause the Escrow Agent to (i) deposit cash held pursuant to the Deposit Escrow Agreement into one escrow fund a sum equal to [the confidential material contained herein has been omitted and has been separately filed with the Commission] (as contemplated by Section 1.5(a) above), which shall constitute a portion of the Purchase Consideration and secure and serve as the sole and exclusive remedy for satisfying Buyer’s rights to payments under Section 1.4 (the “Post-Closing Adjustment Escrow Amount”), and (ii) deposit cash held pursuant to the Deposit Escrow Agreement into the second escrow fund a sum equal to Ten Million Dollars ($10,000,000.00) (as contemplated by Section 1.5(a) above), which shall constitute a portion of the Purchase Consideration and which shall secure and serve as the sole and exclusive remedy for satisfying Buyer’s rights to indemnification payments under Article VII of this Agreement (the “Indemnification Escrow Amount” and together with the Post-Closing Adjustment Escrow Amount, the “Escrow Amount”).  The Escrow Amount will be funded by the Signing Deposit.

(c)                                  Buyer, Partnership and the Seller Parties shall treat the Escrow Agreement and the contingent consideration payable pursuant to Section 1.4 as causing the Partnership Interest Purchase to constitute a contingent payment sale reportable under the installment sale method as provided in Section 453 of the Internal Revenue Code of 1986, as amended (the “Code”) and United States Treasury Regulation Section 15A.453-1(c).  Consistent with the foregoing and with Proposed Treasury Regulations Section 1.468B-8(c), for all relevant tax purposes the parties hereto shall treat Buyer as the owner of the Signing Deposit, the Post-Closing Adjustment Escrow Amount and the Indemnification Escrow Amount and shall not treat any amount deposited in the Signing Deposit, the Post-Closing Adjustment Escrow Amount and the Indemnification Escrow Amount or owing pursuant to Section 1.4 as having been actually or constructively paid to the Seller Parties until such amount is released or paid to the Seller Parties pursuant to the terms of the Deposit Escrow Agreement, the Escrow Agreement or the relevant Section of this Agreement, as applicable.  Nothing in this Section 1.5(c) is intended or shall be construed as limiting any limited partner’s right to elect not to report on the installment method pursuant to Treasury Regulation Section 15A. 453-1(d). The parties hereto agree that to the extent income and earnings on the Signing Deposit, the Post-Closing Adjustment Escrow Amount, and/or the Indemnification Escrow Amount exceed imputed interest under the relevant provisions of the Code, such excess shall be treated as additional stated interest for U.S. federal income tax purposes. The intention of the preceding sentence is to ensure that the rights of the Seller Parties to any amounts in escrow are not treated as part of a contingent payment sale lacking a stated maximum selling price.

1.6                               Intentionally Omitted.

1.7                               Payment Procedures.

(a)                                 Payments.  Buyer shall make payment of all amounts to be paid by Buyer to the Seller Parties under this Agreement as per written instructions provided by such Seller Parties in advance.

(b)                                 No Further Ownership Rights in Partnership Interests.  At the Closing, holders of Partnership Interests shall cease to be, and shall have no rights as Partners other than to receive the Purchase Consideration under this Article I.  After the Closing, there shall be no further registration of transfers on the transfer books of the Partnership of the Partnership Interests that were outstanding immediately prior to the Closing.

(c)                                  Withholding Rights.  Buyer or the Seller Parties (or the Escrow Agent or any other agent or affiliate of the foregoing), as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld, and are paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.8                               Purchase Price Allocation.  The Purchase Price shall be allocated among the Partnership Properties prior to the Closing as determined by Buyer. No party shall take any position for Tax, accounting or other purposes that is inconsistent with such allocation except to the extent otherwise required by a final determination by any tax or other regulatory authority.  Buyer shall keep the Seller Parties reasonably informed throughout its process of determination of such allocation.

1.9                               Tax Treatment of Partnership Interest Purchase.  It is the intention of the parties hereto that  consistent with Revenue Ruling 99-6, 1999-1 CB 432 (Situation 2), the transaction contemplated by this Agreement shall be treated as (A) a sale by the Seller Parties of one hundred (100) percent of the Partnership Interests to Buyer and (B) a purchase by Buyer of the Partnership’s assets.

1.10                        Time of the Essence.  The parties hereto acknowledge and agree that time is of the essence in consummating the Partnership Interest Purchase and the delivery of the Purchase Consideration.

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Except as set forth in the letter of even date herewith delivered by the Seller Parties to Buyer concurrently with the execution hereof (the “Seller Parties Disclosure Letter”), Seller Parties hereby represent and warrant, jointly and severally, to Buyer as follows:

2.1                               Organization, Standing and Power.

(a)                                 The Partnership is a Delaware limited partnership duly formed, validly existing and in good standing under the laws of Delaware.  The Partnership has all requisite power and authority to own, operate, lease and encumber its properties and assets and carry on its business as now being conducted.  The Partnership is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business makes such qualification or licensing necessary (a true and complete list of which is set forth in Schedule 2.1(a) of the Seller Parties Disclosure Letter), other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Partnership Material Adverse Effect.  The Partnership has delivered or made available to Buyer complete and correct copies of the Agreement of Limited Partnership of the Partnership dated as of July 1, 2008, as amended (the “Existing Partnership Agreement”), and the certificate of limited partnership of the Partnership, in each case, as amended or supplemented to the date of this Agreement.  The Existing Partnership Agreement and the certificate of limited partnership of the Partnership are each in full force and effect and the Partnership is not in violation of any provision thereof.

(b)                                 General Partner is a Maryland corporation duly formed, validly existing and in good standing under the laws of Maryland.  The General Partner has all requisite power and authority to own, operate, lease and encumber its properties and assets and carry on its business as now being conducted.

(c)                                  LP Seller is a Massachusetts limited partnership duly formed, validly existing and in good standing under the laws of Massachusetts. The LP Seller has all requisite power and authority to own, operate, lease and encumber its properties and assets and carry on its business as now being conducted.

2.2                               Partnership Subsidiaries.

(a)                                 Schedule 2.2(a) of the Seller Parties Disclosure Letter sets forth (i) each Subsidiary of the Partnership (the “Partnership Subsidiaries”), (ii) the ownership and voting interest therein of the Partnership, (iii) the identity and ownership and voting interest of each of the other owners, partners, members, managers, officers, directors and trustees of such Partnership Subsidiary, (iv) each property owned or leased by such Subsidiary, and (v) if not wholly owned by such Subsidiary, the identity and voting and ownership interest of each of the other owners of such property.  As used in this Agreement, “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii) fifty (50) percent or more of the outstanding capital stock or other voting or equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.  As used herein, “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(b)                                 Except as set forth in Schedule 2.2(b) of the Seller Parties Disclosure Letter, (i) all of the outstanding shares of capital stock of each Partnership Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive rights, (B) owned by the Partnership or by another Partnership

Subsidiary and (C) owned free and clear of all pledges, claims, liens, charges, restrictions on transferability or voting, encumbrances and security interests of any kind or nature whatsoever, other than with respect to Taxes not yet due and payable (collectively, “Liens”) and (ii) all equity and voting interests in each Partnership Subsidiary that is a partnership, joint venture, limited liability company, trust or other legal entity (other than a corporation) which are owned by the Partnership and/or by another Partnership Subsidiary are owned free and clear of all Liens and the Partnership or such other Partnership Subsidiary is a properly admitted partner, member or similar Person of such entity.  Each Partnership Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Partnership Subsidiary that is a partnership, limited liability company, trust or other legal entity (other than a corporation) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted.

(c)                                  Each Partnership Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary (a true and complete list of which is set forth in Schedule 2.2(c) of the Seller Parties Disclosure Letter), other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Partnership Material Adverse Effect and in each jurisdiction where a property owned by such Partnership Subsidiary is located.  Complete and correct copies of the charter, bylaws, organization documents and partnership, joint venture, limited liability company agreements or similar governing documents of each Partnership Subsidiary, as amended, have been previously delivered or made available to Buyer.  All such documents are in full force and effect and no Partnership Subsidiary is in violation of any provision thereof.

2.3                               Capital Structure.

(a)                                 As of the date of this Agreement, the Seller Parties are the record and beneficial owner of the Partnership Interests set forth opposite each Seller Party’s name on Exhibit A hereto.

(b)                                 Except as set forth in Schedule 2.3(b) of the Seller Parties Disclosure Letter, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Partnership or any Partnership Subsidiary is a party or by which such entity is bound, obligating the Partnership or any Partnership Subsidiary to purchase, issue, deliver or sell, or cause to be purchased, issued, delivered or sold, additional shares of capital stock (or securities convertible into or exchangeable for any such additional shares), voting securities or other ownership interests of the Partnership or any Partnership Subsidiary or to admit any other Person as a partner, member, trustee or similar Person or otherwise relating to the management or operation of the Partnership or any Partnership Subsidiary or obligating the Partnership or any Partnership Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to the Partnership or a Partnership Subsidiary).

(c)                                  All dividends or distributions on Partnership Interests that have been declared have been paid in full.  Following the Closing, no Seller Party shall have any right or claims to receive any dividends or distributions (whether or not declared) on Partnership Interests.

(d)                                 Neither the Partnership nor any Partnership Subsidiary has entered into any registration rights agreements pursuant to which the Partnership or any Partnership Subsidiary is obligated to register any securities under the Securities Act of 1933, as amended.

(e)                                  Neither the Partnership nor any Partnership Subsidiary has succeeded to the liabilities of any other Person by operation of law pursuant to a purchase of assets, securities or other voting or ownership interests, merger, consolidation or similar transaction.

(f)                                   The minute book and stockholder, partner, member and ownership records of each of the Partnership and each of the Partnership Subsidiaries have been previously delivered or made available by the Partnership to Buyer and are true, correct and complete in all material respects.

(g)                                  All capital stock, voting and ownership interests and other securities in the Partnership and the Partnership Subsidiaries have been issued in compliance in all material respects with all applicable Laws.

2.4                               Other Interests.  Except for interests in the Partnership Subsidiaries, neither the Partnership nor any Partnership Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities).

2.5                               Authority; Noncontravention; Consents.

(a)                                 Each Seller Party has the requisite power and authority to enter into this Agreement and the Escrow Agreement and to consummate the Partnership Interest Purchase and the other transactions contemplated by this Agreement and each other agreement contemplated hereby to which such Seller Party is a party.  The execution and delivery of this Agreement and the Escrow Agreement by each Seller Party and the performance by each Seller Party of its obligations under this Agreement and each other agreement contemplated hereby to each Seller Party is a party have been duly authorized by all necessary action on the part of such Seller Party.  Each of this Agreement and the Escrow Agreement has been duly executed and delivered by each Seller Party and constitutes a valid and binding obligation of each Seller Party, enforceable against each Seller Party in accordance with and subject to its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.

(b)                                 Except as set forth in Schedule 2.5(b) of the Seller Parties Disclosure Letter and except as may result from any facts or circumstances relating solely to Buyer (including, without limitation, its sources of financing), and assuming that all consents, approvals, authorizations and other actions set forth on Schedule 2.5(b) of the Seller Parties Disclosure Letter have been obtained and all filings and notifications set forth on Schedule 2.5(b)

of the Seller Parties Disclosure Letter have been made, the execution, delivery and performance of this Agreement and the Escrow Agreement by each Seller Party does not, and the consummation of the transactions contemplated by this Agreement and compliance by each Seller Party with the provisions of this Agreement and the Escrow Agreement will not, conflict with, or result in any violation of, require any consent, approval or other authorization of, or filing with or notification to, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or result in the creation of any Lien upon any of the properties or assets of the Partnership or any Partnership Subsidiary under:

(i)                                     the charter or organizational documents or partnership, operating, or similar agreement (as the case may be) of the Seller Parties or any Partnership Subsidiary, the certificate of limited partnership of the Partnership and the Existing Partnership Agreement, each as amended or supplemented through the date hereof;

(ii)                                  any material loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Seller Parties, the Partnership or any Partnership Subsidiary or their respective properties or assets; or

(iii)                               subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, “Laws”) applicable to the Seller Parties, the Partnership or any Partnership Subsidiary, or their respective properties or assets, other than in the case of this clause (iii) any immaterial conflicts, violations, defaults, rights, loss or Liens that, individually or in the aggregate, would not reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement.

No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Seller Parties, the Partnership or any Partnership Subsidiary in connection with the execution, delivery and performance of this Agreement by the Seller Parties or the consummation by the Seller Parties of the transactions contemplated by this Agreement, except for such consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 2.5(b) of the Seller Parties Disclosure Letter, (B) as may be required under (x) Laws requiring transfer, recordation or gains Tax filings (y) federal, state or local environmental Laws, or (z) the “blue sky” Laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent or delay the Seller Parties from performing its obligations under this Agreement in any material respect.

2.6                               Financial Statements; Undisclosed Liabilities.

(a)                                 The Seller Parties have delivered to Buyer the unaudited combined balance sheet of the Partnership and the Partnership Subsidiaries as of December 31, 2012 (the

“Most Recent Balance Sheet”), and statements of operations, statements of partners’ equity, and statements of cash flows, each as of the year ended December 31, 2012, which are attached hereto as Schedule 2.6(a) of the Seller Parties Disclosure Letter as well as unaudited combined balance sheet of the Partnership and the Partnership Subsidiaries and statements of operations, statements of partners’ equity, and statements of cash flows for the six months ended June 30, 2013 (collectively, the “Financial Statements”).

(b)           The Financial Statements (i) have been prepared based on the books and records of the Partnership on a consolidated basis and (ii) have been prepared in accordance with GAAP consistently applied on a fair value basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects, in accordance with the applicable requirements of GAAP consistently applied on a fair value basis, the combined financial position of the Partnership and the Partnership Subsidiaries, as of the dates thereof and the combined or consolidated, as applicable, results of operations and cash flows for the period then ended.  Except as set forth in Schedule 2.6(b) of the Seller Parties Disclosure Letter, the Partnership has no Subsidiaries which are not consolidated with the Partnership for accounting purposes.  As of the date hereof, except as set forth on Schedule 2.6(b) of the Seller Parties Disclosure Letter, the Partnership has no liabilities or obligations (including, without limitation, whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (i) liabilities stated fully or adequately reserved against on the Most Recent Balance Sheets, (ii) liabilities that arose in the ordinary course of business after the date of the Most Recent Balance Sheets consistent with past practice and (iii) liabilities under the Partnership’s or any Partnership Subsidiary’s existing contracts and agreements disclosed pursuant to Section 2.15 hereof but not required to be disclosed pursuant to GAAP.

(c)           Since December 31, 2010, none of the Partnership or any of the Partnership Subsidiaries, or any director, officer, independent auditor of the Partnership or any of the Partnership Subsidiaries, has received any written notice (or, to Seller Parties’ Knowledge, received any oral notice or otherwise had or obtained Knowledge) of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Partnership or any Partnership Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Partnership or any Partnership Subsidiary has engaged in questionable accounting or auditing practices (except for any of the foregoing that have been resolved without any material impact on the Partnership or any Partnership Subsidiary, taken as a whole, and except for any of the foregoing which have no reasonable basis), and neither the Partnership or any Partnership Subsidiary nor, to Seller Parties’ Knowledge, any attorney representing the Partnership or any Partnership Subsidiary, whether or not employed by the Partnership or any Partnership Subsidiary, has reported evidence of a material violation of securities Laws, by the Partnership or any of its officers, directors, employees or agents to the Board of Advisors of the Partnership or similar governing body of any Partnership Subsidiary or any committee thereof or, to the Knowledge of Seller Parties, to any director or officer of the Partnership.

2.7          Absence of Certain Changes or Events.  Except as disclosed in Schedule 2.7 of the Seller Parties Disclosure Letter, from the date of the Most Recent Balance Sheet to the date hereof, the Partnership and the Partnership Subsidiaries have conducted their business only in the ordinary course consistent with past practices (including the acquisition of properties and issuance of securities) and since the date of the Most Recent Balance Sheet with respect to Section 2.7(d) below and from the date of the Most Recent Balance Sheet to the date hereof with respect to Sections 2.7(a) —(c) and 2.7(e)-(p) below there has not been:

(a)           any Partnership Material Adverse Effect, nor has there been any events, occurrences or circumstances that, individually or in the aggregate, with the passage of time, would reasonably be expected to result in a Partnership Material Adverse Effect;

(b)           any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) or redemption or other acquisition with respect to the Partnership Interests prior to the date hereof;

(c)           any split, combination or reclassification of the Partnership Interests or any ownership or voting interest in the Partnership or any Partnership Subsidiary or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, an ownership or voting interest in the Partnership or any Partnership Subsidiary;

(d)           any damage to, destruction or loss of any asset or property of the Partnership or the Partnership Subsidiaries in excess of $50,000, whether or not covered by insurance;

(e)           any material change in accounting methods, principles or practices by the Partnership or any Partnership Subsidiary, except insofar as may have been required by a change in GAAP consistently applied on a fair value basis;

(f)            any amendment of any employment, consulting, severance, retention or any other agreement between the Partnership and any officer or director of the Partnership, except for bonus awards and increases in salaries made in the ordinary course of business consistent with past practices;

(g)           any waiver, release or cancellation of any material claims against third parties or material debts owing to it, or any rights which have any material value,

(h)           any material transaction with affiliates of the Partnership or any Partnership Subsidiary;

(i)            any transfer, acquisition, or material encumbrance of any real estate or other material assets;

(j)            waiver or extension of the statute of limitations in respect of any material Taxes; change in any annual Tax accounting period; adoption or change in any material method of Tax accounting; new or amended Tax allocation agreement, Tax sharing agreement or closing agreement relating to any Tax;

(k)           any settlement or compromise of any material suits or claims of liability against the Partnership, any Partnership Subsidiary or any of their respective directors, officers, managers, partners, trustees, employees or agents in their capacity as such;

(l)            any termination, breach or material modification of any Partnership Space Lease or material Contract;

(m)          any amendment to the Existing Partnership Agreement, or any amendment to the organizational documents of any Partnership Subsidiary;

(n)           incurrence or guaranty of a material amount of indebtedness or other liability by the Partnership or any Partnership Subsidiary (other than the guaranty by the Partnership or a Partnership Subsidiary of indebtedness of the Partnership or a Partnership Subsidiary);

(o)           any adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(p)           any Contract to which the Partnership or any Partnership Subsidiary is a party to do any of the foregoing.

2.8          Litigation.  Except as disclosed in Schedule 2.8 of the Seller Parties Disclosure Letter, there is no suit, action or proceeding pending (in which service of process has been received by the Partnership or a Partnership Subsidiary) or, to the Knowledge of Seller Parties, threatened, against the Partnership or any Partnership Subsidiary or any of their respective assets or properties (i) involving a claim in excess of $50,000 or that would reasonably be likely to result in injunctive or declaratory relief, (ii) which has had or would, individually or in the aggregate, reasonably be expected to have, a Partnership Material Adverse Effect, (iii) which alleges criminal misconduct, (iv) that would affect the legality, validity or enforceability of this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or (v) in connection with which the Partnership or any of Partnership Subsidiaries is obligated to indemnify any party (other than the Partnership or a Partnership Subsidiary), nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against the Partnership or any Partnership Subsidiary which has not been satisfied.  None of the Partnership or any Partnership Subsidiary has entered into any agreement to settle or compromise any suit, action or proceeding that is or was pending or threatened against it which has involved any obligation other than the payment of money that has been paid or for which the Partnership or any other Partnership Subsidiary has any continuing material obligation after the date hereof.

2.9          Properties.

(a)           The properties identified in Schedule 2.9(a) of the Seller Parties Disclosure Letter (each a “Partnership Property” and together, the “Partnership Properties”) are all of the real estate properties owned or ground leased by the Partnership and the Partnership Subsidiaries.  Except for the Ground Leases, the Partnership is not a lessee of any real property.

As of the date of this Agreement, none of the Partnership Properties are under development other than the in-process capital improvements and/or repairs described in Schedule 2.9(a) of the Seller Parties Disclosure Letter.  The Partnership has delivered to Buyer during the Due Diligence Period a true, correct and complete copy of its current capital budget relating to such in-process capital improvements and/or repairs. Buyer shall receive a credit at Closing for the cost of completing any in-process capital improvements and/or repairs not completed as of Closing in an amount mutually agreed by the Seller Parties and Buyer in their reasonable good faith discretion.

(b)           The Partnership has previously delivered or made available to Buyer accurate copies of Existing Policies (as defined below) insuring the Partnership’s or the applicable Partnership Subsidiary’s fee or leasehold interest in the Partnership Properties, which Existing Policies are identified on Schedule 2.9(b) of the Seller Parties Disclosure Letter.

(c)           Except set forth in Schedule 2.9(c) of the Seller Parties Disclosure Letter, neither the Partnership nor any Partnership Subsidiary has received any written notice nor is aware of any pending or threatened condemnation, rezoning or similar proceeding affecting any part of any Partnership Property.

(d)           The rent roll attached hereto as Schedule 2.9(d)-A of the Seller Parties Disclosure Letter (the “Partnership Rent Roll”) lists each Partnership Space Lease in effect as of the date of such Partnership Rent Roll.  “Partnership Space Lease” means each lease, license or other right of occupancy affecting or relating to a Partnership Property, but excluding any Ground Lease (as defined below).  “Guaranty” means each guaranty agreement guarantying in whole or in part the payment or performance obligations of the tenant under the applicable Partnership Space Lease.  The Partnership Rent Roll is in the form customarily used by the Partnership in its ordinary course of business.  The information on the Partnership Rent Roll is correct in all material respects and the rents set forth on the Partnership Rent Roll are the actual rents presently payable to the applicable Partnership Subsidiary as of the date of such Partnership Rent Roll.  Except as set forth on Schedule 2.9(d)-B of the Seller Parties Disclosure Letter, neither the Partnership or any Partnership Subsidiary, on the one hand, nor, to the Knowledge of Seller Parties, any other party, on the other hand, is in material default under any Partnership Space Lease.  Except as set forth on Schedule 2.9(d)-B of the Seller Parties Disclosure Letter, all improvements required to be constructed by the applicable Partnership Subsidiary under each Partnership Space Lease has been completed and the applicable tenant has accepted its space.  To the extent that an estoppel certificate subsequently received by Buyer from the applicable tenant stipulates as to the absence of defaults or the completion of improvements and the acceptance of space, as applicable, Buyer shall use reasonable efforts to enforce the estoppel certificate before asserting any claim against Seller Parties under the foregoing representations regarding defaults and improvements of the Partnership or any Partnership Subsidiary under Partnership Space Leases. There are no leases (other than Ground Leases) entered into by the Partnership or any Partnership Subsidiary (or any predecessor owner of a Partnership Property) in force for the Partnership Properties other than the Partnership Space Leases.  The Partnership has made available to Buyer true, correct and complete copies of the Partnership Space Leases, including any Guaranties thereof, and including all amendments or modifications thereto.  To Seller Parties’ knowledge, each of the Partnership Space Leases and Guaranties is valid, binding on the parties thereto and in full force and effect. Except as set forth in Schedule 2.9(d)-B of the Seller Parties Disclosure Letter, no tenant has paid any rent more than thirty (30) days in advance

(other than payment of security deposits consistent with the Partnership Space Leases).  Neither the Partnership nor any Partnership Subsidiary holds security deposits (including a designation of which such security deposits are letters of credit) from tenants except as set forth on Schedule 2.9(d)-C of the Seller Parties Disclosure Letter.

(e)           Except for leasing commissions incurred prior to the date hereof for which the Partnership is responsible as a Pro-Rated Adjustment item pursuant to Section 1.4(g)(v) and listed on Schedule 2.9(e) of the Seller Parties Disclosure Letter or incurred in connection with new leases or Lease Modifications entered into pursuant to Section 4.2 or 4.3, there are no rental, lease, or other commissions now due and payable or which will become due or payable with respect to the current term of any of the Partnership Space Leases or, except as provided in the Partnership Space Leases or in the leasing agreements set forth in Schedule 2.9(e) of the Seller Parties Disclosure Letter, in connection with any renewals or extensions of such terms.  Except for Tenant Inducements (as defined below) under Partnership Space Leases incurred prior to the date hereof for which Partnership is responsible as a Pro-Rated Adjustment item pursuant to Section 1.4(g)(v) and listed on Schedule 2.9(e) of the Seller Parties Disclosure Letter or incurred in connection with new leases or Lease Modifications entered into pursuant to Section 4.2 or 4.3, there are no underperformed, unpaid or unprovided Tenant Inducements now due or payable or which will become due or payable with respect to the current term of any of the Partnership Space Leases or, except as provided in the Partnership Space Leases, in connection with any renewals or extensions of such terms.  “Tenant Inducements” means costs or obligations in the nature of a tenant inducement, including tenant improvement allowances, tenant improvement commitments (including required landlord capital improvements), moving commitments or allowances, space design commitments or allowances, lease buyout costs and free rent.

(f)            Seller Parties have delivered or made available to Buyer during the Due Diligence Period true, correct and complete copies of all supply, maintenance and service agreements relating to the management, maintenance, and operation of the Partnership Properties. Notwithstanding anything to the contrary set forth above in this Section 2.9(f), if Seller Parties have failed to deliver or make available to Buyer any such Service Contract, then Seller Parties shall not be deemed to be in breach of this representation and warranty, but Buyer shall have the right to cause Seller Parties to terminate such non-scheduled Service Contract at Seller Parties’ sole cost and expense by giving notice to Seller Parties promptly after Buyer has Knowledge of such unscheduled Service Contract.

(g)           Except as set forth in Schedule 2.9(g) of the Seller Parties Disclosure Letter, neither the Partnership nor any Partnership Subsidiary has received written notice from any governmental authority alleging that, (i) any Partnership Property is not in material compliance with all applicable Laws, including Environmental Laws, except for such failures to comply, if any, which have been remedied, or (ii) any certificate, permit or license from any Governmental Entity which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Partnership Properties as presently used and operated or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Partnership Properties as presently used and operated has not been obtained or is not in full force and effect.

(h)           Schedule 2.9(h) of the Seller Parties Disclosure Letter lists all ground leases (each a “Ground Lease”) to which any of the Partnership Properties are subject.  Neither the Partnership or any Partnership Subsidiary, on the one hand, nor, to the Knowledge of Seller Parties, any other party, on the other hand, is in material default under any Ground Lease.  The Partnership has made available to Buyer true, correct and complete copies each of the Ground Leases, including all guaranties thereof and any amendments or modifications thereto.  To Seller Parties’ knowledge, each of the Ground Leases is valid, binding on the parties thereto and in full force and effect.

(i)            Except as set forth on Schedule 2.9(i) of the Seller Parties Disclosure Letter, neither the Partnership nor any Partnership Subsidiary has sold or otherwise disposed of any real estate properties other than as provided in Schedule 2.9(i) of the Seller Parties Disclosure Letter.

(j)            Except as set forth in Schedule 2.9(j) of the Seller Parties Disclosure Letter, neither the Partnership or any Partnership Subsidiary, on the one hand, nor any other party, on the other hand, has entered into any agreement that remains in effect providing for the sale of, or option to sell or purchase (including, but not limited to, any rights of first offer or rights of first refusal), any Partnership Property or any ownership interest in any Partnership Subsidiary or any other material assets.  The consummation of transactions contemplated hereby will not trigger any of the rights or cause a violation of any of such provisions set forth in either of the two leases set forth on Schedule 2.9(j) of the Seller Parties Disclosure Letter noted with an (*) on such schedule.

(k)           Intentionally omitted.

(l)            Schedule 2.9(l) of the Seller Parties Disclosure Letter lists all agreements (each an “Existing Property Purchase Agreement”) entered into by the Partnership or any Partnership Subsidiary providing for the purchase, or option to purchase, by the Partnership or any Partnership Subsidiary of any real estate which are currently in effect.  The parties acknowledge and agree that they do not intend that the Existing Property Purchase Agreements be effectively assigned to or assumed by Buyer pursuant to the Partnership Interest Purchase and, accordingly, (i) the Partnership shall have the right in its sole discretion to terminate, grant consents or waivers under or amend any of the Existing Property Purchase Agreements and (ii) if the Closing occurs, then, immediately prior to Closing, the Seller Parties shall cause the Partnership or the applicable Partnership Subsidiary to cause any Existing Property Purchase Agreement that remains in effect to be assigned to and assumed by an affiliate of the Partnership (including a fund sponsored by Cabot Properties, Inc. or any affiliate thereof), and shall obtain the requisite releases, such that following Closing Buyer has no rights in or liabilities under the Existing Property Purchase Agreements.

(m)          Except as set forth in Schedule 2.9(m) of the Seller Parties Disclosure Letter, to Seller Parties’ knowledge, there are currently no pending real estate Tax or assessment protest proceedings with respect to the Partnership Properties.

(n)           Neither Partnership nor any Partnership Subsidiary has received written notice from any insurance company alleging any material defects or deficiencies with respect to any of the Partnership Properties affecting in any material respect the insurability, insurance coverages or cost of insurance with respect to such Partnership Property, other than defects or deficiencies, if any, that have been remedied.

(o)           Except as set forth in Schedule 2.9(o) of the Seller Parties Disclosure Letter, following the original vesting of title of any Partnership Property located in Florida or Minnesota in the applicable Partnership Subsidiary or other affiliate of the Partnership that acquired the Partnership Property as fee owner, neither the Partnership Property nor a controlling interest (direct or indirect) in the applicable acquiring Partnership Subsidiary or Affiliate has thereafter been transferred to another Partnership Subsidiary.

(p)           Except as set forth in Schedule 2.9(p) of the Seller Parties Disclosure Letter, no tenants are currently undertaking reviews or audits of the Partnership’s or applicable Partnership Subsidiary’s books and records regarding Property operating expenses.

2.10        Environmental Matters.  The Seller Parties have previously delivered or made available to Buyer complete copies of all final versions of environmental investigations and testing or analysis made by or on behalf of the Partnership or any of the Partnership Subsidiaries that are in the possession of any of them (or readily available to any of them (e.g., in the possession of an agent or property manager)) with respect to the environmental condition of the Partnership Properties (the “Environmental Reports”).  To Seller Parties’ Knowledge, (i) in each case as of the date of such Environmental Report, there are no material inaccuracies in the Environmental Reports, and (ii) in each case since the date of such Environmental Report there has been no material adverse change to the environmental condition of the applicable Partnership Property from that described in such Environmental Report.  Except as set forth in the Environmental Reports and Schedule 2.10 of the Seller Parties Disclosure Letter, neither the Partnership nor any Partnership Subsidiary has made any report or disclosure to any Governmental Entity relating to any Hazardous Materials contamination at or generated from any of the Partnership Properties, including conditions relating to the disposal, storage, treatment, generation, release, or processing and other handling of Hazardous Materials at or from any of the Partnership Properties or properties in the vicinity of the Partnership Properties, and, to the Knowledge of the Seller Parties, no conditions exist at any of the Partnership Properties requiring such report or disclosure.

As used in this Agreement, the following terms shall have the meanings provided below:

“Environmental Laws” means all federal, state and local Laws pertaining to the protection of the environment or human health or safety, including but not limited to, the following, as amended:  the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601, et seq.); the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.); the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.); the Clean Water Act (33 U.S.C. Section 1251, et seq.); the Safe Drinking Water Act (42 U.S.C. Section 300(f), et seq.); the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.); the Clean Air Act (42 U.S.C. Section 7401, et seq.); and shall, with respect to the U.K. Properties mean all Laws comparable to the foregoing in the applicable jurisdictions.

“Hazardous Materials” means any hazardous or toxic substances, materials or waste, including, but not limited to, petroleum, asbestos, polychlorinated biphenyls, radioactive materials, lead paint or any chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste” or “toxic substances”, or words of similar import that are otherwise listed, defined or regulated in any manner pursuant to any Environmental Law.

2.11        Employees; Employee Benefits.

(a)           None of the Partnership, any of the Partnership Subsidiaries, or any ERISA Affiliate of the Partnership or any Partnership Subsidiary, maintains, sponsors, is a party to, participates in, has a commitment to create or has any liability or contingent liability with respect to:

(i)            any employee benefit plan or employee welfare benefit plan (as those terms are defined in section 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”));

(ii)           any retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in section 3(3) of ERISA); or

(iii)          any employment agreement or consulting agreement with an individual.

For purposes of this Section 2.11, the term “ERISA Affiliate” means, with respect to any person, any corporation, trade or business which, together with such person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Code.

(b)           Equity participation in the Partnership and in each Partnership Subsidiary by benefit plan investors is not significant (as such terms are defined in 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Assets Regulation”)).  At all time since the Partnership’s formation, the assets of the Partnership and the Partnership Subsidiaries have not been treated as plan assets (as such term is defined in the Plan Assets Regulation).

(c)           Neither the Partnership nor any Partnership Subsidiary has any employees.

2.12        Taxes.

Except as set forth in Schedule 2.12 of the Seller Parties Disclosure Letter:

(a)           Each of the Partnership and the Partnership Subsidiaries (A) has timely filed all federal, state and local income, information and other material Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such Tax returns and reports are true, correct and complete in all material respects (B) has timely paid (or had paid on its behalf) all Taxes due and owing by it, on or before the date hereof, except those where the failure to file such Tax returns or reports or pay or withhold such Taxes would not have a Partnership Material Adverse Effect and (C) has not filed or caused to be filed or requested or caused to be requested any extension of time within which to file any Tax return, which Tax return has not since been filed.  There are no Liens for Taxes on the Partnership Properties, except Liens for Taxes not yet due.  Neither the Partnership nor any Partnership Subsidiary has been notified in writing that either the Internal Revenue Service or any other governmental authority has raised any issues, or intends to raise any issues, in connection with any Tax return of the Partnership or Partnership Subsidiary that remains open for audit or review by the relevant governmental authority and there are no pending Tax audits and no waivers of statutes of limitations have been properly given or requested with respect to the Partnership or any Partnership Subsidiary.  No claim has ever been made in writing by any governmental authority in a jurisdiction in which the Partnership does not file Tax returns that the Partnership is or may be subject to taxation by that jurisdiction.  As used in this Agreement, “Tax” or “Taxes” shall include, without limitation, all federal, state, local and foreign income, gross receipts, property, personal property, sales and use, withholding, franchise, use and occupancy, excise, transfer and recording and other taxes, levies and other similar assessments, together with penalties, interest or additions to Tax with respect thereto imposed by any Governmental Entity, including any of the foregoing imposed by operation of law, as a successor or by contract.

(b)           The Partnership and each Partnership Subsidiary (other than such Subsidiaries as are set forth on Schedule 2.12(b) of the Seller Parties Disclosure Letter) has been classified as a partnership or disregarded entity for U.S. federal income tax purposes since the date of its formation or acquisition by the Partnership and neither the Partnership, any Partnership Subsidiary, or and Seller Party has taken any action or made any election inconsistent with that status.  Neither the Partnership nor any Partnership Subsidiary has ever been treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(c)           The Partnership and each Partnership Subsidiary has timely withheld and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws in connection with any material amounts paid or owing to any independent contractor, creditor, stockholder, partner, member or other third party, and all Forms 1099 (or other applicable form) required with respect thereto have been properly completed and timely filed.

(d)           Neither the Partnership nor any Partnership Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(e)           Neither the Partnership nor the Partnership Subsidiaries have participated in any “listed transaction” as defined under Treasury Regulations Section 1.6011-4(b)(2).

(f)            Neither the Partnership nor the Partnership Subsidiaries have any liability for the Taxes of another person as a transferee or successor, by contract, or otherwise.

(g)           Notwithstanding anything to the contrary in this Agreement, the representations set forth in this Section 2.12 shall constitute the Seller Parties’ only representations with respect to Tax matters.

2.13        Broker.  Except as set forth on Schedule 2.13 of the Seller Parties Disclosure Letter, the Seller Parties have not engaged or dealt with any broker, investment banker, financial advisor, finder or other Person that is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby pursuant to arrangements made by or on behalf of the Seller Parties, the Partnership or any Partnership Subsidiary or an affiliate of any of them.  The Seller Parties are solely responsible for the payment of any such fees or commissions set forth on Schedule 2.13 of the Seller Parties Disclosure Letter, which payments will be made by the Seller Parties on the Closing Date.

2.14        Compliance with Laws.

(a)           Neither the Partnership nor any of the Partnership Subsidiaries has received any written notice that it is in violation of or has failed to comply with any Law applicable to its business or operations and neither the Partnership nor any Partnership Subsidiary is in violation of or has failed to comply with any Law applicable to its business or operations other than a violation or failure that has not had, and would not reasonably be expected to have, a Partnership Material Adverse Effect.

(b)           All material permits or licenses required for each of the Seller Subsidiaries to conduct their respective businesses have been obtained and are valid and in full force and effect, and are not being appealed and, to Seller Parties’ Knowledge, there are no pending judicial or regulatory proceedings by any Governmental Entity that would reasonably be expected to result in the termination, revocation or adverse modification of any such permits or licenses.

(c)           Nothing in this Section 2.14 is intended to address the compliance of the Partnership Properties with respect to any of such matters, which compliance is addressed in Section 2.9(g).

2.15        Contracts; Debt Instruments.

(a)           Neither the Partnership nor any Partnership Subsidiary is in monetary default or material nonmonetary default under any material loan, credit agreement, note, bond, mortgage, indenture, or other Indebtedness documentation and neither the Partnership nor any Partnership Subsidiary has received written (or, to Seller Parties’ Knowledge, oral) notice that the Partnership or any Partnership Subsidiary is in violation of or in default under, and neither the Partnership nor any Partnership Subsidiary is (with or without notice or lapse of time, or both) in violation of or in default under (nor to the Seller Parties’ Knowledge does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) and, to the Seller Parties’ Knowledge, no other party is (with or without notice or lapse of time, or both) in violation of or in default under, any other material contract, agreement, arrangement or understanding (other than Service Contracts), to which the Partnership or a Partnership Subsidiary is a party or by which the Partnership or any Partnership Subsidiary or any of the Partnership Properties or other material assets is bound, except, in each of the foregoing cases, to the extent that such violation or default, individually or in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect (collectively, “Contracts”).

(b)                                 Schedule 2.15(b) of the Seller Parties Disclosure Letter sets forth a list of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement or instrument pursuant to which any Indebtedness (as hereinafter defined) of the Partnership or any of the Partnership Subsidiaries, other than Indebtedness payable to the Partnership or a Partnership Subsidiary or ordinary course trade Indebtedness, is outstanding or may be incurred.  For purposes of this Section 2.15, “Indebtedness” shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (iii) capitalized lease obligations, (iv) obligations under Swaps, and (v) guarantees of any Indebtedness of any other Person, (vi) all obligations evidenced by bonds, debentures, notes or other similar instruments, (vii) all obligations issued or assumed as the deferred purchase price of property or services, and (viii) all monetary obligations of others secured by a Lien on property or assets of the Partnership or Partnership Subsidiary (but not including mechanics’ or suppliers’ liens), whether or not the obligations secured thereby have been assumed.

(c)                                  Schedule 2.15(c) of the Seller Parties Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other similar agreement relating to a similar transaction to which the Partnership or any Partnership Subsidiary is a party or an obligor with respect thereto (collectively, the “Swaps”).

(d)                                 Except as set forth in Schedule 2.15(d) of the Seller Parties Disclosure Letter, neither the Partnership nor any Partnership Subsidiary is a party to any material agreement relating to the management of any Partnership Property by any Person.

(e)                                  Neither the Partnership nor any of the Partnership Subsidiaries is a party to any agreement pursuant to which the Partnership or any Partnership Subsidiary manages or provides services with respect to any real properties other than Partnership Properties.

(f)                                   Schedule 2.15(f) of the Seller Parties Disclosure Letter lists all outstanding material agreements entered into by the Partnership or any of the Partnership Subsidiaries relating to the development or construction of, or additions or expansions to, any Partnership Properties (or any properties with respect to which the Partnership has executed as of the date of this Agreement a purchase agreement or other similar agreement) which are currently in effect and under which the Partnership or any of the Partnership Subsidiaries currently has, or expects to incur, an obligation in excess of $100,000.  True, correct and complete copies of such agreements have previously been delivered or made available to Buyer.

(g)                                  Intentionally omitted.

(h)                                 Except as set forth in Schedule 2.15(h) of the Seller Parties Disclosure Letter, neither the Partnership  nor any Partnership Subsidiary has any material continuing contractual liability (A) for indemnification or otherwise under any agreement whereby it sold any real estate or any material asset previously owned, directly or indirectly, by the Partnership  or any Partnership Subsidiary, or (B) to pay any additional purchase price for any of the Partnership Properties, or any equity or ownership interest in any entity.

(i)                                     Except for the Service Contracts, neither the Partnership  nor any of the Partnership Subsidiaries is party to any Contract which (i) requires (or is reasonably likely to result in) a payment by any party in excess of, or a series of payments which in the aggregate exceed, $75,000 in any one year period or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $75,000, or (ii) is not terminable on thirty days’ notice or less without penalty.

(j)                                    Except as set forth in Schedule 2.15(j) of the Seller Parties Disclosure Letter, neither the Partnership nor any of the Partnership Subsidiaries is party to any Contract of any kind with any employee, manager, partner, officer, director or affiliate of the Partnership or any Partnership Subsidiary.

(k)                                 Except as set forth in Schedule 2.15(k) of the Seller Parties Disclosure Letter, neither the Partnership nor any of the Partnership Subsidiaries is party to any Contract involving any restrictions with respect to the geographical area of operations or scope or type of business of the Partnership or any Partnership Subsidiary.

(l)                                     Except as set forth in Schedule 2.15(l) of the Seller Parties Disclosure Letter, neither the Partnership nor any of the Partnership Subsidiaries is party to any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Partnership  or any Partnership Subsidiary or the Partnership or any Partnership Subsidiary is granted the authority to act for or on behalf of any Person.

(m)                             Schedule 2.15(m) of the Seller Parties Disclosure Letter sets forth all Contracts that limit or purport to limit the ability of the Partnership or the Partnership Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time.

(n)                                 Schedule 2.15(n) of the Seller Parties Disclosure Letter sets forth each brokerage agreement related to the Partnership Properties that is not terminable by Seller or a Seller Subsidiary on notice of 30 days or less.

(o)                                 Schedule 2.15(o) of the Seller Parties Disclosure Letter sets forth any other Contract that is individually material to the Partnership or Partnership Subsidiaries.

(p)                                 Schedule 2.15(p) of the Seller Parties Disclosure Letter sets forth the original principal amount, and the outstanding balance as of June 30, 2013, of the Mortgage Debt.  Schedule 2.15(p) of the Seller Parties Disclosure Letter sets out all documents and agreements evidencing and securing the Mortgage Debt (the “Mortgage Debt Documents”).  The Mortgage Debt Documents have not been amended, modified or supplemented except as set forth on said Schedule 2.15(p) of the Seller Parties Disclosure Letter.  The applicable borrower is current on all payments of principal, interest and other sums, if any, due under the Mortgage Debt Documents.  None of the respective lenders with respect to the Mortgaged Debt have given borrower or by any guarantor or indemnitor under the Mortgage Debt Documents any written notice of default under the Mortgage Debt Documents which has not been fully cured.  Except to the extent consent may be required in connection with the consummation of this Agreement, no condition or circumstance exists that would constitute a default in any material respect by borrower or by any guarantor or indemnitor under the Mortgage Debt Documents.  The Partnership and the applicable Partnership Subsidiaries have complied with all covenants relating to so-called special purpose entities and all other covenants and conditions necessary to preserve the applicable non-recourse provisions of the loans.  Except as set forth in Schedule 2.15(p) of the Seller Parties Disclosure Letter, none of the lenders with respect to the Mortgaged Debt are holding tax, insurance or other escrows, or are holding any reserves for capital improvements, tenant improvement, interest or otherwise.

(q)                                 Each Contract of the type described in clauses (a) to (p) of this Section 2.15 and set forth in the applicable Schedule of the Seller Parties Disclosure Letter and each Contract of the type described in clauses (a) to (l) of Section 2.9 and set forth in Schedule 2.9 of the Seller Parties Disclosure Letter, is referred to herein as a “Disclosed Contract”.  Each Disclosed Contract is valid and binding on the Partnership and any of the Partnership Subsidiaries that is a party thereto, as applicable, and in full force and effect (other than any such Disclosed Contracts that expire or are terminated after the date hereof in accordance with their terms or amended by agreement with the counterparty thereto) and enforceable against the Partnership or such Partnership Subsidiary and, to Seller Parties’ Knowledge, the other parties thereto in accordance with its terms; provided, that if any such Disclosed Contract is so amended in accordance with its terms after the date hereof (provided such amendment is not prohibited by the terms of this Agreement), then to the extent the representation and warranty contained in this sentence is made or deemed made as of any date that is after the date of such amendment, the reference to “Disclosed Contract” in the first clause of this sentence shall be deemed to be a reference to such contract as so amended.

(r)                                    Other than the Disclosed Contracts and the Service Contracts there are no contracts that are material to the conduct of the business of the Partnership or any of the Partnership Subsidiaries.

2.16                        Disclaimer; Seller Parties’ Knowledge; Disclosure; Material Adverse Effect.

(a)                                 The Seller Parties do not make, and have not made, any representations or warranties relating to the Seller Parties, the Partnership, the Partnership Subsidiaries, the Partnership Properties, or the operations or businesses of the Partnership and the Partnership Subsidiaries or the businesses or operations conducted on, at or with respect to the Partnership Properties, or otherwise in connection with the transactions contemplated hereby, other than those expressly made by the Seller Parties in Article II of this Agreement or any representation and/or warranty expressly provided in any certificate or document delivered pursuant to Section 6.2.  Other than as expressly set forth in Article II of this Agreement or as set forth in any certificate or document delivered pursuant to Section 6.2, the Seller Parties hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (i) the nature and condition of any Partnership Property, including, without limitation, the water, soil and geology or any other matter affecting the stability or integrity of such Partnership Property, and the suitability thereof and of any Partnership Property for any and all activities and uses that Buyer may elect to conduct thereon, and the existence of any hazardous materials thereon, (ii) the compliance of any Partnership Property with any law, rule, regulation or ordinance to which the Partnership Property or the owner thereof is or may be subject, (iii) the condition of title to the Partnership Property or the nature and extent of any right of way, lease, license, reservation or contract, (iv) the profitability or losses or expenses relating to any Partnership Property and the businesses conducted in connection therewith, (v) the value of any Partnership Property, (vi) the existence, quality, nature or adequacy of any utility servicing any Partnership Property, (vii) the physical condition of any Partnership Property, (viii) whether any Partnership Lease will be in force or effect as to any tenant on the Closing Date or that any tenant thereunder will have performed all of its obligations thereunder through the Closing Date, and (ix) the legal or tax consequences of this Agreement or the transactions contemplated hereby, and Buyer is consummating the Partnership Interest Purchase solely in reliance on Buyer’s own examinations and investigations and those of Buyer’s agents.  Buyer hereby releases the Seller Parties or any of their respective affiliates from any and all claims Buyer may have against the Seller Parties or any of their respective affiliates of whatever kind or nature now or hereafter resulting from or in any way connected with the physical or environmental condition of the Property, including any and all claims Buyer may have against the Seller Parties or any of their respective affiliates under the Comprehensive Environmental Response, Compensation, And Liability Act, 42 U.S.C. §9601 et seq., as amended or reauthorized, or any other environmental law or common law.  Notwithstanding anything to the contrary contained herein, Buyer shall be able to seek contribution or indemnification from the Seller Parties in connection with any litigation or proceeding brought against Buyer by a third party, including any governmental authority, for events occurring on the Real Property during Seller’s period of ownership of the Real Property.  The Seller Parties acknowledge that nothing in this Section 2.16 will limit Buyer’s right to rely on any of the representations and warranties provided in this Article II or in any certificate or document delivered pursuant to Section 6.2 (or any Buyer Indemnified Party’s rights to indemnification related to an inaccuracy therein or breach thereof) or the ability of any Buyer Indemnified Party to bring an action for fraud.

(b)                                 Without limiting the generality of the foregoing, except only as expressly set forth in those representations and warranties made in this Agreement or any certificate or document delivered pursuant to Section 6.2, (i) the Seller Parties have not made, and shall not be deemed to have made, any representations or warranties in any presentation of the businesses (including without limitation any management presentation or property or facility tour) in connection with the transactions contemplated hereby, (ii) no statement made in any such presentation (including without limitation any management presentation or property or facility tour) shall be deemed a representation or warranty hereunder or otherwise, (iii) it is understood that any cost estimates, projections or other predictions, any data, any financial information, document, reports, sales brochure or other literature, maps or sketches, financial information or statements, or presentations (including without limitation any management presentation or property or facility tour), or any memoranda or offering materials are not and shall not be deemed to be or to include representations or warranties of Seller Parties, except only as expressly set forth in those representations and warranties made in Article II of this Agreement or in any representation and/or warranty expressly provided in any certificate or document delivered pursuant to Section 6.2, and Buyer acknowledges that it has not relied and is not relying on any such estimates, projections, predictions, data, financial information, memoranda, offering materials or presentations (including without limitation any management presentation or property or facility tour), and (iii) no Person has been authorized by the Seller Parties to make any representation or warranty relating to the Seller Parties, the Partnership, the Partnership Subsidiaries, the Partnership Properties, the businesses of the Partnership and the Partnership Subsidiaries, or the businesses or operations conducted on, at or with respect to the Partnership Properties, or otherwise in connection with the transactions contemplated hereby.

(c)                                  Whenever a representation or warranty made by the Seller Parties herein refers to the “Knowledge” of Seller Parties, or to the “Seller Parties’ Knowledge,” the accuracy of such representation shall be based solely on the actual knowledge of Andrew D. Ebbott, Mark A. Bechard, Howard Hodgson and Justin S. Harvey (each a “Partnership Knowledge Party”).

(d)                                 Notwithstanding anything to the contrary contained in this Agreement or in the Seller Parties Disclosure Letter, any information disclosed on one Schedule shall be deemed to be disclosed on all other Schedules provided that the relevance of the information so disclosed to such other Schedule is readily apparent on the face of such disclosure.  Certain information set forth on the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Seller Parties in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to the Seller Parties.  The Seller Parties have prepared the Seller Parties Disclosure Letter in good faith; provided, however, that notwithstanding such standard of preparation, nothing contained herein shall limit or otherwise qualify the standard of the representations and warranties contained in Article II of this Agreement for the purposes of determining the existence of a breach of any such representation or warranty.

(e)                                  “Partnership Material Adverse Effect” means any event, circumstance, change or effect (including those affecting or relating to any Partnership Subsidiary) that is (individually or in the aggregate with any other event, circumstance, change or effect) materially adverse to the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Partnership and the Partnership Subsidiaries, taken as a whole (provided that any such event, circumstance, change or effect that is cured prior to the Closing at the expense of such affected party shall not be considered a Partnership Material Adverse Effect), other than any such event, circumstance, change or effect resulting from any of the following: (i) general changes in the economy or financial markets of the United States or any other region outside of the United States (including without limitation changes in interest or exchange rates), (ii) changes in general (national, regional or local) economic, legal, regulatory or political conditions or changes in the real estate industry or the market for industrial real estate properties generally, (iii) acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (iv) changes in Law or GAAP, (v) earthquakes, hurricanes or other natural disasters, or (vi) this Agreement, the transactions contemplated hereby, or any announcement or indication thereof, or any actions taken by Buyer hereunder or in contemplation hereof, or any actions that the Partnership was required to take hereunder; provided that in the case of clauses (iii) and (v), except to the extent that such events have a materially disproportionate adverse effect on the Partnership relative to other similarly situated participants in the industry or business and in the geographic regions in which the Partnership operates.

2.17                        Insurance Policies.  Schedule 2.17 of the Seller Parties Disclosure Letter contains an accurate and complete list of all insurance policies (the “Insurance Policies”) and all claims in excess of $50,000 which have been made by the Partnership or any Partnership Subsidiary from December 31, 2010 to the date hereof.  In addition, (i) each Insurance Policy is in full force and effect and all premiums due thereon have been paid in full; (ii) the Insurance Policies will stay in place up through the Closing; (iii) each of the Partnership and the Partnership Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party; and (iv) no insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy and all material claims for which coverage is provided under the Insurance Policies, and for which the Seller Parties have knowledge, have been filed in a timely fashion.  Unless otherwise agreed by the Seller Parties in their sole discretion, each of the Insurance Policies shall be terminated as of Closing and Buyer shall obtain such replacement policies of insurance as it deems appropriate for the period from and after Closing.

2.18                        Bank Accounts. Schedule 2.18 of the Seller Parties Disclosure Letter sets forth an accurate and complete list of the names and locations of each bank or other financial institution at which the Partnership or any Partnership Subsidiary has an account (including any trust or operating accounts maintained by property managers on behalf of the Partnership or any Partnership Subsidiary) (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Partnership or any Partnership Subsidiary and a summary statement thereof.

2.19                        Capital Improvements. Schedule 2.19 of the Seller Parties Disclosure Letter describes all the material capital improvements or purchases or other material capital expenditures which the Partnership or any Partnership Subsidiary has committed to or contracted for and which have not been completed as of the date hereof and the cost and expense reasonably estimated to complete such work and purchases.

2.20                        Partnership Interests.  The Seller Parties have the right, authority and power to sell, assign and transfer the Partnership Interests owned by them to Buyer. Upon Buyer’s payment of the Purchase Price, Buyer will acquire the Partnership Interests owned by the Seller Parties, free and clear of any Liens.

2.21                        No Material Contracts Outside Entities.  There are no Contracts between third parties and an affiliate of the Partnership (other than a Partnership Subsidiary) that are material to the business of the Partnership and the Partnership Subsidiaries.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Seller Parties as follows:

3.1                               Organization, Standing and Power of Buyer.  Buyer is a Pennsylvania limited partnership duly organized, validly existing and in good standing under the laws of the State of Pennsylvania and has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted.  Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

3.2                               Authority; Noncontravention; Consents.

(a)                                 Buyer has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and each other agreement contemplated hereby to which Buyer is a party.  The execution and delivery of this Agreement by Buyer and the performance by Buyer of its obligations under this Agreement and each other agreement contemplated hereby to which Buyer is a party have been duly authorized by all necessary action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with and subject to its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.

(b)                                 The execution and delivery of this Agreement and the Escrow Agreement by Buyer does not, and the consummation of the transactions contemplated by this Agreement to which Buyer is a party and compliance by Buyer with the provisions of this Agreement and the Escrow Agreement will not, conflict with, or result in any violation of, require any consent, approval or other authorization of, or filing with or notification to, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer under: (i) the Second Restated and Amended Agreement of Limited Partnership of the Buyer, as amended or supplemented through the date hereof, (ii) any material loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Buyer or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Buyer or its properties or assets, other than in the case of (iii), any immaterial violations, defaults, rights or Liens that individually or in the aggregate would not reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement.  No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Buyer in connection with the execution, delivery or performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated by this Agreement, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under (x) laws requiring transfer, recordation or gains for filings (y) federal, state or local environmental laws or (z) the “blue sky” laws of various states, to the extent applicable.

3.3                               Litigation.  There is no suit, action or proceeding pending (in which service of process has been received by Buyer or any Subsidiary of Buyer (“Buyer Subsidiary”)) or, to the Knowledge of Buyer, threatened in writing, against Buyer or any Buyer Subsidiary or any of their respective assets or properties involving a claim in excess of $250,000 which, if adversely determined, individually or in the aggregate, would reasonably be expected to prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against Buyer or any Buyer Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

3.4                               Broker.  Buyer has not engaged or dealt with any broker, investment banker, financial advisor, finder or other Person that is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby pursuant to arrangements made by or on behalf of Buyer or any Buyer Subsidiary or an affiliate of any of them.

3.5                               Available Funds.  Buyer has delivered to the Seller Parties a true, correct and complete copy, as of the date of this Agreement, of an executed commitment letter from Citigroup Global Markets Inc. and Goldman Sachs Bank USA (collectively, “Financing Sources” and, together with any other entity or entities that commit to provide, or otherwise enter into agreements in connection with, the Financing (or Alternative Financing), and their respective successors, assigns, affiliates, stockholders, members, partners, officers, directors, employees and representatives, the “Financing Parties”) (collectively, including (i) any replacement, amendment or modification thereof and (ii) all exhibits, schedules and annexes to such letter (the “Financing Letters”)), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, debt financing in the amounts set forth therein for, among other things, the purposes of financing the transactions contemplated by this Agreement (being referred to as the “Financing”).  The Financing Letters have not been amended or modified prior to the date of this Agreement and, as of the date hereof, the respective commitments contained in the Financing Letters have not been withdrawn, terminated or rescinded in any respect.  As of the date hereof, there are no other agreements, side letters or arrangements to which Buyer is a party relating to the Financing Letters that could affect the availability of the Financing.  As of the date hereof, the Financing Letters are in full force and effect and constitute the legally valid and binding obligations of Buyer and, to the knowledge of Buyer, the other parties thereto.  There are no conditions precedent or other contingencies between Buyer and any other party to the Financing Letters or fee letters with respect to fees and related arrangements with respect to the Financing related to the funding of the full amount of the Financing (including any “flex” provisions), other than as expressly set forth in the Financing Letter. Assuming that this Financing is funded in accordance with the Financing Letter (assuming conditions thereto have been satisfied or waived), Buyer will have at the Closing sufficient cash to make payment of all amounts to be paid by them hereunder on and after the Closing Date.  As of the date hereof, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) by Buyer under the Financing Letters, and Buyer does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Buyer on the Closing Date.  Buyer has fully paid all commitment fees or other fees required to be paid on or prior to the date hereof pursuant to the Financing Letters.

3.6                               Accredited Investor; Investment Intent.  Buyer (a) is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and (b) is acquiring the Partnership Interests solely for the purposes of investment and not with a view to, or offer or sale in connection with, any distribution thereof.

3.7                               Disclaimer; Buyer’s Knowledge; Disclosure; Material Adverse Effect.

(a)                                 Buyer does not make, and has not made, any representations or warranties relating to it, Buyer Subsidiaries, the Partnership Properties, or the operations or businesses of Buyer and Buyer Subsidiaries or the businesses or operations conducted on, at or with respect to the Partnership Properties, or otherwise in connection with the transactions contemplated hereby, other than those expressly made by Buyer in this Agreement.

(b)                                 Prior to the date hereof, Buyer has had the opportunity to make all inspections and investigations concerning the Partnership and the Partnership Subsidiaries and the Partnership Properties which Buyer deems necessary or desirable to protect its interest in consummating the Partnership Interest Purchase or any of the other transactions contemplated by this Agreement.

(c)                                  Whenever a representation or warranty made by Buyer herein refers to the “Knowledge” of Buyer, or to the “Buyer’s Knowledge,” the accuracy of such representation shall be based solely on the actual or deemed knowledge of Michael Hagan, George Alburger and Richard Casey (each a “Buyer Knowledge Party”).

(d)                                 Notwithstanding anything to the contrary contained in this Agreement or in Buyer Disclosure Letter, any information disclosed on one Schedule shall be deemed to be disclosed on all other Schedules provided that the relevance of the information so disclosed to such other Schedule is readily apparent on the face of such disclosure.  Certain information set forth on the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Buyer in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to Buyer.

(e)                                  “Buyer Material Adverse Effect” means any event, circumstance, change or effect that would reasonably be expected to prevent, hinder or materially delay Buyer from consummating the Partnership Interest Purchase or any of the other transactions contemplated by this Agreement.

ARTICLE IV - COVENANTS

4.1                               Conduct of the Partnership’s Business Pending Closing.  During the period from the date of this Agreement to the Closing, except as consented to in writing by Buyer or as expressly contemplated in this Agreement, Seller Parties shall cause the Partnership and each of the Partnership Subsidiaries to (and, to the extent applicable, cause each of the applicable third party managers of the Partnership Properties to):

(a)                                 operate the Partnership properties (i) in substantially the same manner in which it has operated the Partnership properties during its period of ownership prior to the execution of this Agreement and (ii) in compliance with all Laws impacting the Partnership Properties in all material respects;

(b)                                 promptly notify Buyer of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, or the normal course of its businesses or in the operation of the Partnership Properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(c)                                  maintain its books and records in accordance with GAAP consistently applied on a fair value basis and not change in any material manner any of its methods, principles or practices of accounting in effect at the date of the Most Recent Balance Sheet, except as may be required by applicable law or GAAP;

(d)                                 duly and timely file all material reports, Tax returns and other documents required to be filed by the Partnership or any Partnership Subsidiary with federal, state, local and other authorities, subject to extensions permitted by Law;

(e)                                  not make or rescind any material election relative to Taxes if such action could reasonably be expected to increase the Taxes of Buyer after the Closing, or waive or extend the statute of limitations in respect of any such material Taxes;

(f)                                   comply, as and when required, in all material respects with all of the obligations of landlords under the Partnership Space Leases and all other agreements and contractual arrangements affecting the Partnership Properties by which the Partnership or applicable Partnership Subsidiaries are bound, including, without limitation, making the capital expenditures for tenant improvements and paying the leasing commissions required under the Partnership Space Leases, except for any failure to comply that would not reasonably be expected to have a Partnership Material Adverse Effect;

(g)                                  not enter into, cancel or modify in any material respect any Ground Lease (or guaranty thereof) or any reciprocal easement agreement or similar agreement affecting a Partnership Property;

(h)                                 not amend the Existing Partnership Agreement, or the articles or certificate of incorporation, bylaws, code of regulations, certificate of formation, certificate of limited partnership, partnership agreement, operating or limited liability company agreement or joint venture agreement or comparable charter or organization document of any Partnership Subsidiary;

(i)                                     make no change in the number of shares of capital stock, membership interests or partnership interests of the Partnership and the Partnership Subsidiaries that are issued and outstanding as of the date hereof;

(j)                                    grant no options or other right or commitment relating to Partnership’s or any Partnership Subsidiary’s shares of capital stock, membership interests or partnership interests or any security convertible into shares of capital stock, membership interests or partnership interests of Partnership or any Partnership Subsidiary, or any security the value of which is measured by shares of capital stock, or any security subordinated to the claim of its general creditors;

(k)                                 not directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or partnership interests or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or partnership interests of the Partnership or any Partnership Subsidiary;

(l)                                     not sell, lease (other than pursuant to Sections 4.2 and 4.3), mortgage, subject to Lien or otherwise dispose of any of its personal property or intangible property, except in connection with a transaction or that is made in the ordinary course of business and is not material, individually or in the aggregate;

(m)                             not make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to the Partnership Subsidiaries in existence on the date hereof;

(n)                                 not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent combined financial statements (or the notes thereto) of the Partnership and the Partnership Subsidiaries furnished to Buyer or incurred in the ordinary course of business consistent with past practice;

(o)                                 not guarantee the indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(p)                                 not sell, transfer or otherwise dispose of any of its ownership or voting interests in, or resign as member, manager or partner of, any of the Partnership Subsidiaries;

(q)                                 not enter into or amend, terminate, waive any default under, grant concessions regarding, or incur any new obligation for leasing commissions in connection with, any leases or material contracts for the Partnership Properties;

(r)                                    not enter into any contracts for the acquisition of, or purchase any additional real properties or other material assets;

(s)                                   continue to carry its existing insurance through the Closing, and not allow any termination, cancellation or material breach of such insurance policies or agreements to occur or exist, unless Buyer enters into comparable insurance policies or agreements at or prior to any such termination or cancellation;

(t)                                    not take any action that would cause any of the representations or warranties of the Seller Parties contained herein to become inaccurate in any material respect or any of the covenants of the Seller Parties to be breached in any material respect;

(u)                                 not admit any Person as a member or partner of the Partnership or any Partnership Subsidiary;

(v)                                 not declare, set aside or pay any non-cash dividend or non-cash distribution in respect of, or redeem or otherwise acquire, capital stock, partnership interests, membership interests or other securities or voting or ownership interests;

(w)                               not merge, consolidate, convert or otherwise change entity form; or

(x)                                 not make any material structural alterations or additions to any Partnership Property except as (a) required by any of the Leases or the Contracts or (b) required by this Agreement;

(y)                                 not sell, mortgage, subject to Lien or otherwise dispose of any Partnership Property;

(z)                                  Intentionally omitted;

(aa)                          not change or attempt to change, directly or indirectly, the current zoning of any Partnership Property in any manner;

(bb)                          not cancel, amend or modify, in a manner materially adverse to any Property, any license or permit held by the Partnership with respect to such Property or any part thereof which would be binding upon Buyer after the Closing;

(cc)                            except as contemplated by Section 4.2 or 4.3 below, not enter into any new Service Contracts or amend or modify any existing Service Contracts; or

(dd)                          except as contemplated by Section 4.2 or 4.3 below, not enter into any new Partnership Space Leases or amend or modify any existing Partnership Space Leases.

4.2                               Modification of Certain Existing Leases and Contracts.  Seller Parties will not cause or permit the Partnership or any Partnership Subsidiary to cancel, amend, or modify any material Contract or enter into any Lease Modification (as defined below), in a manner binding upon Buyer after the Closing, unless the cancelation, amendment or modification is necessary to give effect to an express right or option provided the other party in the applicable Lease or Contract.  In such event, Seller Parties will give Buyer notice within five (5) Business Days after such action, with a copy of the applicable document.  As used herein, “Lease Modification” means any amendments, extensions, expansions, terminations, or assignments or subleases relating to any of the Partnership Space Leases or Ground Leases.  Notwithstanding anything to the contrary in this Section 4.2, Seller Parties may cause the Partnership or applicable Partnership Subsidiary to enter into any Lease Modification in the nature of an extension or renewal of the term of a Partnership Space Lease so long as such Partnership Space Lease and Lease Modification meet all of the following criteria:  (i) the applicable leased premises under such Partnership Space Lease, both before and after giving effect to such Lease Modification, are less than 7,500 square feet in the aggregate; (ii) such Lease Modification does not extend the term of such Partnership Space Lease by more than three (3) years; (iii) such Lease Modification does not provide for additional Tenant Inducements in excess of $1.50 per square foot; and (iv) such Lease Modification does not create any new rights of first refusal, first offer or expansion.

4.3                               New Leases and Contracts.  Seller Parties will not cause or permit the Partnership or any Partnership Subsidiary to enter into any new lease or contract without Buyer’s prior written consent.  Notwithstanding the preceding sentence, Seller Parties may cause the Partnership or applicable Partnership Subsidiary to enter into any new contracts without Buyer’s consent if doing so is in the ordinary course of operating the Partnership Property and the contract (i) will not be binding on Buyer or (ii) is cancelable on thirty (30) days or less notice without penalty or premium.

The following procedure will govern Buyer’s review and consent to new leases and Lease Modifications:  If Seller Parties seek Buyer’s consent with respect to any new lease or Lease Modification,  the Seller Parties shall provide Buyer with the following information:  (i) a written term sheet (a “Lease Term Sheet”) summarizing the material terms for the new lease or Lease Modification (including a summary of the estimated Tenant Inducement Costs and leasing commissions; (ii) if available, the current draft of the proposed new lease or Lease Modification, and (iii) any current tenant financial information in the possession of the Seller Parties (Buyer shall keep all tenant financial information provided by Seller Parties confidential).  Excepting leases in negotiation as of the date of this Agreement, and leases for national tenants requiring that their own form be used, new leases will be based on Buyer’s standard industrial lease form.

If Seller Parties shall request Buyer’s approval to any of the foregoing matters, Buyer shall have five (5) Business Days from its receipt of such request (with all required accompanying information) to give Seller Parties notice of its approval or disapproval of such matter.  If Buyer does not timely give such notice, such matter shall be deemed approved by Buyer.

4.4                               No Solicitation.

(a)                                 From the date of this Agreement until the Closing, Seller Parties shall not, and shall not authorize or permit the Partnership or any of the Partnership Subsidiaries, or any of its or their officers, trustees, directors, partners, affiliates or employees or any investment banker, financial advisor, attorney, accountant, agent or other representative retained by it or any of its Subsidiaries (collectively, the “Seller Representatives”), directly or indirectly, to (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiries, proposals or offers with respect to an Acquisition Proposal, (ii) initiate or, participate in any discussions or negotiations regarding an Acquisition Proposal (including providing non-public information in connection therewith provided that, if provided, such non public information must also promptly be provided to Buyer) or (iii) approve or recommend an Acquisition Proposal or enter into any binding merger agreement, letter of intent, ownership interest purchase agreement, asset purchase agreement or ownership interest exchange agreement, option agreement or other similar binding agreement providing for or relating to an Acquisition Proposal or enter into any agreement requiring Seller Parties to abandon, terminate or fail to consummate the transactions contemplated hereby or agree to do any of the foregoing.  “Acquisition Proposal” means (i) a merger, tender offer, recapitalization, or consolidation, or any similar transaction, involving the Partnership or any of the Partnership Subsidiaries or any Person (a “Partnership Control Person”) that, directly or indirectly, controls the Partnership, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of the Partnership, whether through the ownership of voting securities, by Contract, as trustee or otherwise, (ii) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets of the Partnership or all or a substantial portion of the assets of any of the Partnership Subsidiaries or of a Partnership Control Person, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of securities of the Partnership or any of the Partnership Subsidiaries or any Partnership Control Person, or (iv) any substantially similar transaction; provided, however, that the term “Acquisition Proposal” shall not include the Partnership Interest Purchase or the other transactions contemplated hereby or herein or by any of the other related documents.

(b)                                 Upon execution of this Agreement, the Seller Parties, the Partnership and the Partnership Subsidiaries shall cease immediately and shall cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal by or on behalf of the Partnership or any of the Seller Representatives and shall inform each of the Seller Representatives of its obligations under this Section 4.2.

ARTICLE V - ADDITIONAL COVENANTS

5.1                               Due Diligence.

(a)                                 Subject to the provisions of this Article V, Seller Parties shall, and shall cause the Partnership and each of the Partnership Subsidiaries to, afford to Buyer and to the officers, employees, accountants, counsel, financial advisors and other representatives of Buyer, reasonable access during normal business hours prior to the Closing to the Partnership Properties and to all their respective books, contracts, and records and, during such period, Seller Parties shall, and shall cause the Partnership and each of the Partnership Subsidiaries to, make available promptly to the other parties such information within their possession or control concerning the Partnership’s and the Partnership Subsidiaries’ business and Partnership Properties as such other party may reasonably request, including formation documents, tax records and other additional customarily requested corporate due diligence items for the Partnership and the Partnership Subsidiaries; Partnership Space Leases and Guaranties, updated tenant financial statements, rent rolls, operating statements, the latest property tax bills and value renditions; environmental reports concerning the Partnership Properties; material governmental permits, licenses and approvals; site plans; any soils reports on the Partnership Properties; certificates of insurance and material notices from insurance carriers; plans and specifications (if requested, and which may be reviewed by Buyer at the Partnership’s offices); materials related to litigation, condemnation or other proceedings affecting the Partnership Properties; and any building condition reports or roofing reports.  Notwithstanding the foregoing or any other provision of this Agreement, the parties hereto agree that (A) any investigation by Buyer shall not unreasonably interfere with any of the businesses or operations of the Partnership or its Subsidiaries, and (B) Buyer shall, upon reasonable request, be able to meet with management of the Partnership and with lenders of the Mortgage Debt and tenants of the Partnership Properties in coordination with management of the Partnership.

(b)                                 Subject to the rights of the tenants of the Partnership Properties, Buyer, its agents and representatives shall have the right to inspect the Partnership Properties and make investigations thereon, including so-called “Phase I” environmental investigations; provided, however, that no so-called “Phase II” environmental investigation or testing or other invasive or destructive investigation or testing will be done without the Seller Parties’ written permission, which the Seller Parties may withhold in their sole discretion.  Upon the completion of any such inspection or test, Buyer shall restore the applicable Property to its condition prior to such inspection or test.  The Seller Parties shall have the right to have a representative present at any such inspection or test as long as such requirement does not materially delay such inspection or test.  All such inspections shall be at Buyer’s sole expense and shall be in accordance with applicable Laws, including, without limitation, Laws relating to worker safety and the proper disposal of discarded materials.

(c)                                  Each of Buyer Party agrees to indemnify, the Seller Parties, the Partnership and each Partnership Subsidiary from and against any and all Losses arising out of or resulting from the entry on any property and/or the conduct of any due diligence (as opposed to any existing condition discovered through such due diligence), by Buyer or any of their respective affiliates, associates, partners, employees, directors, officers, agents, counsel, auditors, investment bankers, representatives and advisors, except to the extent caused by the gross negligence or willful misconduct of the Partnership or its affiliates.  The foregoing notwithstanding, Buyer shall not have any liability hereunder for any claims resulting from or relating to any existing conditions, including but not limited to, any Hazardous Materials detected by Buyer’s inspections, except to the extent such existing conditions have been exacerbated due to the gross negligence or willful misconduct on the part of Buyer or any of Buyer’s representatives, agents or contractors during the course of Buyer’s inspections.  Prior to entering any Partnership Property, Buyer shall (i) obtain policies of general liability insurance which insure Buyer, its agents and representatives with liability insurance limits of not less than $2,000,000 combined single limit for personal injury and property damage and name the Partnership as an additional insured and which are with such insurance companies, provide such coverages and carry such other limits as the Seller Parties shall reasonably require, and (ii) provide the Seller Parties with certificates of insurance evidencing that Buyer has obtained the aforementioned policies of insurance.

(d)                                 Except as provided in Section 5.1(e) below, Buyer acknowledges that it has completed, and is satisfied with, its due diligence review of the Partnership and the Partnership Subsidiaries, the physical condition of the Partnership Properties, the condition of title to the Partnership Properties (including obtaining such updated title reports or title insurance commitments and updated surveys as Buyer deems appropriate) and the Partnership Properties’ suitability for Buyer’s intended investment.  Buyer shall have the right to continue its inspections and investigations as provided in this Section 5, but shall have no right to terminate this Agreement as a result of such inspections and investigations.  Seller Parties shall, and shall cause the Partnership and each of the Partnership Subsidiaries to, reasonably cooperate to answer  Buyer’s reasonable questions arising out of Buyer’s continuing due diligence; provided, however, Buyer shall have no right to terminate this Agreement and receive back the Signing Deposit as the result of such questions.  The foregoing notwithstanding, nothing herein shall be construed to affect or otherwise limit Buyer’s rights under Article VI with respect to conditions of Closing or Buyer’s right to rely upon the representations and warranties provided by the Seller Parties in Article II of this Agreement.

(e)                                  Prior to the execution and delivery of this Agreement, the Partnership delivered or provided access to Buyer or its counsel, for each Partnership Property, copies of the most recent title insurance policy (each, an “Existing Policy”) and the most recent survey in the Partnership’s possession (each, an “Existing Survey”).  Through Escrow Agent, Buyer has ordered from First American Title Insurance Company (“Title Company”) title insurance commitment(s) (the “Title Commitments”) obligating the Title Company to issue for each Partnership Property a new owner’s title insurance policy or a date-down endorsement to an Existing Policy (or leasehold policy, with respect to any Partnership Properties subject to Ground Leases) (collectively, the “Owner’s Title Policies”), together with such endorsements and affirmative coverage desired by Buyer to provide primary coverage up to an insured amount agreeable to Buyer for all Partnership Properties; however, Buyer shall have the right to require re-insurance from such national underwriters identified by Buyer as needed, requested or as required by Buyer.  Notwithstanding anything to the contrary contained in this Agreement, any additional premiums incurred as a result of any re-insurance requested by Buyer shall be at Buyer’s expense.  Buyer has also ordered, prior to the date of this Agreement, at Buyer’s sole cost and expense, updates to each of the Existing Surveys (the “Survey Updates”), and Buyer shall make commercially reasonable efforts to ensure that such Survey Updates are completed by August 31, 2013.  Buyer has received and completed its review of the Title Commitments and Existing Surveys for the Partnership Properties identified on Schedule 5.1(e)-A (the “Reviewed Properties”); and as of the date hereof Buyer is still reviewing the Title Commitments and Existing Surveys for the Partnership Properties identified on Schedule 5.1(e)-B (the “Non-Reviewed Properties”). Schedule 5.1(e)-A also lists matters that Buyer believes may be Material Title Defects (as defined below) identified by Buyer with respect to the Reviewed Properties as a result of Buyer’s review thereof and, except for New Title Defects, Buyer shall have no right to object to any title or survey matters relating to the Reviewed Properties.  Buyer shall have until 5:00 p.m. eastern time on August 9, 2013 to complete its review of the Title Commitments and Existing Surveys for the Non-Reviewed Properties (the “Title Review Deadline”) and notify Seller Parties of any matters it believes may be Material Title Defects relating to the Non-Reviewed Properties.  Except for New Title Defects, Buyer shall have no right to object to any title or survey matters relating to the Non-Reviewed Properties at any time after the Title Review Deadline. Seller Parties shall, and shall cause the Partnership and each of the Partnership Subsidiaries to (all at Seller Parties’ sole cost and expense), use commercially reasonable efforts to resolve any Material Title Defects, to the extent timely raised in accordance with the requirements of this paragraph (e), and New Title Defects, in each case to Buyer’s commercially reasonable satisfaction.  Such efforts may include causing the Title Company (whether pursuant to undertakings, escrows, or indemnities provided to the Title Company by Seller Parties, or otherwise) to remove such objection as an exception to title in the Owner’s Title Policy issued at Closing or affirmatively insure against the same (which insurance shall be reasonably satisfactory to Buyer in form and substance), in either case without any additional cost or liability to Buyer and without retention of any liability by the Partnership or any Partnership Subsidiary.  Any such undertakings and/or indemnities shall be funded solely out of the Indemnification Escrow Amount.  The foregoing notwithstanding, nothing herein shall be construed to affect or otherwise limit the obligations of the Seller Parties under Section 5(f) immediately below.  “Material Title Defect” means any defect or encumbrance that, based on the  standards prevailing among institutional real estate purchasers and lenders, would be deemed to materially and adversely affect the marketability, financeability, value or continued use and operation of the subject property as presently used and operated. It shall not be considered a Material Title Defect that a use or structure (including setbacks) or amount of parking is a legal nonconforming use or structure (including setbacks) or amount of parking. “New Title Defect” means any Material Title Defect of which (i) Buyer did not have prior Knowledge, (ii) was not caused by Buyer or any Person on behalf of Buyer, (iii) was not otherwise consented to by Buyer in writing, and (iv) either (A) first arising  after (1) the date of this Agreement, in the case of the Reviewed Properties, or (2) the Title Review Deadline, in the case of the Non-Reviewed Properties, or (B) first discovered by Buyer following Buyer’s receipt and review of documentation not reasonably available to Buyer prior to (1) the date of this Agreement, in the case of the Reviewed Properties, or (2) the Title Review Deadline, in the case of the Non-Reviewed Properties (including, in each case, any Survey Updates not received by Buyer by the applicable date, to the extent timely ordered and pursued by Buyer in accordance with the requirements set forth above, but in any event Buyer shall notify Seller Parties of any potential Material Title Defect raised by Survey Updates on or before September 4, 2014). The Seller Parties covenant and agree that at or prior to Closing, the Partnership shall (and regardless of whether identified by Buyer as a Material Title Defect) : (i) pay in full and cause to be canceled and discharged, all mechanics’ and contractors’ liens which encumber any Partnership Property as of the Closing Date for work performed during the Partnership’s or any Partnership Subsidiary’s period ownership (and shall pay in full or bond over at the Seller Parties’ expense any charges for such labor or materials that could give rise to such a lien), other than such liens which only encumber a tenant’s leasehold estate or are reimbursable by or otherwise the responsibility of a tenant under a Partnership Space Lease or lease executed pursuant to Section 4.3; (ii) pay all liens or encumbrances against such Partnership Property or any personal property that is used in connection therewith which evidence monetary obligations of the Partnership or any Subsidiary (excluding liens securing the Mortgage Debt) including liens for past due taxes and assessments; (iii) cause to be released any loan security documents of any the Partnership or any Subsidiary which encumbers any Partnership Property or personal property, except for the loan documents evidencing and securing the Mortgage Debt; and (iv) pay (by bonding or otherwise) and obtain the release of all judgment liens against the Partnership or any Partnership Subsidiary on such Partnership Property or personal property that is used in connection therewith.  The liens, judgments and encumbrances referred to in this Section 5.1(e) must be satisfied by the Partnership prior to or at Closing, and if not so satisfied, shall be satisfied at Closing out of the Closing Cash Payment without adjustment to the Purchase Consideration. The Seller Parties may satisfy their obligation to clear title with respect to any item described above that it contests in good faith if, without retention of any liability by the Seller Parties, the

Partnership or the Partnership Subsidiaries after the Closing Date, the Seller Parties either: (a) take such actions as are reasonably necessary to remove, satisfy or cure (of record or otherwise, as appropriate) such objection; (b) cause the Title Company to remove such objection as an exception to title in the Owner’s Title Policy issued at Closing or affirmatively insure against the same (which insurance shall be reasonably satisfactory to Buyer in form and substance), in either case without any additional cost or liability to Buyer and without retention of any liability by the Partnership or any Partnership Subsidiary.  To the extent that funds are needed to cure any such exception, the Seller Parties shall cause any portion of the Closing Cash Payment being paid at Closing to be delivered to the Title Company to cure same.  If title to any Partnership Property becomes encumbered by any lis pendens or similar attachment which is being disputed in good faith by the Partnership or any Partnership Subsidiary, then the Seller Parties and Buyer shall act reasonably and in good faith to reach a mutually satisfactory resolution with respect to such Partnership Property.

(f)                                   Buyer may, at Buyer’s expense, seek to obtain estoppels from the assessing/governing entity under applicable declarations, restrictive covenants and easement agreements affecting the Partnership Properties.  Seller Parties shall, and shall cause the Partnership and each of the Partnership Subsidiaries to, reasonably cooperate with Buyer’s efforts to obtain same.  Receipt of such estoppels will not, however, be a condition to the Closing.

5.2                               Confidentiality.  Prior to the Closing, the parties will maintain the confidentiality of and not disclose the terms or existence of this Agreement, the exhibits hereto, the other documentation relating hereto and thereto, the transactions contemplated by such documentation, including, without limitation, Partnership Interest Purchase, the materials supplied pursuant to Section 5.1 and the results of the reviews and tests pursuant to Section 5.1, except that (a) Buyer may disclose the terms thereof to its consultants and advisors, and further may disclose such terms as are necessary or required to be disclosed in connection with its due diligence investigations or by applicable Law or rules of any securities exchange applicable to Buyer or its affiliates and (b) the Seller Parties may disclose the terms thereof to its consultants and advisors, the Limited Partners, prospective investors in a follow-on real estate fund formed by Cabot Properties, Inc. or its affiliates (“Prospective Investors”) and the Partnership’s lenders, and further may disclose such terms as are necessary or required to be disclosed under applicable Law.  In addition, Buyer may disclose the terms hereof to its investors and lenders in accordance with applicable Law.  Buyer may not disclose any such information prior to the Closing to its consultants, advisors, investors and lenders unless they inform such Persons of the confidentiality of such information until the Closing, except as required by securities laws.  The Partnership may not disclose any such information prior to the Closing to its consultants, advisors or lenders, the Limited Partners and Prospective Investors unless they inform such Persons of the confidentially of such information until the Closing. After the Closing, the Seller Parties shall use their reasonable best efforts to cause each of their respective affiliates to, maintain all the information regarding the Seller Rent Roll and other lease information related to the Seller Properties, in strict confidence in accordance with the procedures it uses to protect their own information of a similar nature and not disclose any such information to any Person or use any such information for any purpose; provided, that such restrictions shall not apply to (a) any such information which is or becomes publicly available after the Closing through no fault of the Seller Parties or any of their affiliates, and (b) any disclosure required by Law or any

Governmental Authority, so long as notice of such disclosure is given to Buyer promptly upon the Seller Parties becoming aware of such requirement but in any event prior to making such disclosure, and the Seller Parties cooperate with Buyer as Buyer may reasonably request to resist such disclosure.

5.3                               Reasonable Best Efforts; Further Action.

(a)                                 Subject to the terms and conditions herein provided: (i) the Seller Parties shall use all reasonable best efforts (without, however, any obligation to incur any costs, liability or other obligation in excess of de minimis amounts) to obtain in writing all consents, approvals and authorizations set forth on Schedule 2.5(b) of the Seller Parties Disclosure Letter, and Buyer shall use all reasonable best efforts (without, however, any obligation to incur any costs, liability or other obligation in excess of de minimis amounts) to obtain in writing all consents, approvals and authorizations required with respect to Buyer’s obligations to effect the Partnership Interest Purchase; and (ii) each of the parties shall use all reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement including, without limitation, reasonable best efforts to satisfy any conditions to Closing.  In fulfilling the foregoing obligations, Buyer shall provide to third parties from whom any Seller Party or the Partnership is seeking a consent such financial statements and other financial information as such third parties may reasonably request and shall execute such certificates as reasonably requested by such third parties.

(b)                                 If at any time after the Closing any further action is necessary or reasonably desirable to carry out the purpose of this Agreement, each party shall take all such necessary or desirable action upon the request of the other party.

5.4                               Certain Tax Matters.

(a)                                 The Seller Parties shall prepare and timely file (at their own expense and in any event shall use their commercially reasonable efforts to file no later than eighty (80) days following the Closing Date) any Tax returns required to be filed by or on behalf of the Partnership or any of the Partnership Subsidiaries for the Partnership’s (or such Partnership Subsidiaries’) taxable year that ends on or before the Closing Date in accordance with the accounting principles, policies and elections heretofore utilized by the Partnership or such Partnership Subsidiary. The Seller Parties shall provide to Buyer at least ten (10) days prior to their due date copies of any such Tax returns, which returns shall be subject to the review and approval of Buyer prior to filing, such approval not to be unreasonably withheld or delayed; provided, however, that so long as Seller Parties have provided such returns to Buyer on a timely basis, if Buyer presents no objection to any such returns by its due date, such returns shall be filed as provided by Seller Parties.  Buyer shall timely provide such cooperation and assistance as is reasonably requested by the Seller Parties in the preparation and filing of such Tax returns.

(b)                                 In the case of the Tax return for the taxable year of any Partnership Subsidiary that includes the Closing Date but which ends after the Closing Date (a “Straddle Period Return”), Buyer shall prepare (or cause to be prepared) and timely file, and Sellers shall cooperate in the preparation and timely filing of, all required Straddle Period Returns, with each party bearing its own expenses.  Buyer shall provide to Seller Parties at least fifteen (15) days prior to their due date copies of any such Straddle Period Returns, which returns shall be subject to the review and approval of Seller Parties prior to the due date, such approval not to be unreasonably withheld or delayed; provided, however, that so long as Buyer has provided such returns to Seller Parties on a timely basis, if the Seller Parties have not presented an objection to any such returns within fifteen (15) days of receipt by the Seller Parties of such returns, then such returns shall be deemed to be approved by the Seller Parties and shall be filed by Buyer as provided; provided, further however, that so long as Buyer has provided such returns to Seller Parties on a timely basis, if Seller Parties present no objection to any such returns by five (5) days prior to the due date, such returns shall be filed as provided by Buyer.  Without limiting the provisions of Section 7.2(a)(iv), any Taxes payable with respect to a Straddle Period Return shall be paid by Buyer.

(c)                                  Without Buyer’s prior written consent, which consent shall not be unreasonably withheld, Seller Parties shall not and shall not permit the Partnership or any Partnership Subsidiary to make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to any Tax, surrender any right to claim a refund of Taxes, , or take any other similar action relating to the filing of any Tax return or the payment of any Tax, if such election, adoption, change, amendment, agreement settlement, surrender, consent or other actions would have the effect of increasing the liability for Taxes for any period ending after the Closing Date for either the Partnership, any Partnership Subsidiary, Buyer or any direct or indirect owner of Buyer.

(d)                                 Notwithstanding the foregoing, Seller Parties shall file all Tax returns and other reports required to be filed with all taxing authorities in the United Kingdom (and having a due date on or before the Closing Date) prior to the Closing Date, shall pay all Taxes shown as due on such returns on or before such date, and shall provide copies of such returns to Buyer.

(e)                                  Buyer shall pay to the Seller Parties any and all refunds of Tax received by the Partnership or Buyer after the Closing Date, if such refunds are attributable to (i) Tax that was paid by the Seller Parties or (ii) Tax to the extent accounted for in the determination of Closing Adjusted Working Capital as a liability.

5.5                               Public Announcements.  Each party will consult with each other party before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements which address in any manner the Partnership Interest Purchase and other transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable Law or the rules and regulations of any securities exchange, in which case the party required to make such release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.  The parties agree that the initial press release to be issued with respect to the Partnership Interest Purchase and other transactions contemplated by this Agreement will be in the form mutually agreed to by Buyer and the Seller Parties prior to the execution of this Agreement.

5.6                               Resignations.  At or prior to Closing, the Seller Parties shall cause their directors, officers and managers of the Partnership and the Partnership Subsidiaries to submit their resignations from such positions and shall remove all signatories from its bank and securities accounts and safe deposit boxes.

5.7                               Intentionally Omitted.

5.8                               Financing.

(a)                                 Prior to the Closing Date, the Seller Parties agree to provide, and shall cause the Partnership, the Partnership Subsidiaries and the Seller Representatives to provide, commercially reasonable cooperation in connection with the Financing (which includes, for purposes of this Section 5.8, all transactions contemplated by the Financing Letters) as may be reasonably requested by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Seller Parties, the Partnership and the Partnership Subsidiaries or their affiliates or sponsors and does not require the Seller Parties, the Partnership or any of the Seller Representatives to execute and deliver any certificate or opinion to the extent any such certificate or opinion certifies or opines, as applicable, with respect to facts, circumstances or events that will exist after giving effect to the transactions contemplated hereby and the incurrence of any indebtedness of the Partnership pursuant to the Financing), including promptly following Buyer’s reasonable request: (i) furnishing Buyer and its Financing Sources with financial and other pertinent information regarding the Partnership to the extent required under or reasonably requested in connection with the Financing Letters or any documents executed in relation thereto (including, without limitation, (A) unaudited consolidated financial statements covering each of the three (3) years in the fiscal period ended at least sixty (60) days prior to the closing date of any Financing, (B) unaudited consolidated interim financial statements for any interim period ended at least forty (40) days prior to the closing of any Financing and (C) such other financial information relating to as may be reasonably requested by the Financing sources in connection with the Financing (to the extent available)); (ii) participating in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and cooperating with the marketing efforts of Buyer and their Financing Sources, in each case in connection with the arrangement of the Financing; (iii) assisting with the timely preparation of materials for rating agency and lender presentations, offering documents, bank information memoranda, private placement memoranda, prospectuses and similar documents required in connection with the Financing; provided, that any rating agency presentations, lender presentations, offering documents, bank information memoranda, private placement memoranda, prospectuses and similar documents required in connection with the Financing shall contain disclosure reflecting Buyer and/or its Subsidiaries as the obligor; (iv) using commercially reasonable efforts to obtain (at Buyer’s expense) legal opinions, surveys and title insurance at the expense of and as reasonably requested by Buyer on behalf of the Financing Sources; (v) taking corporate actions, subject to the occurrence of the Closing, necessary to permit the consummation of the Financing and to permit the proceeds thereof to be made available to Buyer as of Closing; provided, that no obligation of the Seller Parties or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time; (vii) delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and arranging for customary payoff letters, lien terminations,  instruments of discharge and original collateral to be delivered at Closing in respect of all indebtedness contemplated by the Financing Letter to be paid off, discharged and terminated on the Closing Date; and (viii) reasonably assisting the Financing Sources with their due diligence investigations, including, without limitation, by supplying due diligence materials and information reasonably requested by the Financing Sources with respect to the general affairs, management, prospects, financial position, partners’ equity or results of operations of the Partnership and the Partnership Subsidiaries and the tax, accounting, legal, regulatory and other issues relevant to the Partnership and the Partnership Subsidiaries and their respective subsidiaries; provided, however, that the Seller Parties will incur no obligations or liabilities as a result of any of the foregoing and no obligation of the Partnership or any of its Subsidiaries under any agreement, certificate, document or instrument related to the Financing shall be effective until the Effective Time and none of the Seller Parties or any of its Subsidiaries or representatives shall be required to pay any commitment or other fee or incur any other liability (other than reasonable out-of-pocket costs) in connection with the Financing prior to the Effective Time.  Buyer shall promptly, upon request by the Seller Parties, reimburse the Seller Parties for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Seller Parties or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.8 and shall indemnify and hold harmless the Seller Parties, the Partnership and the Partnership Subsidiaries and their respective Affiliates, directors, officers, employees and representatives from and against any and all losses, liabilities, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith to the fullest extent permitted by applicable Law and to provide reasonable access to PricewaterhouseCoopers LLP and their workpapers, and provided further that Buyer may not assert a failure to comply with this Section 5.8(a) as a ground for terminating this Agreement, or for the conditions in Article VI not being satisfied.  Buyer shall, promptly upon request by the Seller Parties, reimburse the Seller Parties or the Partnership, as the case may be, for all reasonable out-of-pocket costs incurred by the Seller Parties, the Partnership, the Partnership Subsidiaries or the Seller Representatives in connection with such cooperation.  Buyer shall indemnify and hold harmless the Seller Parties, the Partnership, the Partnership Subsidiaries and the Seller Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them prior to the Closing in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical information relating to the Partnership or the Partnership Subsidiaries and information provided by the Partnership, the Partnership Subsidiaries or Seller Representatives).

(b)                                 Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) obtain the Financing, and to satisfy the conditions to obtaining such financing set forth therein that are within Buyer’s control or ability to influence, (ii) enter into definitive financing agreements with respect to the Financing (the “Financing Agreements”), so that the Financing Agreements are in effect prior to Closing, (iii) enforce its rights under the Financing Letter that are within its control, and (iv) consummate the financings contemplated by the Financing Agreements at or prior to the Closing.  Buyer shall provide to the Seller Parties copies of all material documents relating to the Financing promptly following receipt thereof and shall keep the Seller Parties reasonably informed of the status of the financing process relating thereto.  Buyer will provide the Seller Parties with reasonable access to its lenders or prospective lenders and an opportunity to review all material documents related to such financing upon request; provided, that such documents may be redacted to comply with any confidentiality provisions applicable thereto.  If any of the Financing Agreements expire, are terminated or otherwise become unavailable prior to the Closing, in whole or in part, for any reason, Buyer shall (i) promptly notify the Seller Parties of such expiration, termination or other unavailability and the reasons therefor and (ii) use its commercially reasonable efforts promptly to arrange for alternative financing (an “Alternate Financing”) to replace the financing contemplated by such expired, terminated or otherwise unavailable commitments or agreements in an amount sufficient to consummate the transactions contemplated by this Agreement (it being understood that any obligations owed by the Seller Parties to the Buyer or the Financing Sources pursuant to this Section 5.8 shall apply in connection with any Alternate Financing).  Buyer acknowledges that its obligations to consummate the Partnership Interest Purchase and the other transactions contemplated hereby and to deliver the Payment the Partnership and make the payments contemplated by Article I hereof are not conditioned upon the availability of financing (including without limitation, the Financing of any Alternate Financing, and the failure of any such financing shall not relieve them of any liability or obligation to consummate the Transactions.

5.9                               Payment of Indebtedness.   The Seller Parties shall deliver to Buyer at least five (5) Business Days prior to the Closing Date copies of payoff letters, in commercially reasonable form reasonably acceptable to Buyer (which payoff letters shall confirm the release of any liens in connection with the relevant Indebtedness), from the holders of Indebtedness outstanding on the Closing Date, evidencing the amount necessary to repay or satisfy and discharge all such Indebtedness outstanding thereunder as of the Closing Date.  The Seller Parties shall discharge such Indebtedness as of Closing and shall make arrangements for such holders of Indebtedness to deliver, subject to the receipt of the applicable payoff amounts, all related lien and mortgage releases and arrange for delivery of original collateral to Buyer at the Closing such that any and all liens on any assets, properties or rights of the Seller Parties, the Partnership or any Partnership Subsidiary thereof shall be terminated; provided, however that in the case of institutional lienholders, the actual discharge or release of liens may be delivered post-Closing in the ordinary course so long as the Title Company will remove any exceptions for such lien on any Partnership Properties in the Title Policy signed at Closing.  Solely for purposes of this Section 5.9, the term “Indebtedness” shall not include the Mortgage Debt.

5.10                        Mortgage Debt.

From the date of this Agreement until the Closing Date, the Seller Parties shall use commercially reasonable good faith efforts to obtain from the holders of the Mortgage Debt encumbering the Partnership Properties listed on Schedule 5.10 of the Seller Parties Disclosure Schedule a written consent (to the extent required under the applicable Mortgage Debt Documents) to the consummation of the Partnership Interest Purchase without  causing a default under or the acceleration of the repayment of or any modification to the terms of such Mortgage Debt (each, a “Mortgage Consent”).  Buyer will reasonably cooperate with the Seller Parties in such efforts to obtain the Mortgage Consents, which obligation of Buyer may include (if required by the applicable lender), without limitation, (A) causing Buyer (or any applicable Buyer Subsidiary) to execute any customary documents reasonably required by such applicable lender in connection therewith, (B) causing a law firm acceptable to each applicable lender to issue any opinion reasonably required by such lender on behalf of the borrower, and (C) causing Buyer or other creditworthy entity acceptable to the applicable lender to execute indemnities and guaranties as to customary non-recourse carve-outs and environmental indemnifications (in substantially the form presently provided in the applicable Mortgage Debt Documents).  “Mortgage Debt” means certain indebtedness for borrowed money secured by one or more of the Partnership Properties, which Partnership Properties and the original principal amount and the outstanding balance of which, as of June 30, 2013, are as set forth on Schedule 2.15 (p) of the Seller Parties Disclosure Letter.  Buyer shall pay all fees and expenses charged by the lenders in order to obtain the Mortgage Consents, including any loan assumption or transfer fees and any lender legal fees and other reimbursements charged by the applicable lender in connection with obtaining any Mortgage Consent (collectively the “Loan Transfer Fees”); provided, however that the Seller Parties shall pay $100,000 of such Loan Transfer Fees.  Buyer and the Seller Parties shall each pay the fees of its own attorneys, accountants and other advisors in connection with the Mortgage Consents.  To the extent such any Mortgage Debt continues as an encumbrance on the Partnership Properties following Closing or is repaid at the Closing by, or on behalf of, Buyer, then such payment or continuing Mortgage Debt shall result in a dollar-for-dollar credit against the Purchase Price (so as to result in a dollar-for-dollar reduction in the Closing Cash Payment) as contemplated by Section 1.3.

5.11                        Intentionally Omitted.

5.12                        Termination of Management Agreements.

Unless otherwise requested by Buyer, any property management agreements or other agreements between the Partnership and the Partnership Subsidiaries on the one hand and any affiliate of the Partnership on the other hand shall be terminated by the General Partner and the Partnership at or prior to the Closing at Seller Parties’ sole cost and expense.

5.13                        Preparation of Financial Statements.  The Seller Parties agree that they will provide reasonable assistance to Buyer, at Buyer’s expense, to produce financial statements for the Partnership Properties satisfying the requirements of Regulation S-X promulgated under the U.S. securities laws, including without limitation Rule 3-14 thereunder, as and when needed to satisfy Buyer’s public reporting obligations in connection with the transactions contemplated by this Agreement, and permit Buyer’s independent registered public accounting firm reasonable access to the books and records of the Seller Parties for the purpose of conducting an audit of such financial statements.  The Seller Parties agree to use commercially reasonable efforts to give Buyer and its accountants access to such of its books and records relating to the Seller Parties and the Partnership Properties and to direct their internal and external property management personnel to cooperate with Buyer and its accountants, in each case to the extent necessary to enable Buyer and the accountants to produce and, where applicable, audit financial statements for the Partnership Properties.

5.14                        Request for Tenant Estoppel Certificates.  The Seller Parties shall promptly cause the Partnership to request and use reasonable efforts to obtain duly executed estoppel certificates from each tenant leasing 35,000 square feet or more at one of the Partnership Properties (other than the properties located in the U.K. (the “U.K. Properties”) since tenant estoppels are not customary in the U.K.) in a form that meets the requirements of Section 6.2(e).  To the extent any such lease is the subject of a Guaranty, the Seller Parties will include in the requested estoppel joinder language for the Guarantor substantially similar to joinder language included on the estoppel form attached to this Agreement as Exhibit C.  The Seller Parties will provide Buyer copies of the draft estoppels as and when they are prepared by or on behalf of the Seller Parties and circulated to the applicable tenants.

5.15                        Intentionally Omitted.

5.16                        Unwinding of Swaps.  At or prior to the Closing, the Seller Parties shall cause the Partnership to unwind or terminate all Swaps (other than the interest rate swap that is related to the Wells Fargo Mortgage Debt borrowings).

5.17                        Disposition of Philadelphia, PA Property.  At Buyer’s election, in its sole discretion, immediately prior to the Closing, the Seller Parties shall cause the Partnership and Cabot III — PA1W01, L.P. to sell to Liberty Property Development Corp., an affiliate of Buyer, the Partnership Property listed on Schedule 5.17 of the Seller Parties Disclosure Letter (the “Philadelphia Property”) for a cash payment equal to the purchase price allocation for the Philadelphia Property determined in accordance with Section 1.8 (the “Philadelphia Property Purchase Price”).  Upon such election by Buyer, the sale of the Philadelphia Property (the “Philadelphia Property Disposition”) shall be effected pursuant to mutually reasonably acceptable closing documentation which the parties shall negotiate in good faith prior to the Closing and which shall, in any event, not increase or decrease the rights and remedies the parties would have hereunder if the Philadelphia Property Disposition did not occur and the Philadelphia Property were included in the Partnership Properties held by the Partnership and the Partnership Subsidiaries at the Closing.  In the event of such election by Buyer, (a) Buyer will indemnify the Seller Parties for any and all additional costs resulting from the conveyance of the Philadelphia Property in the Philadelphia Property Disposition and (b) Buyer shall be responsible for obtaining at its sole cost any consent required by the holder of the Mortgage Debt encumbering the Philadelphia Property to the Philadelphia Property Disposition.

5.18                        Casualty & Condemnation.  If, prior to Closing, any Partnership Property or any part thereof shall be condemned, or destroyed or damaged by fire or other casualty, or if any proceeding shall be instituted for the taking in condemnation or by eminent domain of all or a portion of any Partnership Property, the Seller Parties shall promptly so notify Buyer.  Upon Closing Buyer shall be entitled (a) in the event of a condemnation, to receive the condemnation proceeds (as and when paid if after Closing), and (b) in the event of a casualty, to receive the proceeds of insurance applicable thereto (including, if applicable, any rent loss proceeds for the post-Closing restoration period) and the Seller Parties shall give Buyer a credit (as a dollar for dollar reduction in the Purchase Price) in the amount of any deductible or coinsurance amount under the applicable Insurance Policies (but not for any uninsured loss, unless the failure to maintain such insurance constitutes a breach of the Seller Parties’ obligations under Section 2.17.  Any proceeds or awards paid to the Partnership or any Partnership Subsidiary after the date hereof in connection with a casualty or condemnation shall not be distributed to the Seller Parties, but the Partnership or applicable Partnership Subsidiary shall be entitled to use any such proceeds or awards to repair any damage done by such casualty or condemnation to the Partnership Property.  Buyer may participate in the negotiations regarding the settlement of any claim for proceeds resulting from a casualty or condemnation and Seller Parties will neither cause nor permit the Partnership or applicable  Partnership Subsidiary to settle any such claim without obtaining Buyer’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.  In addition, the Seller Parties agree that, without obtaining Buyer’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, neither the Partnership nor any Partnership Subsidiary will make any repairs to, or otherwise restore, the Partnership Property, other than repairs required to protect the health or safety of any person or property at such Partnership Property and except as required by the terms of any Ground Lease, Partnership Space Lease or other agreement to which the Partnership or the applicable Partnership Subsidiary is a party or which is otherwise applicable to the Partnership Property. Buyer shall receive a credit against the Purchase Price for the amount of any proceeds or awards payable to Buyer as set forth above but which are instead retained by any lender (other than sums, in the case of the Mortgage Debt, which the lender is obligated, under the applicable loan documents, to apply to repair and restoration following Closing).

5.19                        Tax Appeals.  Refunds (net of the costs and expenses of the appeal) relating to the appeal or contest of real estate taxes or assessed valuations will be prorated between the Seller Parties and Buyer in a manner consistent with the proration of the real estate taxes under this Agreement for the applicable Partnership Property, subject to the rights of any tenants thereto under the applicable Partnership Space Leases.  The Seller Parties agree that no action or proceeding contesting or appealing real estate taxes or assessed valuations will be filed with respect to any of the Partnership Properties following the date of this Agreement without Buyer’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).   Without first obtaining Buyer’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned), the Seller Parties will not cause or permit any Partnership Subsidiary to settle any pending appeal or contest that would affect the assessed value or real estate taxes payable with respect to any Partnership Property for any tax year for which Buyer is responsible in whole or in part pursuant to the proration of the real estate taxes under this Agreement for the applicable Partnership Property.

ARTICLE VI - CONDITIONS

6.1                               Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligations of each party to effect the Partnership Interest Purchase and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, by the parties hereto (but only to the extent that such matter is a precondition to the obligations of such waiving party), to the extent permitted by applicable law:

(a)                                 Regulatory Approvals.  All material approvals, authorizations and consents of any Governmental Entity required to consummate the Partnership Interest Purchase and the other transactions contemplated by this Agreement shall have been obtained and remain in full force and effect, and all waiting periods (and any extension thereof) relating to such approvals, authorizations and consents shall have expired or been terminated.

(b)                                 No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing, or rendering illegal,  the consummation of the Partnership Interest Purchase or any of the other transactions contemplated by this Agreement shall be in effect, provided, however, that prior to a party asserting the failure of this condition, such party shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(c)                                  Mortgage Consents.  The Mortgage Consents set forth on Schedule 5.10 of the Seller Parties Disclosure Letter shall have been obtained.

(d)                                 Philadelphia Property Disposition.  If Buyer so elects pursuant to Section 5.17, the Philadelphia Property Disposition shall have been completed.

6.2                               Conditions to Obligations of Buyer.   The obligations of Buyer to effect the Partnership Interest Purchase and to consummate the other transactions contemplated by this Agreement are further subject to the following conditions, any one or more of which may be waived by Buyer:

(a)                                 Representations and Warranties.  Each of the representations and warranties of the Seller Parties contained in this Agreement that are qualified as to materiality, material adverse effect or similar language shall be true and correct in all respects and all other representations and warranties of the Seller Parties contained in this Agreement shall be true and correct in all material respects, in each case as of the date hereof and on and as of the Closing Date, with the same effect as though made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date); and Buyer shall have received a certificate dated as of the Closing Date duly executed by each Seller Party, certifying to such effect; provided, however, that (i) nothing in this Section 6.2(a) shall be deemed to limit actions by Seller Parties pursuant to and in accordance with Sections 4.2 and 4.3 and (ii) in determining whether the representations and warranties of Seller Parties in Section 2.9(d) as to material tenant defaults under Partnership Space Leases and as to each of the Partnership Space Leases and Guaranties remaining valid, binding and in full force and effect are true and correct in all material respects as of the Closing Date, the economic impact of any new Partnership Space Leases entered into after July 20, 2013 shall be equitably taken into account; provided further, however, that the representation and warranty of the Seller Parties contained in Section 2.7(d) shall be deemed to be true and correct in all material respects to the extent that all uninsured damage to, destruction or loss of assets or properties of the Partnership or the Partnership Subsidiaries arising after the date hereof, do not exceed $5,000,000, in the aggregate.

(b)                                 Covenants.  All covenants contained in this Agreement to be performed or complied with by the Seller Parties on or before the Closing shall have been performed or complied with in all material respects, and Buyer shall have received a certificate dated as of the Closing Date duly executed by each Seller Party certifying to such effect;

(c)                                  Material Adverse Effect.  On the Closing Date, there shall not exist an event, change or occurrence arising after the date of this Agreement that, individually or in the aggregate, has had a Partnership Material Adverse Effect, and Buyer shall have received a certificate dated as of the Closing Date duly executed by each Seller Party certifying to such effect;

(d)                                 Consents.  The consents from third parties set forth on Schedule 6.2(d) shall have been obtained;

(e)                                  Tenant Estoppel Certificates.  The Seller Parties shall have delivered current (dated no earlier than the date of this Agreement) estoppel certificates from tenants leasing sixty (60) percent of the aggregate leased square footage of the Partnership Properties (other than the U.K. Properties).  In order to qualify as an estoppel certificate meeting the requirements of the foregoing condition, each estoppel certificate must (A) be in a form that is either (i) substantially in the form attached hereto as Exhibit F; (ii) substantially similar to that provided for under the applicable lease; or (iii) in the case of a so-called “national tenant”, in the form customarily used by such national tenant and (B) must not (i) allege the existence of any default by the applicable Partnership Subsidiary landlord, (ii) allege any unperformed obligation by the applicable Partnership Subsidiary landlord, or (iii) disclose  the existence of any delinquent fixed rent, additional rent or other material charges payable by the relevant tenant, or other material default by the relevant tenants, not disclosed on Schedule 2.9(d)-B of the Seller Parties Disclosure Letter.  The Seller Parties shall forward copies of the executed estoppels to Buyer as and when received (including any received after the minimum threshold has been met), provided, however, that the Seller Parties shall use commercially reasonable efforts to have obtained and delivered all of the requisite executed estoppel certificates for Buyer’s review no later than seven (7) Business Days prior to the Closing Date.   Any estoppels meeting the requirements of the foregoing clause (B) shall be deemed approved by Buyer upon receipt.  To the extent any estoppel is received by Buyer which does not meet the requirements of clause (B), unless Buyer gives notice to the Seller Parties objecting to an executed estoppel certificate within five (5) Business Days after receipt of such estoppel certificate, Buyer shall be deemed to have approved such estoppel certificate (and the closing on the Partnership Interest Purchase shall be subject to all matters set forth in such estoppel certificate).

(f)                                   Intentionally omitted.

(g)                                  Assignment and Transfer Agreements.  Buyer shall have received from each Seller Party an executed Assignment and Transfer Agreement in the form of Exhibit F attached hereto.

(h)                                 The Seller Parties shall have obtained and delivered to Buyer the written consent (if required under the applicable Ground Lease) to the transfer and assignment of the Partnership Interests and a “clean” estoppel from each ground lessor under a Ground Lease.  Buyer and the Seller parties shall mutually and reasonably agree upon the form of each ground lessor estoppel prior to the delivery thereof to the applicable ground lessor, such form to be reasonable, customary and consistent with the requirements, if any, of the Ground Lease.

(i)                                     Seller Party Closing Deliverables.  Buyer shall have received from the applicable Seller Parties the documents and other deliverables set forth in Section 6.4.

6.3                               Conditions to Obligations of the Seller Parties.  The obligations of the Seller Parties to effect the Partnership Interest Purchase and to consummate the other transactions contemplated by this Agreement is further subject to the following conditions, any one or more of which may be waived by the Seller Parties, as applicable:

(a)                                 Representations and Warranties.  Each of the representations and warranties of Buyer contained in this Agreement that are qualified as to materiality, material adverse effect or similar language shall be true and correct in all respects and all other representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects, in each case as of the date hereof and on and as of the Closing Date, with the same effect as though made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date); and the Seller Parties shall have received a certificate dated as of the Closing Date executed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer or the general partner of Buyer, as the case may be, certifying, in such capacity, to such effect;

(b)                                 Covenants.  All covenants contained in this Agreement to be performed or complied with by Buyer on or before the Closing shall have been performed or complied with in all material respects, and the Seller Parties shall have received a certificate dated as of the Closing Date executed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer or the general partner of Buyer, as the case may be, certifying, in such capacity, to such effect;

(c)                                  Release of Guaranties.  The Partnership shall have received evidence reasonably satisfactory to the Partnership that any affiliate of the Partnership (other than a Partnership Subsidiary) has been unconditionally released from any obligations any of them may have with regard to the Mortgage Debt arising from and after Closing. If despite reasonable efforts such a release is not obtained, then in lieu of a release, the Seller Parties agree to accept an indemnity from Buyer for such matters, which indemnity shall be in form reasonably acceptable to Seller Parties.

6.4                               Seller Party Closing Deliverables.  In addition to the other items and documents required elsewhere under this Agreement to be delivered to Buyer at Closing, the Seller Parties shall also cause the Partnership or applicable Partnership Subsidiary (or other appropriate entity as provided below) to execute and/or deliver to Buyer (or Title Company, as the case may be) the following at Closing:

(a)                                 originals (or if not available, copies) of the Partnership Space Leases, Ground Leases, Guaranties.

(b)                                 all keys, access cards or codes to the Partnership Properties in the possession of Seller Parties (when used in this Section 6.4, the phrase “in the possession of the Seller Parties” or its equivalent means in the physical possession of the Seller Parties or readily available to the Seller Parties (e.g., in the possession of an agent, property manager or contractor of the Partnership or a Partnership Subsidiary)).

(c)                                  a joint closing statement to be prepared by Escrow Agent and approved by Seller Parties and Buyer, setting forth the prorations, adjustments and credits to the Closing Cash Payment as required by Section 1.4.

(d)                                 a Commercial Owner’s Affidavit, Non-Imputation Affidavit and Indemnification, and Survey Affidavit with respect to each of the Partnership Properties in substantially in the forms attached hereto as Exhibit E from the parties indicated in such Exhibit E.

(e)                                  applicable local and state declarations forms and disclosures regarding Transfer Taxes.

(f)                                   the original Estoppel Certificates provided for in Section 5.14, to the extent received.

(g)                                  originals of all letters of credit securing obligations of tenants under the Partnership Space Leases.

(h)                                 to the extent not previously delivered to Buyer, each bill of current real estate taxes, sewer charges and assessments, water charges and other utilities, together with proof of payment thereof (to the extent same have been paid).

(i)                                     Originals (or if not available, copies) of the following to the extent in the possession of the Seller Parties, applicable to the Partnership Properties and not previously delivered to Buyer:  permits, licenses, warranties, guaranties, building records, plans, specifications, as-built drawings, surveys, site plans, equipment manuals, technical data and other documentation relating to the building systems and equipment.

(j)                                    any other documents, instruments or agreements reasonably necessary to effectuate the transactions contemplated by this Agreement, including Seller Parties’ authority documentation and such other items reasonably required by the Title Company (provided any such documents, instruments or agreements do not increase the costs to or liability or obligations of the Seller Parties in a manner not otherwise provided for in this Agreement).

(k)                                 an updated Partnership Rent Roll and current as of the Closing Date.

(l)                                     A nonforeign person certification from each of the Seller Parties sufficient to determine no withholding is required under Section 1445 of the Code.

ARTICLE VII - SURVIVAL OF REPRESENTATIONS
AND WARRANTIES; INDEMNIFICATION

7.1                               Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained herein, shall survive the Closing and shall remain in full force and effect for a period of nine (9) months after the Closing Date and each covenant and agreement of the parties hereto contained herein (other than those contained in Sections 1.8, 1.9, 1.10, 5.2, 5.3, 5.4 and 5.5 and Article VII and IX) shall remain in full force and effect for a period until 12 months after the Closing Date.  The covenants and agreements of the parties contained in Sections 1.8, 1.9, 1.10, 5.2, 5.3, 5.4 and 5.5 and Article VII and IX shall survive the Closing and shall remain in full force and effect until the date that is 60 days following the end of the applicable statute of limitations.

7.2                               Indemnification by the Seller Parties.

(a)                                 The Seller Parties (collectively, the “Seller Indemnifying Parties”) agree, subject to the other terms and conditions of this Agreement, to indemnify and defend Buyer and each of its Affiliates (including the Partnership following the Closing), officers, directors, representatives and agents (each, a “Buyer Indemnified Party”) against and hold it harmless to the extent of any and all losses, liabilities (including liabilities for Taxes), damages (including diminution in value and loss of rental income), claims, awards, judgments, costs and expenses, including, without limitation, reasonable attorneys’ fees (collectively, “Losses”) actually suffered or incurred by a Buyer Indemnified Party arising out of, in connection with or resulting from (i) the breach of any representation or warranty of the Seller Parties contained in Article II or expressly set forth in any document delivered by the Seller Parties at or in connection with the Closing pursuant to Section 6.2, (ii) any breach of any covenant or agreement of the Seller Parties contained herein or in any document delivered by the Seller Parties at or in connection with the Closing pursuant to Section 6.2, (iii) any Liabilities of the Partnership or any Partnership Subsidiary arising or accruing based on events occurring solely prior to Closing, (iv) except to the extent already included as a Current Liability in the calculation of Closing Adjusted Working Capital and without duplication, (A) any Taxes of the Partnership or the Partnership Subsidiaries for any period before the Closing, or (B) any liability of the Partnership or the Partnership Subsidiaries for the Taxes of any Person (other than the Partnership or any Partnership Subsidiary) by reason of being a transferee or successor to such Person or otherwise by operation of law prior to the Closing; or (v) any uninsured damage to, destruction or loss of any asset or property of the Partnership or the Partnership Subsidiaries in excess of $50,000; provided, however, that, in the case of either clause (i), (ii), (iii), (iv) or (v) above no such Loss shall be indemnified hereunder if and to the extent that the underlying liability or claim also gave rise to a reduction in the Purchase Consideration pursuant to Section 1.4 and provided, further, that in no event shall a Buyer Indemnified Party be entitled to indemnification under this Section 7.2 more than once for the same Loss arising from the same state of facts.

(b)                                 The indemnification obligations of the Seller Indemnifying Parties pursuant to Section 7.2(a) shall be limited as follows:

(i)                                     The Seller Indemnifying Parties shall have no obligation to provide any indemnification pursuant to Section 7.2(a) until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 7.2(a) exceeds Three Hundred and Fifty Thousand Dollars ($350,000.00), (the “Threshold Amount”), and then only to the extent such aggregate amount exceeds such Threshold Amount.

(ii)                                  The Seller Indemnifying Parties shall not be obligated to indemnify Buyer Indemnified Parties in the aggregate pursuant to Section 7.2(a) for any amount of otherwise indemnifiable Losses with respect to such parties in excess of Ten Million Dollars ($10,000,000.00) (the “Partnership Maximum Amount”) or from any source other than the Indemnification Escrow Amount.

(iii)                               No indemnification shall be payable to a Buyer Indemnified Party with respect to claims first asserted by a Buyer Indemnified Party pursuant to Section 7.2(a) after the date that is nine (9) months after the Closing Date (the “Indemnification Cut-Off Date”).

(c)                                  Payments by the Seller Indemnifying Parties pursuant to Section 7.2(a) shall be further reduced by any insurance proceeds and any indemnity, contribution or other similar payment actually received by a Buyer Indemnified Party from any third party with respect thereto.

(d)                                 Buyer, on behalf of a Buyer Indemnified Party, shall give the Seller Parties written notice (a “Claim Notice”) of any claim, assertion, event or proceeding by or in respect of a third party, or any other claim, as to which the Buyer Indemnified Party may request indemnification hereunder as soon as is practicable and in any event within thirty (30) days of the time that the Buyer Indemnified Party learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify the Seller Parties shall not affect rights to indemnification hereunder except to the extent that the Seller Indemnifying Parties are actually prejudiced by such failure.  Such Claim Notice shall contain (A) a description and the amount to the extent reasonably determinable (the “Claimed Amount”) of any Losses incurred or reasonably expected to be incurred, (B) a statement that it is entitled to indemnification under this Article VII for such Losses and a reasonable explanation of the basis therefor and (C) a demand for payment in the amount of such Losses.  Buyer, on behalf of a Buyer Indemnified Party, must also deliver a copy of such Claim Notice to the Escrow Agent simultaneously with delivery of the Claim Notice to the Seller Parties.  Upon notice to Buyer within twenty (20) days of receipt by Seller of a Claim Notice, the Seller Parties shall have the right to direct, through counsel of their own choosing, the defense or settlement of any such claim, assertion, event or proceeding by or in respect of a third party.  If the Seller Parties elect to assume the defense of any such claim, assertion, event or proceeding, the Buyer Indemnified Party may participate in such defense and in any event the Seller Parties shall keep the Buyer Indemnified Party advised as to the status of such suit or proceeding and defense thereof and shall consider in good faith recommendations made by the Buyer Indemnified Party with respect thereto, but in such case the expenses of the Buyer Indemnified Party shall be paid by the Buyer Indemnified Party.  A Buyer Indemnified Party shall provide and shall cause the Partnership to provide, as applicable, the Seller Parties and counsel with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Seller Parties in the defense or settlement thereof and the Seller Indemnifying Parties shall reimburse the Buyer Indemnified Party for all of the reasonable out of pocket expenses of such Buyer Indemnified Party in connection therewith.  Unless and until the Seller Parties elects to defend or if, after commencing or undertaking any such defense, the Seller Parties fail to prosecute or withdraws from such defense, Buyer Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Seller Indemnifying Parties’ expense.  Notwithstanding the foregoing, neither the Buyer Indemnified Party, nor the Seller Indemnifying Parties or the Seller Parties, shall make any settlement or compromise of any such claim, assertion, event or proceeding without the consent of the other (which consent may not be unreasonably withheld or delayed).  Any settlement or compromise made or caused to be made by the Buyer Indemnified Party or the Seller Indemnifying Parties or the Seller Parties, as the case may be, of any such claim, assertion event, or proceeding shall also be binding upon the Seller Indemnifying Parties and the Seller Parties or the Buyer Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

(e)                                  A Buyer Indemnified Party’s rights to indemnification or other remedies hereunder based upon the representations, warranties, covenants and agreements of Seller will not be affected by any investigation or knowledge of the Buyer Indemnified Party or any waiver by a Buyer Indemnified Party of any condition based on the accuracy of any representation or warranty or compliance with any covenant or agreement.  Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that a Buyer Indemnified Party knew or should have known that any representation or warranty might be inaccurate or that the Seller Parties failed to comply with any agreement or covenant.  Any investigation by a Buyer Indemnified Party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.  A Buyer Indemnified Party shall not be entitled to indemnification hereunder for any Loss arising from a breach of any representation, warranty or covenant set forth herein (and the amount of any Loss incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent that such liability is disclosed as a current liability on the Post-Closing Balance Sheet and is expressly taken into account for purposes of determining the Closing Adjusted Working Capital and that resulting in an adjustment to the Purchase Consideration as a result thereof.

(f)                                   Within twenty (20) days after delivery of a Claim Notice by Buyer, on behalf of a Buyer Indemnified Party, the Seller Parties shall deliver to Buyer and the Escrow Agent a written response (the “Response”) in which the Seller Parties shall: (i) agree that the Buyer Indemnified Party is entitled to receive all of the Claimed Amount (in which case, the Escrow Agent promptly shall distribute to Buyer an amount of cash out of the Indemnification Escrow Amount, to the extent available, equal to the Claimed Amount), (ii) agree that the Buyer Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case, the Escrow Agent shall distribute to Buyer an amount of cash out of the Indemnification Escrow Amount, to the extent available, equal to the Agreed Amount) or (iii) dispute that the Buyer Indemnified Party is entitled to receive any of the Claimed Amount.  If the Seller Parties do not deliver a Response to Buyer and Escrow Agent with such 20 day period, the Seller Parties shall be deemed to have agreed that the Buyer Indemnified Party is entitled to receive all of the Claimed Amount.  If, in the Response, the Seller Parties dispute their liability for all or part of the Claimed Amount, the Seller Parties and the Buyer Indemnified Party shall follow the procedures set forth below for the resolution of such dispute (a “Dispute”).  During the fifteen (15) day period following the delivery of a Response that reflects a Dispute, the Seller Parties and the Buyer Indemnified Party shall use good faith efforts to resolve the Dispute.  If the Buyer Indemnified Party and the Seller Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum as joint instructions and shall distribute the amount of cash specified in such memorandum out of the Indemnification Escrow Amount in accordance with the terms thereof.

(g)                                  Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Buyer or a Buyer Indemnified Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(h)                                 Neither the Partnership nor the Seller Indemnifying Parties shall have any liability under any provision of this Agreement for any consequential (which shall not be deemed to include loss of rents), exemplary or punitive damages or any multiple of damages (except, in each case, as damages awarded to a third party).

(i)                                     Buyer hereby acknowledges and agrees that the Indemnification Escrow Amount shall serve as the sole and exclusive remedy for satisfaction of such Seller Indemnifying Parties’ obligations pursuant to this Section 7.2.

7.3                               Indemnification by Buyer.

(a)                                 Buyer agrees, subject to the other terms and conditions of this Agreement, to indemnify the Seller Parties and each of its Affiliates, representatives and agents and the officers and directors of the Partnership prior to the Closing (each a “Seller Indemnified Party”) against and hold them harmless from all Losses actually suffered or incurred by such Seller Indemnified Party arising out of, in connection with or resulting from (i) the breach of any representation or warranty of Buyer contained herein or in any document delivered by Buyer at or in connection with the Closing pursuant to Section 6.3, or (ii) any breach of any covenant or agreement of Buyer contained herein or in any document delivered by Buyer at or in connection with the Closing pursuant to Section 6.3; provided, that in no event shall a Seller Indemnified Party be entitled to indemnification under this Section 7.3 more than once for the same Loss arising from the same state of facts.

(b)                                 The indemnification obligations of Buyer pursuant to Section 7.3(a) or otherwise in this Agreement shall not be effective until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 7.3(a) or otherwise in this Agreement exceeds the Threshold Amount, and then only to the extent such aggregate amount exceeds the Threshold Amount.  Buyer shall not be obligated to indemnify any Seller Indemnified Party pursuant to Section 7.3(a) or otherwise in this Agreement for any amount of indemnifiable Losses in excess of Ten Million Dollars ($10,000,000.00) (the “Buyer Maximum Amount”).  No indemnification shall be payable to a Seller Indemnified Party with respect to claims first asserted by such Seller Indemnified Party pursuant to Section 7.3(a) after the Indemnification Cut Off Date.

(c)                                  Payments by Buyer pursuant to Section 7.3(a) or otherwise in this Agreement shall be reduced by any insurance proceeds and any indemnity, contribution or other similar payment actually received by Partnership Indemnified Parties with respect thereto.

(d)                                 A Seller Indemnified Party shall give Buyer a Claim Notice of any claim, assertion, event or proceeding by or in respect of a third party, or any other claim, as to which such Seller Indemnified Party may request indemnification hereunder as soon as is practicable and in any event within thirty (30) days of the time that such Seller Indemnified Party learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify Buyer shall not affect rights to indemnification hereunder except to the extent that Buyer is actually prejudiced by such failure.  Upon notice to the Seller Indemnified Party within twenty (20) days of receipt by Seller of a Claim Notice, Buyer shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim, assertion, event or proceeding by or in respect of a third party.  If Buyer elects to assume the defense of any such claim, assertion, event or proceeding, (i) Buyer shall consult with the Seller Indemnified Party, the Seller Indemnified Party may participate in such defense, but in such case the expenses of the Seller Indemnified Party shall be paid by the Seller Indemnified Party and (ii) Buyer shall be conclusively deemed to have acknowledged that such claim, assertion, event or proceeding by or in respect of a third party is within the scope of its indemnity obligations under this Agreement.  The Seller Indemnified Party and the Seller Parties shall provide Buyer with reasonable access to its and its affiliates’ records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Buyer in the defense or settlement thereof, and Buyer shall reimburse the Seller Indemnified Party for all the reasonable out of pocket expenses of such Seller Indemnified Party in connection therewith.  Unless and until Buyer elects to defend or if, after commencing or undertaking any such defense, Buyer fails to prosecute or withdraws from such defense, the Seller Indemnified Party shall have the right to undertake the defense or settlement thereof, at Buyer’s expense.  Notwithstanding the foregoing, neither the Seller Indemnified Party nor Buyer shall make any settlement or compromise of any such claim, assertion, event or proceeding without the consent of the other (which consent may not be unreasonably withheld or delayed).  Any settlement or compromise made or caused to be made by the Seller Indemnified Party or Buyer, as the case may be, of any such claim, assertion, event or proceeding shall also be binding upon Buyer or the Seller Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

(e)                                  Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Seller Parties, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

(f)                                   Buyer shall not have any liability under any provision of this Agreement for any consequential, exemplary or punitive damages or any multiple of damages.

7.4                               Treatment of Indemnity Payments.  All payments made by the Seller Parties or Buyer, as the case may be, to or for the benefit of the other parties pursuant to this Article VII shall be treated as adjustments to the Purchase Consideration for tax purposes, and such agreed treatment shall govern for purposes of this Agreement.

7.5                               Remedies Exclusive.

(a)                                 Buyer hereby acknowledges and agrees that prior to the Closing, Buyer shall have no right or remedy to take any action in respect of, and the Seller Parties shall have no liability to Buyer in respect of, any breach by the Seller Parties of any of their respective representations or warranties contained herein or a failure to comply with any of their covenants, conditions or agreements contained herein, except (i) to terminate this Agreement pursuant to Section 8.1 hereof, or (ii) seek specific performance or injunctive relief.

(b)                                 The Seller Parties hereby acknowledges and agrees that prior to the Closing, the Seller Parties shall have no right or remedy to take any action in respect of, and

Buyer shall have no liability to the Seller Parties in respect of, any breach by Buyer of any of their respective representations or warranties contained herein or a failure to comply with any of their covenants, conditions or agreements contained herein, except to terminate this Agreement pursuant to Section 8.1 hereof.

(c)                                  From and after the Closing, the rights of the parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Article VII or explicitly set forth elsewhere in this Agreement, such indemnification rights shall be the sole and exclusive remedies of the parties and the Seller Parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith other than specific performance and injunctive relief.  To the maximum extent permitted by law, the parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any laws (including any right or remedy under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9602 et seq., or any other Environmental Law), at common law or otherwise.  Except as provided in this Agreement, no claim, action or remedy shall be brought or maintained by any party against any other party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of any of the parties hereto set forth or contained in this Agreement, except to the extent that the same shall have been the result of fraud in the inducement by any party hereto.  Notwithstanding anything in this Agreement, in no event shall any limit or restriction on any rights or remedies set forth in this Agreement limit or restrict the rights or remedies of any party for fraud by any other party hereto.

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER

8.1                               Termination.  This Agreement may be terminated at any time prior to Closing:

(a)                                 by mutual written consent of Buyer and of the Seller Parties;

(b)                                 by Buyer at any time prior to the Closing;

(c)                                  by either Buyer or the Seller Parties, if any judgment, injunction, order, decree, ruling or action by any Governmental Entity of competent authority preventing the consummation of the Partnership Interest Purchase shall have become final and non-appealable, provided, however, that the party terminating this Agreement pursuant to this Section 8.1(c) shall have used its reasonable best efforts to have such judgment, injunction, order, decree, ruling or action vacated;

(d)                                 by either Buyer or the Seller Parties, if the Partnership Interest Purchase shall not have been consummated before October 16, 2013 (subject to extension by mutual agreement of Buyer and the Seller Parties, such agreement in case of an extension to October 23, 2013 or a sooner date shall not be unreasonably withheld or delayed by either party, the “Termination Date”); provided, however, that a party may not terminate pursuant to this clause (d) if the terminating party shall have breached in any material respect its obligations under this Agreement or is in breach of any representation or warranty contained herein in any manner that shall have been the principal cause of the inability of the parties to consummate the Partnership Interest Purchase or resulted in the failure of the Closing to occur by the Termination date;

(e)                                  by Buyer, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of the Seller Parties set forth in this Agreement, or if any representation or warranty of the Seller Parties shall have become untrue, in either case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by the Termination Date; or

(f)                                   by the Seller Parties, upon a breach of any representation, warranty, covenant obligation or agreement on the part of Buyer set forth in this Agreement (including without limitation failure to have sufficient financing when all other conditions in Article VI have been satisfied or waived or to the extent applicable susceptible of being satisfied), or if any representation or warranty of Buyer shall become untrue, in either case, such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by the Termination Date.

8.2                               Effect of Termination.

(a)                                 In the event of termination of this Agreement by either the Seller Parties or Buyer pursuant to Section 8.1, this Agreement shall immediately become void and have no effect, without any liability or obligation on Buyer or the Seller Parties, except (i) if the Agreement is terminated (A) pursuant to Section 8.1(d) (by either party) at a time when both (x) conditions to Closing set forth in Section 6.3 (excluding Section 6.3(c)) have been satisfied or waived (or would be satisfied if the Closing were held) and (y) the conditions to Closing set forth in Section 6.2  have not been satisfied or waived, or (B) pursuant to Section 8.1(c) or 8.1(e), then the Buyer shall be entitled to receive the Signing Deposit (including interest or other income therefrom) from the Escrow Agent, and in all other cases the Signing Deposit will be delivered to the Seller Parties by the Escrow Agent, (ii) the obligations in Section 5.2, this Section 8.2 and Article IX shall survive any termination of this Agreement and (iii) for fraud.  The payment of the Signing Deposit to the Seller Parties pursuant to the foregoing sentence above is a condition to the Seller Parties’ willingness to enter into this Agreement and represents liquidated damages intended to reimburse the Seller Parties for incurring the damages, costs and expenses related to entering into this Agreement, is not a penalty and is in lieu of any other rights or remedies under this Agreement.

(b)                                 Notwithstanding anything to the contrary set forth in Section 8.2(a), unless Cabot Industrial Value Fund III, Inc. (the “Fund Subsidiary REIT”) shall have received a tax opinion of counsel or a ruling from the IRS to the effect that the Fund Subsidiary REIT’s receipt of its share of the Signing Deposit will be treated as qualifying income with respect to the Fund Subsidiary REIT for purposes of Section 856(c)(2) and 856(c)(3) of the Code or shall be excluded from income for such purposes (a “Positive Tax Opinion or Ruling”), the aggregate amount of the Signing Bonus deemed paid to the Seller Parties shall be limited to the maximum amount (“Allowed Signing Deposit”) that can be paid without causing the Fund Subsidiary REIT’s receipt of its pro rata share of such funds to cause the Fund Subsidiary REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute qualifying income for such purposes, as determined by independent accountants to the Partnership or the Fund Subsidiary REIT, which determination shall be provided to Buyer.  In the event that the Signing Deposit exceeds the Allowed Signing Deposit, then such excess amount (the “Escrowed Deposit”) shall be delivered to the Escrow Agent in accordance with the Escrow Agreement in a separate interest-bearing, segregated account for the account of Buyer.  The Seller Parties shall pay all costs associated with obtaining any tax opinion of counsel or ruling from the IRS described above.  The Escrowed Deposit shall be fully disbursed (and therefore any unpaid portion of  the Signing Deposit shall be paid to the Seller Parties pro rata) upon receipt of a Positive Tax Opinion or Ruling. To the extent not previously paid, upon any determination by independent accountants to the Partnership or the Fund Subsidiary REIT that any additional amount of the Signing Deposit may be disbursed (to the Seller Parties pro rata) without causing the Fund Subsidiary REIT to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code, determined as if the payment of such amount did not constitute qualifying income for such purposes, the determination of such independent accountants shall be provided to the Escrow Agent and such additional amount shall be disbursed (and therefore such portion of the Signing Deposit shall be paid to the Seller Parties pro rata).  At the end of the second calendar year beginning after the Closing Date (or earlier if directed by the Partnership or the Fund Subsidiary REIT), any remainder of the Escrowed Deposit (together with interest thereon) then being held by the Escrow Agent shall be disbursed to Buyer and, in the event that the Signing Deposit has not by then been paid in full, such unpaid portion of the Signing Deposit shall be deemed forgiven.  The Seller Parties shall bear any and all expenses associated with the escrow of the Escrowed Deposit.  Each of the Seller Parties is hereby granted the power of attorney on behalf of Buyer to execute, acknowledge, swear to and deliver all such documents required in connection with the foregoing escrow account, such power to be irrevocable and coupled with an interest.

8.3                               Amendment.  This Agreement may be amended by the parties in writing by action of Buyer and the Seller Parties at any time prior to Closing; provided, however, that there shall be no amendment to Sections 8.3, 8.4, 9.5, 9.6 and 9.7 (or any provision of this Agreement to the extent an amendment of such provision would modify the substance of Sections 8.3, 8.4, 9.5, 9.6 and 9.7) in a manner that would be adverse to the Financing Parties without the prior written consent of the Financing Parties.

8.4                               Extension; Waiver.  At any time prior to the Closing, Buyer, on one hand, and the Seller Parties, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, or (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or waive compliance with any of the agreements or conditions of the other party contained in this Agreement, except that there shall be no waiver to Sections 8.3, 8.4, 9.5, 9.6 and 9.7 (or any provision of this Agreement to the extent a waiver of such provision would modify the substance of Sections 8.3, 8.4, 9.5, 9.6 and 9.7) in a manner that would be adverse to the Financing Parties without the prior written consent of the Financing Parties.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this

Agreement by such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX - GENERAL PROVISIONS

9.1                               Nonsurvival of Representations and Warranties.  Except as expressly provided for in Article VII of this Agreement, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing.  This Section 9.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Closing.

9.2                               Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)                                 if to Buyer, to:

c/o Liberty Property Limited Partnership
500 Chesterfield Parkway
Malvern, PA 19355
Attn:  Michael T. Hagan, EVP & Chief Investment Officer
Email:  mhagan@libertyproperty.com

with a copy to:

c/o Liberty Property Limited Partnership
500 Chesterfield Parkway
Malvern, PA 19355
Attn:  James J. Bowes, Esq.

 Bonnie S. Milavec, Esq.

Email:  bmilavec@libertyproperty.com

and a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street 200
Philadelphia, PA 19103
Attn:  Justin W. Chairman, Esq.

Richard B. Aldridge, Esq.

Email: jchairman@morganlewis.com

raldridge@morganlewis.com

and a copy to:

Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000

Minneapolis, MN 55402
Attn:  Jeffrey R. Benson, Esq.
Email:  jbenson@fredlaw.com

(b)                                 if to Seller Parties, to:

Cabot Properties, Inc.
One Beacon Street, Suite 1700
Boston, MA 02108
Attn:  Andrew D. Ebbott
Email:  aebbott@cabotprop.com
Facsimile:  (617) 723-4200

with a copy to:

Goodwin Procter LLP
Exchange Place
Boston, MA  02109
Attn:          Christopher B. Barker, Esq.

John T. Haggerty, Esq.

Email: cbarker@goodwinprocter.com

jhaggerty@goodwinprocter.com

Facsimile.:  (617) 523-1231

All notices shall be deemed given only when actually received.  Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

9.3                               Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate, agreement or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

9.4                               Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

9.5                               Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Seller Parties Disclosure Letter, the Buyer Disclosure Letter, the Confidentiality Agreement and the other agreements entered into in connection with the Partnership Interest Purchase and the other transactions contemplated by this Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral among the parties with respect to the subject matter of this Agreement and (b) except (i) as provided in Section 5.7 (Indemnification), (ii) the provisions set forth in Section 8.3 (Amendment), Section 8.4 (Extension; Waiver), Section 9.5 (Entire Agreement; No Third Party Beneficiaries), Section 9.6 (Governing Law; Consent to Jurisdiction), and Section 9.7 (Waiver of Jury Trial), the benefit of which shall inure to the benefit of the Financing Parties who in each case are expressly intended to be third-party beneficiaries hereof, and (iii) the provisions of Article I or of any agreement governing the other transactions contemplated by this Agreement concerning the payment of consideration (the benefit of which shall inure to the benefit of those parties entitled to such consideration under the applicable agreement, who are in each case expressly intended to be third-party beneficiaries hereof and thereof) (collectively, “Third Party Provisions”), are not intended to confer upon any person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  The Third Party Provisions may be enforced by the beneficiaries thereof or on behalf of the beneficiaries thereof by the Seller Parties. Notwithstanding anything to the contrary, each Seller Party and the Partnership (each on behalf of itself and its respective affiliates and its and their respective holders of partnership interests, stockholders, directors, officers, representatives or agents) (i) hereby waives any and all rights or claims it or any of them may have against any Financing Parties (whether based in contract, tort, fraud, strict liability, other laws or otherwise) arising under or in connection with, this Agreement, the Financing, the Financing Agreements or the Financing Letters or the transactions contemplated hereby or thereby and (ii) hereby agrees that no Financing Party shall have any liability or obligations of any kind (whether based in contract, tort, fraud, strict liability, other laws or otherwise) to any Seller Party, the Partnership, any of their respective affiliates or any of its or their respective stockholders, directors, officers, representatives or agents arising under or in connection with, this Agreement, the Financing, the Financing Agreements or the Financing Letters or the transactions contemplated hereby or thereby; provided, however, that, for the avoidance of doubt, this provision shall not be construed to limit Buyer’s or any of its Affiliates’ (including the Partnership following the Closing) rights under any agreement with the Financing Parties.

9.6                               Governing Law; Consent to Jurisdiction.  THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS.  EACH OF BUYER AND THE SELLER PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE (THE “DELAWARE COURTS”) FOR ANY LITIGATION ARISING OUT OF OR RELATING TO

THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES AN OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH OF THE PARTIES HERETO AGREES (A) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS, AND (B) THAT SERVICE OF PROCESS MAY ALSO BE MADE ON SUCH PARTY BY PREPAID CERTIFIED MAIL WITH A PROOF OF MAILING RECEIPT VALIDATED BY THE UNITED STATES POSTAL SERVICE CONSTITUTING EVIDENCE OF VALID SERVICE.  SERVICE MADE PURSUANT TO (A) OR (B) ABOVE SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.  NOTWITHSTANDING THE FOREGOING, NO PARTY HERETO, NOR ANY OF ITS AFFILIATES, WILL BRING OR SUPPORT THE BRINGING OF, ANY CLAIM, WHETHER AT LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY FINANCING PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING, THE FINANCING AGREEMENTS OR THE FINANCING LETTERS OR THE PERFORMANCE THEREOF, ANYWHERE OTHER THAN IN (I) ANY NEW YORK STATE COURT SITTING IN THE COUNTY OF NEW YORK OR (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.

9.7                               Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) RELATING TO THIS AGREEMENT INCLUDING, BUT NOT LIMITED TO, ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING, THE FINANCING AGREEMENTS OR THE FINANCING LETTERS OR THE PERFORMANCE THEREOF.

9.8                               Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.9                               Specific Enforcement.

(a)                                 Except as otherwise provided in Section 7.2, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

(b)                                 The parties to this Agreement agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed by the Seller Parties in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that prior to the valid termination of this Agreement in accordance with Article VIII, Buyer will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (without, in each case, the posting of a bond or other security) in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(c)                                  The parties hereto agree that irreparable damage would occur in the event that the parties’ obligations under Section 5.2 (Confidentiality) or Section 5.8 (Financing) are not performed by one or more of the parties hereto in accordance with the terms hereof or were otherwise breached and that Buyer and the Seller Parties shall be entitled to specific performance of the terms and provisions of such Sections or an injunction to prevent any breach of such sections, in addition to any other remedy at law or equity.

9.10                        Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11                        Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

(a)                                 Title Insurance and Surveys.  Without limiting the foregoing, Buyer shall pay all fees, costs and other expenses to obtain any of the following items to the extent desired by Buyer or required by any lender of the Mortgage Debt or any other lender to Buyer or any of its affiliates: updated title searches, reports or title insurance commitments; the Owner’s Title Policies and any policies or date-down endorsements or other endorsements to existing title owner’s or lender’s title insurance policies of any lenders on the Mortgage Debt; updated surveys or amendments or endorsements to existing surveys, and similar items with respect to title and survey matters affecting the Partnership Properties.

(b)                                 Transfer Taxes and Recording Fees.  In the event that any real estate recording fees or Transfer Taxes become payable as a result of the Partnership Interest Purchase, the Seller Parties and Buyer will each pay one-half of any such recording fees or Transfer Taxes.  Each party shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any taxes or fees described in this Section 9.9(b).  “Transfer Taxes” shall mean any and all taxes, fees, charges or costs imposed by state, county or local authorities on the direct or indirect transfer of title to or beneficial interest in real property regardless of whether referred to as a tax or otherwise, including, without limitation, any taxes caused by any transfer of controlling interests in a Partnership Subsidiary or Affiliate following the original vesting of title of any Partnership Property in such Partnership Subsidiary or Affiliate.

(c)                                  Loan Assumption Fees.  At or prior to the Closing, Buyer will pay Loan Assumption Feeds and the lender legal fees and other reimbursements as provided in Section 5.10.

(d)                                 Escrow Fees.  The Seller Parties and Buyer will each pay one-half of any escrow closing fees in connection with the closing of the transactions contemplated by this Agreement.

SCHEDULE A

INDEX OF DEFINED TERMS

Acquisition Proposal	§4.4(a)
Adjusted Working Capital	§1.4(g)(i)
Agreed Amount	§7.2(f)
Agreement	Preamble
Allowed Signing Deposit	§8.2(b)
Alternate Financing	§5.8(b)
Base Adjusted Working Capital	§1.4(b)
Business Day	§1.2
Buyer	Preamble
Buyer Disclosure Letter	Article III
Buyer Indemnified Party	§7.2(a)
Buyer Knowledge Party	§3.7(c)
Buyer Material Adverse Effect	§3.7(e)
Buyer Maximum Amount	§7.3(b)
Buyer Subsidiary	§3.3
Buyer’s Knowledge	§3.7(c)
Claim Notice	§7.2(d)
Claimed Amount	§7.2(d)
Closing	§1.2
Closing Adjusted Working Capital	§1.4(c)
Closing Cash Payment	§1.3
Closing Date	§1.2
Closing Pro-Rated Adjustment	§1.4(d)
Code	§1.5(c)
Contracts	§2.15(a)
Current Assets	§1.4(g)(ii)
Current Liabilities	§1.4(g)(iii)
Delaware Courts	§9.6
Deposit Escrow Agreement	§1.5(a)
Disclosed Contract	§2.15(q)
Dispute	§7.2(f)
Environmental Laws	§2.10
Environmental Reports	§2.10
ERISA	§2.11(a)(i)
ERISA Affiliate	§2.11(a)
Escrow Agent	§1.5(a)
Escrow Agreement	§1.5(b)
Escrow Amount	§1.5(b)
Escrowed Deposit	§8.2(b)
Estimated Closing Adjusted Working Capital	§1.4(b)
Estimated Closing Date Balance Sheet	§1.4(b)
Estimated Pro-Rated Adjustment	§1.4(a)

Existing Partnership Agreement	§2.1(a)
Existing Policy	§5.1(e)
Existing Property Purchase Agreement	§ 2.9(l)
Existing Survey	§5.1(e)
Financial Statements	§2.6(a)
Financing	§3.5
Financing Agreements	§5.8(b)
Financing Letters	§3.5
Financing Parties	§3.5
Financing Sources	§3.5
Fund Subsidiary REIT	§8.2(b)
GAAP	§1.4(b)
General Partner	Preamble
Governmental Entity	§2.5(b)
GP Interests	Recitals
Ground Lease	§2.9(h)
Guaranty	§2.9(d)
Hazardous Materials	§2.10
Indebtedness	§2.15(b)
Indemnification Cut-Off Date	§7.2(b)(iii)
Indemnification Escrow Amount	§1.5(b)
Insurance Policies	§2.17
Knowledge	§2.16(c), 3.7(c)
Laws	§2.5(b)(iii)
Lease Modification	§4.2
Lease Term Sheet	§4.3
Leasing Parameters	§1.4(g)(v)
Liens	§2.2(b)
Loan Transfer Fees	§5.10
Losses	§7.2(a)
LP Interests	Recitals
LP Seller	Preamble
Material Title Defect	§5.1(e)
Mortgage Consent	§5.10
Mortgage Debt	§5.10
Mortgage Debt Documents	§2.15(p)
Most Recent Balance Sheet	§2.6(a)
Neutral Auditor	§1.4(c)
New Title Defect	§5.1(e)
Non-Reviewed Properties	§5.1(e)
Owner’s Title Policies	§5.1(e)
Partnership	Preamble
Partnership Control Person	§4.4(a)
Partnership Interest Purchase	Recitals
Partnership Interests	Recitals
Partnership Knowledge Party	§2.16(c)

Partnership Material Adverse Effect	§2.16(e)
Partnership Maximum Amount	§7.2(b)(ii)
Partnership Properties	§2.9(a)
Partnership Rent Roll	§2.9(d)
Partnership Space Lease	§2.9(d)
Partnership Subsidiaries	§2.2(a)
Person	§2.2(a)
Philadelphia Property	§5.17
Philadelphia Property Disposition	§5.17
Philadelphia Property Purchase Price	§5.17
Plan Assets Regulation	§2.11(b)
Positive Tax Opinion or Ruling	§8.2(b)
Post-Closing Adjustment Escrow Amount	§1.5(b)
Post-Closing Balance Sheet	§1.4(c)
Pro-Rated Adjustment	§1.4(g)(iv)
Pro-Rated Items	§1.4(g)(vi)
Prospective Investors	§5.2
Purchase Consideration	§1.3
Purchase Price	§1.3(a)
Response	§7.2(f)
Reviewed Properties	§5.1(e)
Seller Indemnified Party	§7.3(a)
Seller Indemnifying Parties	§7.2(a)
Seller Objection Notice	§1.4(c)
Seller Parties	Preamble
Seller Parties Disclosure Letter	Article II
Seller Parties’ Knowledge	§2.16(c)
Seller Representatives	§4.4(a)
Signing Deposit	§1.5(a)
Straddle Period Return	§5.4(b)
Subsidiary	§2.2(a)
Survey Updates	§5.1(e)
Swaps	§2.15(c)
Taxes	§2.12(a)
Tenant Inducements	§2.9(e)
Termination Date	§8.1(d)
Third Party Provisions	§9.5
Threshold Amount	§7.2(b)(i)
Title Commitments	§5.1(e)
Title Company	§5.1(e)
Title Review Deadline	§5.1(e)
Transfer Taxes	§9.11(b)
U.K. Properties	§5.14
Uncollected Tenant Payments	§1.4(g)(vi)(E)

IN WITNESS WHEREOF, the parties hereto have caused this Partnership Interest Purchase Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

LIBERTY PROPERTY LIMITED PARTNERSHIP

By: Liberty Property Trust, its sole General Partner

By:	/s/ William P. Hankowsky
Name:	William P. Hankowsky
Title:	Chairman, President and CEO

By:	/s/ Michael T. Hagan
Name:	Michael T. Hagan
Title:	Chief Investment Officer

CABOT INDUSTRIAL VALUE FUND III, INC.

By:	/s/ Andrew D. Ebbot
Name:	Andrew D. Ebbott
Title:	CIO

CABOT INDUSTRIAL VALUE FUND III MANAGER, LIMITED PARTNERSHIP

By:	Cabot Industrial Value Fund III Manager GP,
LLC, its General Partner

By:	Cabot Properties, Inc., its Manager

By:	/s/ Andrew D. Ebbot
Name:	Andrew D. Ebbott
Title:	CIO

Solely for purposes of Section 5.17:

LIBERTY PROPERTY DEVELOPMENT CORP.

By:	/s/ Michael T. Hagan
Name:	Michael T. Hagan
Title:	Chief Investment Officer

Solely for purposes of Section 5.17:

Cabot III — PA1W01, L.P., a Delaware limited partnership

CABOT III — PA GP 3, LLC,
a Delaware limited liability company,
its general partner

By:	CABOT INDUSTRIAL VALUE FUND
III OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership,
its sole member

By:	/s/ Andrew D. Ebbot
Name:	Andrew D. Ebbot
Title:	CIO

EXHIBIT A

DEPOSIT ESCROW AGREEMENT

DEPOSIT ESCROW AGREEMENT

This DEPOSIT ESCROW AGREEMENT (this “Agreement”) is dated as of the 31st day of July, 2013, by and among Liberty Property Limited Partnership, a Pennsylvania limited partnership (“Buyer”), Cabot Industrial Value Fund III Manager, Limited Partnership, a Massachusetts limited partnership (the “LP Seller”), Cabot Industrial Value Fund III, Inc., a Maryland corporation (“General Partner” and together with the LP Seller, the “Escrow Participants”), and U.S. Bank National Association, a national banking association (the “Escrow Agent”), as escrow agent.  The Buyer, LP Seller and General Partner are sometimes referred to herein, collectively, as the “Interested Parties.”

WHEREAS, the Buyer, LP Seller and General Partner have entered into a Partnership Interest Transfer Agreement dated July 31, 2013 (the “Purchase Agreement”) pursuant to which LP Seller and General Partner will, subject to the terms and conditions therein, sell all of their limited partnership interests and general partnership interests in Cabot Industrial Value Fund III Operating Partnership, L.P., a Delaware Limited Partnership (the “Partnership”) to Buyer (the “Partnership Interest Sale”);

WHEREAS, pursuant to Section 1.5 of the Purchase Agreement, Buyer shall deposit $25,000,000.00 in cash into escrow to be retained by the Escrow Agent until the earlier to occur of (i) the consummation of the Partnership Interest Sale, and (ii) the termination of the Purchase Agreement, in accordance with the procedures set forth herein; and

WHEREAS, the Interested Parties wish to engage the Escrow Agent to act, and the Escrow Agent is willing to act, as escrow agent hereunder and, in that capacity, to hold, administer and distribute the amounts deposited in escrow hereunder in accordance with, and subject to, the terms of this Agreement;

NOW THEREFORE, for valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

Section 1.                                          Definitions.

“Business Day” means each day, other than a Saturday, Sunday or other day on which banks in Hartford, Connecticut are required by law to close.

Section 2.                                          Deposit of Escrow Funds.

Within one (1) Business Day after the execution and delivery of this Agreement, Buyer shall deposit with the Escrow Agent in immediately available funds the amount of $25,000,000 (the “Escrow Funds”, and together with any investment income or proceeds received by the Escrow Agent from the investment thereof from time to time pursuant to Section 4 below, collectively, the “Escrow Property”) and the Escrow Agent agrees to hold the Escrow Property in an account established with the Escrow Agent (the “Escrow Account”), and to administer the Escrow Property in accordance with the terms of this Agreement.

Section 3.                                          Claims and Payment; Release from Escrow.

(a)         General.  Subject to Section 3(b) and Section 6 below, Escrow Agent shall, at any time, distribute all or such part of the Escrow Property as directed by and in accordance with the terms of (i) a Joint Written Direction (as defined below), or (ii) a final, non-appealable written order of a court of competent jurisdiction, a copy of which is delivered by Buyer or the Escrow Participants to Escrow Agent at least two (2) business days prior to such distribution.  Escrow Agent shall consider any such written order submitted pursuant to clause (ii) of the preceding sentence to be a final, non-appealable written order or decision of a court of competent jurisdiction, and shall not be under any obligation to make further inquiry.  As used in this Agreement, a “Joint Written Direction” shall mean a written direction executed by each of Buyer and the Escrow Participants and directing Escrow Agent to disburse all or a portion of the Escrow Property or to take or refrain from taking an action pursuant to this Agreement.  Any Joint Written Direction directing the disbursement of all or any portion of the Escrow Property shall contain wiring instructions or an address to which a check shall be sent.

(b)         Termination Notice. Each of the Buyer, on the one hand, and the Escrow Participants, on the other hand, agree that, in the event that such party (a “Terminating Party”) delivers a notice to the other party/parties terminating the Purchase Agreement pursuant to Section 8.1 of the Purchase Agreement, the Terminating Party will simultaneously deliver a copy of such notice to the Escrow Agent, which notice shall specify the provision of the Purchase Agreement pursuant to which the Terminating Party is terminating the Purchase Agreement.  If the non-Terminating Party delivers a written notice to the Terminating Party and the Escrow Agent objecting to the provision upon which the Purchase Agreement was terminated and specifying with reasonable particularity its basis therefor which is received by the Escrow Agent within 10 business days (an “Objection Notice”) of the Escrow Agent’s receipt of the termination notice, then the Escrow Property shall be retained in the Escrow Account and distributed by Escrow Agent only in accordance with the terms of Section 3(a) above and Section 6.  If the non-Terminating Party does not timely deliver an Objection Notice, then if, as specified in the termination notice, (i) the Purchase Agreement is terminated (A) pursuant to Section 8.1(d) of the Purchase Agreement at a time when both (x) conditions to the closing of the Partnership Interest Sale set forth in Section 6.3 of the Purchase Agreement (excluding Section 6.3(c)) have been satisfied or waived (or would be satisfied if the closing of the Partnership Interest Sale were held) and (y) the conditions to closing of the Partnership Interest Sale set forth in Section 6.2 of the Purchase Agreement have not been satisfied or waived or (B) pursuant to Section 8.1(c) or 8.1(e), then Escrow Agent shall release to the Buyer, within two (2) business days after the end of such 10 business day period, the Escrow Property and (ii) the Purchase Agreement is terminated in any other manner, Escrow Agent shall release to the Escrow Participants, subject to Section 6, within two (2) business days after the end of such 10 business day period, the Escrow Property, on a pro rata basis in accordance with their respective percentage interests set forth on Exhibit C.

(c)          Termination Date. Each of the Buyer, on the one hand, and the Escrow Participants, on the other hand, agree that, in the event that no party delivers a notice terminating the Purchase Agreement as set forth in Section 3.1(c) above prior to October 16, 2013 (subject to extension pursuant to the terms of the Purchase Agreement, the “Termination Date”), subject to Section 6, Escrow Agent shall release to the Escrow Participants, within two (2) business days thereafter, the Escrow Property, on a pro rata basis in accordance with their respective percentage interests set forth on Exhibit C; provided, however, that the Termination Date may be extended by mutual agreement of the Interested Parties and delivery of joint written notice to the Escrow Agent of such extension.  Buyer and the Escrow Participants agree that any notice extending the Termination Date pursuant to the Purchase Agreement will be delivered to the Escrow Agent concurrently.

Section 4.                                          Investment of Funds.

(a)         General.  If the Escrow Agent shall have received specific joint written investment instruction from Buyer, LP Seller and General Partner (which shall include instruction as to term to maturity, if applicable), on a timely basis, the Escrow Agent shall invest the Escrow Property in Eligible Investments, pursuant to and as directed in such instruction.

(b)         “Eligible Investments.” shall mean (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (ii) shares of a money market fund that is subject to regulation under the Investment Company Act of 1940, 15 U.S.C. 80a-1 et seq., and complies with the requirements of Rule 2a-7 thereof, (iii) deposit accounts or certificates of deposit of any domestic commercial bank having capital and surplus in excess of $500,000,000, which, in the case of certificates of deposit, are negotiable and have a ready secondary market; (iv) investment in the Escrow Agent’s “Money Market Deposit Account” (“MMDA”), as described in Annex A hereto.  If otherwise qualified, obligations of the Escrow Agent or any of its affiliates shall qualify as Eligible Investments.  Notwithstanding the foregoing, Eligible Investments shall be limited to those instruments readily obtainable and routinely offered by the Escrow Agent’s Corporate Trust Services.

(c)          Escrow Agent Not Responsible For Investment Decisions.  Absent its timely receipt of such specific joint written investment instruction from Buyer, LP Seller and General Partner, the Escrow Agent shall have no obligation or duty to invest (or otherwise pay interest on) the Escrow Property; provided, however, that in the event the Escrow Agent shall not have received such written investment instruction, the Escrow Agent shall be authorized to invest any of the Escrow Property in the Escrow Agent’s MMDA until such investment instruction is received.  All earnings received from the investment of the Escrow Property shall be credited to, and shall become a part of, the Escrow Property (and any losses on such investments shall be debited to the Escrow Account).  Subject to Section 7(b) of this Agreement, the Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.

(d)         Transaction Confirmations.  The parties hereto acknowledge that, to the extent regulations of the Comptroller of the Currency, or other applicable regulatory entity, grant the parties the right to receive individual confirmations of security transactions at no additional cost, as they occur, the parties specifically waive receipt of such confirmations to the extent permitted by law.  The Escrow Agent will furnish the parties hereto with periodic cash transaction statements that include detail for all investment transactions made by the Escrow Agent hereunder.

Section 5.                                          Tax Reporting.

(a)                                 The Interested Parties agree that, unless otherwise specified in this Agreement, any investment income earned (or proceeds received), prior to the disbursement of the Escrow Property, during a calendar year period from the investment of the Escrow Property, shall be treated consistently with the terms of Section 1.5(c) of the Purchase Agreement and shall be reported on an annual basis by the Escrow Agent (and the Escrow Agent agrees to so report such income) on the appropriate Form 1099 (or Form 1042-S), as required pursuant to the Internal Revenue Code  of 1986 (“Code”) and the regulations thereunder as having been earned by the Buyer.

(b)                                 The Interested Parties are responsible for making an affirmative communication to the Escrow Agent if the securities being exchanged, redeemed, or sold are classified as “Covered Securities” or “Non-Covered Securities” under the Internal Revenue Service Cost Basis Reporting regulations.  If such securities are classified as “Covered Securities”, the parties are jointly responsible for providing the required information to the Escrow Agent for sending accurate and complete Form 1099-B information to the Escrow Participants’.  The required information shall be each Escrow Participants’ date of acquisition and each Escrow Participants cost basis of the applicable security, and any such other information that the Escrow Agent may request to be in compliance with the IRS 1099-B reporting regulations under the Internal Revenue Code.  Notwithstanding the foregoing, the parties view the securities being exchanged, redeemed or sold pursuant to the Purchase Agreement as “Non-Covered Securities.  The information shall be provided timely to the Escrow Agent so it can meet its obligations to send Form 1099-B information to the Escrow Participants and the IRS by the applicable reporting deadlines.

(c)                                  General Partner is responsible for providing guidance to the Escrow Agent on the appropriate allocation of the cost basis to each Escrow Participant’s distribution.  The Escrow Agent shall rely upon such guidance to perform the required tax reporting for distributions made from the Escrow Accounts.

(d)                                 Certification of Taxpayer Identification Number.  Each of the Interested Parties hereto agrees to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent upon the execution and delivery of this Agreement.  The Interested Parties understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Property.  The Interested Parties also agree to provide the Escrow Agent with all documentation necessary for the Escrow Agent to comply with the Foreign Account Tax Compliance Act.  Each of the Interested Parties agrees to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement.

Section 6.                                          Certain Conditions.  Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall have received a tax opinion of counsel or a ruling from the IRS to the effect that the General Partner’s receipt of its share of the Escrow Property will be treated as qualifying income with respect to the General Partner for purposes of Section 856(c)(2) and 856(c)(3) of the Code or shall be excluded from income for such purposes (a “Positive Tax Opinion or Ruling”), the aggregate amount of the Escrow Property to be paid or distributed to the Escrow Participants pursuant to this Agreement shall be limited to the maximum amount (“Allowed Escrow Property”) that can be paid without causing the General Partner’s receipt of its pro rata share of such funds to cause the General Partner to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute qualifying income for such purposes, as determined by independent accountants to the Escrow Participants, which determination shall be provided to Buyer and to the Escrow Agent at least two (2) Business Days prior to the applicable date on which the Escrow Agent is required to make a distribution of Escrow Property.  In the event that the Escrow Property exceeds the Allowed Escrow Property, then such excess amount (the “Escrowed Deposit”) shall be retained by the Escrow Agent in a separate interest-bearing, segregated account for the account of Buyer.  The Escrow Participants shall pay all costs associated with obtaining any tax opinion of counsel or ruling from the IRS described above.  The Escrowed Deposit shall be fully disbursed (and therefore any unpaid portion of  the Escrow Property shall be paid to the Escrow Participants pro rata) upon receipt of a Positive Tax Opinion or Ruling. To the extent not previously paid, upon any determination by independent accountants to the Escrow Participants that any additional amount of the Escrow Property may be disbursed (to the Escrow Participants pro rata) without causing the General Partner to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code, determined as if the payment of such amount did not constitute qualifying income for such purposes, the determination of such independent accountants shall be provided to the Escrow Agent and such additional amount shall be disbursed at least two (2) Business Days prior to the applicable date on which the Escrow Agent is required to make a distribution of Escrow Property (and therefore such portion of the Escrow Property shall be paid to the Escrow Participants pro rata).  At the end of the second calendar year beginning after the Closing Date (as defined in the Purchase Agreement) (or earlier if directed by the General Partner or the LP Seller), any remainder of the Escrowed Deposit (together with interest thereon) then being held by the Escrow Agent shall be disbursed to Buyer and, in the event that the Escrow Property has not by then been paid in full, such unpaid portion of the Escrow Property shall be deemed forgiven.  The Escrow Participants shall bear any and all expenses associated with the escrow of the Escrowed Deposit.  The Escrow Participants are hereby granted the power of attorney on behalf of Buyer to execute, acknowledge, swear to and deliver all such documents required in connection with the foregoing escrow account, such power to be irrevocable and coupled with an interest. The parties intend for this Section 6 to be interpreted and applied in a manner consistent with Section 8.2(b) of the Purchase Agreement and to the extent of any inconsistencies between the two provisions, the terms of the Purchase Agreement shall control.

Section 7.                                          Concerning the Escrow Agent.

(a)                                 Each Interested Party acknowledges and agrees that the Escrow Agent (i) shall not be responsible for any of the agreements referred to or described herein (including without limitation the Purchase Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification, (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility or duty to make inquiry as to or to determine the genuineness, accuracy or validity thereof (or any signature appearing thereon), or of the authority of the person signing or presenting the same, and (v) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel.

(b)                                 The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent’s gross negligence or willful misconduct.  In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

(c)                                  The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other subescrow agent was caused by the Escrow Agent’s own gross negligence or willful misconduct in breach of this Agreement.

(d)                                 The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

(e)                                  Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any Escrow Property (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

(f)                                   Unless and except to the extent otherwise expressly set forth herein, all deposits and payments hereunder, or pursuant to the terms hereof (including without limitation all payments to the Escrow Agent pursuant to Section 8, shall be in U.S. dollars.

Section 8.                                          Compensation, Expense Reimbursement and Indemnification.

(a)                                 Each of the Interested Parties agrees, jointly and severally (i) to pay or reimburse the Escrow Agent for its attorney’s fees and expenses incurred in connection with the preparation of this Agreement and (ii) to pay the Escrow Agent’s compensation for its normal services hereunder in accordance with the fee schedule attached hereto as Exhibit A and made a part hereof, which may be subject to change hereafter by the Escrow Agent on an annual basis.

(b)                                 Each of the Interested Parties agrees, jointly and severally, to reimburse the Escrow Agent on demand for all costs and expenses incurred in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder.

(c)                                  Each of the Interested Parties covenants and agrees, jointly and severally, to indemnify the Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to reasonable attorney’s fees, tax liabilities (other than tax liabilities associated with the Escrow Agent’s fees or reimbursements), any liabilities or damages that may result from any inaccuracy or misrepresentation made in any tax certification provided to the Escrow Agent,  and other costs and expenses of defending or preparing to defend against any claim of liability unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent’s gross negligence, or willful misconduct.  The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

(d)                                 Notwithstanding anything herein to the contrary, the Escrow Agent shall have and is hereby granted a possessory lien on and security interest in the Escrow Property, and all proceeds thereof, to secure payment of all amounts owing to it from time to time hereunder, whether now existing or hereafter arising.  The Escrow Agent shall have the right to deduct from the Escrow Property, and proceeds thereof, any such sums, upon one Business Days’ notice to the Interested Parties of its intent to do so.

(e)                                  Without altering or limiting the joint and several liability of any of the Interested Parties to the Escrow Agent hereunder, each of the Interested Parties agrees as among themselves that they shall share, each, all amounts payable to the Escrow Agent pursuant to this Section 7 on the following basis: (x) 50% by the Buyer, and (y) 50% by the Escrow Participants.

Section 9.                                          Resignation.

The Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty (30) days’ prior written notice of resignation to Buyer and the Escrow Participants.  Prior to the effective date of the resignation as specified in such notice, Buyer and the Escrow Participants will jointly issue to the Escrow Agent a written instruction authorizing redelivery of the Escrow Property to a bank or trust company that they select as successor to the Escrow Agent hereunder.

If, however, Buyer and the Escrow Participants shall fail to name such a successor escrow agent within twenty (20) days after the notice of resignation from the Escrow Agent, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

Section 10.                                   Dispute Resolution.

It is understood and agreed that, should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Property, or should any claim be made upon the Escrow Agent or the Escrow Property by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of the Escrow Property until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired.  The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Property.

Section 11.                                   Consent to Jurisdiction and Service.

Each of the Interested Parties hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts in the State of Connecticut and of any Federal court located in said state in connection with any actions or proceedings brought against the Interested Parties (or any of them) by the Escrow Agent arising out of or relating to this Agreement.  In any such action or proceeding, the Interested Parties each hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 13 hereof.

Section 12.                                   Waiver of Jury Trial.

THE ESCROW AGENT AND THE INTERESTED PARTIES HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION HEREWITH.

Section 13.                                   Force Majeure.

The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control.  Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

Section 14.                                   Notices; Wiring Instructions.

(a)                                 Notice Addresses.  Any notice permitted or required hereunder shall be in writing, and shall be sent (i) by personal delivery, overnight delivery by a recognized courier or delivery service, or (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) by confirmed telecopy accompanied by mailing of the original on the same day by first class mail, postage prepaid, in each case the parties at their address set forth below (or to such other address as any such party may hereafter designate by written notice to the other parties).

If to Buyer:

c/o Liberty Property Limited Partnership
500 Chesterfield Parkway Malvern, PA 19355
Attention: Michael T. Hagan, EVP & Chief Investment Officer

with a copy to:

c/o Liberty Property Limited Partnership
500 Chesterfield Parkway
Malvern, PA 19355
Attention: James J. Bowes, Esq. and Bonnie S. Milavec, Esq.

and a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street 200 Philadelphia, PA 19103
Attention: Justin W. Chairman, Esq. and Richard B. Aldridge, Esq.

If to LP Seller:

One Beacon Street, Suite 1700 Boston, MA 02108
Attention: Mark Bechard, Executive Vice President, Finance and Chief Financial Officer
Tel: 617-723-4681
Fax: 617-727-4200

If to General Partner:

One Beacon Street, Suite 1700 Boston, MA 02108
Attention: Mark Bechard, Executive Vice President, Finance and Chief Financial Officer
Tel: 617-723-4681
Fax: 617-727-4200

If to Escrow Agent:

U.S. Bank National Association

Corporate Trust Services
225 Asylum Street, 23rd Floor
Hartford, CT 06103
Attn:	Arthur Blakeslee
Ref:	”Buyer/Sellers” Deposit Escrow
Tel:	(860) 241-6859
Fax:	(866) 350-2126

Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt.  If any notice or document is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry that each notice or document was received by such other person when it is received by the Escrow Agent.

(b)                                 Wiring Instructions.  Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with Section 14(a) above):

If to Buyer:

Bank:	PNC Bank
(Philadelphia, PA)
ABA #: 031000053
Acct. #: 8613184347
Attn: Rita Christiano (610) 648-1721
Ref: Liberty Property Limited Partnership

If to LP Seller:

Bank:	PNC Bank

(East Brunswick, NJ)
ABA #: 031-207-607
Acct. #: 80-2626-0536
Attn: Patrick Mullaney (617) 305-6131
Ref: Cabot Industrial Value Fund III Manager, L.P.

If to General Partner:

Bank:	PNC Bank
(East Brunswick, NJ)
ABA #: 031-207-607
Acct. #: 80-2626-0528
Attn: Patrick Mullaney (617) 305-6131
Ref: Cabot Industrial Value Fund III, Inc.

If to the Escrow Agent:

Bank:	U.S. Bank National Association
ABA :	091000022
BNF:	U.S. Bank Trust N.A.
A/C:	173103321050
OBI:	Corporate Trust Services
Ref:	Liberty Property/Cabot Industrial Deposit Escrow Account
Attn:	Karen Felt

Section 15.                                   Miscellaneous.

(a)                                 Binding Effect; Successors.  This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns.  If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent.

(b)                                 Modifications.  This Agreement may not be altered or modified without the express written consent of the parties hereto.  No course of conduct shall constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified.  A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.  Notwithstanding any other provision hereof, consent to an alteration or modification of this Agreement may not be signed by means of an e-mail address.

(c)                                  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CONNECTICUT.

(d)                                 Reproduction of Documents.  This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process.  The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

(e)                                  Counterparts and Facsimile Execution.  This Agreement may be executed in several counterparts, each of which shall be deemed to be one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile or email (e.g., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes.

(f)                                   Customer Identification Program.  Each of the Interested Parties acknowledge receipt of the notice set forth on Exhibit B attached hereto and made part hereof and that information may be requested to verify their identities.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the          day of                         , 2013.

Buyer:
LIBERTY PROPERTY LIMITED PARTNERSHIP

By: Liberty Property Trust, its sole General Partner

By:
Name:
Title:

LP Seller:
CABOT INDUSTRIAL VALUE FUND III, INC.

By:
Name:
Title:

General Partner:
CABOT INDUSTRIAL VALUE FUND III MANAGER, LIMITED PARTNERSHIP

By:	Cabot Industrial Value Fund III Manager GP, LLC, its General Partner

By:	Cabot Properties, Inc., its Manager

By:
Name:
Title:

U.S. Bank National Association, as Escrow Agent

By:
Name:
Title:

EXHIBIT A

Escrow Agent Fee Schedule

EXHIBIT B

Customer Identification Program Notice

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions (which includes the Escrow Agent) to obtain, verify and record information that identifies each person who opens an account.

For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity.  Such documentation may include, but is not limited to, Certificates of Good Standing from the appropriate Secretary of State, certified copies of Partnership Agreements, Trust Agreements or other formation agreements or documents.  For companies whose equity securities are publicly traded, these requirements can be met with evidence of regulatory filings with the Securities and Exchange Commission as found on their EDGAR database.  We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

In addition, for non-individual entities, the Escrow Agent must be informed if any contractual party is now acting, or has acted in the past 12 months, under a different name, or has changed its name in the last 12 months.

For individuals, a copy of a government—issued identification, such as a driver’s license or passport, is required to establish identity for the primary party responsible for the account, such as the Shareholder Representative, as a signing party to the governing documents.  Additionally, any individual involved in the transaction will be required to provide a certified Tax Identification Number on IRS Form W-9, or Form W-8 for non-US Persons.

Any capitalized term used without definition in this Exhibit B is used with the meaning assigned to such term in the Escrow Agreement of which this Exhibit B is a part.

EXHIBIT C

Percentage Interests of Escrow Participants

Cabot Industrial Value Fund III, Inc.	98.278272%

Cabot Industrial Value Fund III Manager, Limited Partnership	1.721728%

ANNEX A

U.S. BANK NATIONAL ASSOCIATION

MONEY MARKET DEPOSIT ACCOUNT

DESCRIPTION AND TERMS

The U.S. Bank Money Market account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank.  Selection of this investment includes authorization to place funds on deposit with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366).  This method applies a daily periodic rate to the principal balance in the account each day.  Interest is accrued daily and credited monthly to the account.  Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers.  U.S. Bank’s trust department performs all account deposits and withdrawals.  Deposit accounts are FDIC Insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits.

EXHIBIT B

FORM OF ESCROW AGREEMENT

POST-CLOSING ESCROW AGREEMENT

This POST-CLOSING ESCROW AGREEMENT (this “Agreement”) is dated as of the       day of                       , 2013, by and among Liberty Property Limited Partnership, a Pennsylvania limited partnership (“Buyer”), Cabot Industrial Value Fund III Manager, Limited Partnership, a Massachusetts limited partnership (the “LP Seller”), Cabot Industrial Value Fund III, Inc., a Maryland corporation (“General Partner” and together with the LP Seller, the “Escrow Participants”), and U.S. Bank National Association, a national banking association (the “Escrow Agent”), as escrow agent.  The Buyer, LP Seller and General Partner are sometimes referred to herein, collectively, as the “Interested Parties.”

WHEREAS, the Buyer, LP Seller and General Partner have entered into a Partnership Interest Transfer Agreement dated July 31, 2013 (the “Purchase Agreement”) pursuant to which LP Seller and General Partner have sold sell all of their limited partnership interests and general partnership interests in Cabot Industrial Value Fund III Operating Partnership, L.P., a Delaware Limited Partnership (the “Partnership”) to Buyer;

WHEREAS, pursuant to the Purchase Agreement, a portion of the purchase price is to be withheld and placed into two separate escrow accounts as follows: (i) $3,000,000 as a source of the payment for any adjustments that may arise pursuant to Section 1.4 of the Purchase Agreement, and (ii) $10,000,000 as a source for any indemnified claims that may arise pursuant to Section 7.2 of the Purchase Agreement;

WHEREAS, on July 31, 2013, the Buyer, LP Seller and General Partner entered into a Deposit Escrow Agreement (the “Deposit Escrow Agreement”) with the Escrow Agent, pursuant to which $25,000,000 (the “Initial Deposit”) was deposited with the Escrow Agent subject to the terms and conditions of the Deposit Escrow Agreement;

WHEREAS, the Interested Parties desire that, pursuant to the terms of the Deposit Escrow Agreement, a portion of the Initial Deposit will be applied to fund the Purchase Price Adjustment Escrow Fund (as defined below) and the Indemnification Escrow Fund in lieu of being released to the Escrow Participants upon consummation of the transactions contemplated by the Purchase Agreement; and

WHEREAS, the Interested Parties wish to engage the Escrow Agent to act, and the Escrow Agent is willing to act, as escrow agent hereunder and, in that capacity, to hold, administer and distribute the amounts deposited in escrow hereunder in accordance with, and subject to, the terms of this Agreement;

NOW THEREFORE, for valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

Section 1.                                          Definitions.

“Business Day” means each day, other than a Saturday, Sunday or other day on which banks in Hartford, Connecticut are required by law to close.

Section 2.                                          Deposit of Escrow Funds.

Simultaneously with the execution and delivery of this Agreement, Escrow Agent shall, in compliance with the Deposit Escrow Agreement, cause the aggregate amount of $13,000,000 (the “Escrow Funds”, and together with any investment income or proceeds received by the Escrow Agent from the investment thereof from time to time pursuant to Section 4 below, collectively, the “Escrow Property”) to be released from the escrow established pursuant to the Deposit Escrow Agreement and deposited in immediately available funds in two separate escrow accounts as follows: (i) $3,000,000 as a source of the payment for any adjustments that may arise pursuant to Section 1.4 of the Purchase Agreement that result in additional payments to the Buyer (together with any investment income or proceeds received by the Escrow Agent from the investment thereof, the “Purchase Price Adjustment Escrow Fund”), and (ii) $10,000,000 as a source for any indemnified claims that may arise pursuant to Section 7.2 of the Purchase Agreement (together with any investment income or proceeds received by the Escrow Agent from the investment thereof, the “Indemnification Escrow Fund”).  The Escrow Agent agrees to hold the Escrow Property in these two accounts established with the Escrow Agent (each, an “Escrow Account” and together, the “Escrow Accounts”), and to administer the Escrow Property in accordance with the terms of this Agreement.

Section 3.                                          Claims and Payment; Release from Escrow.

(a)         General.  Subject to Section 3(b)(3) and Section 3(c)(2) below,  Escrow Agent shall, at any time, distribute all or such part of the Escrow Property as directed by and in accordance with the terms of (i) a Joint Written Direction (as defined below), or (ii) a final, non-appealable written order of a court of competent jurisdiction, a copy of which is delivered by Buyer or the Escrow Participants to Escrow Agent at least two (2) business days prior to such distribution.  Escrow Agent shall consider any such written order submitted pursuant to clause (ii) of the preceding sentence to be a final, non-appealable written order or decision of a court of competent jurisdiction, and shall not be under any obligation to make further inquiry.  As used in this Agreement, a “Joint Written Direction” shall mean a written direction executed by each of Buyer and the Escrow Participants and directing Escrow Agent to disburse all or a portion of the Escrow Property or to take or refrain from taking an action pursuant to this Agreement.  Any Joint Written Direction directing the disbursement of all or any portion of the Escrow Property shall contain wiring instructions or an address to which a check shall be sent and identify the Escrow Fund from which the monies are to be withdrawn.

(b)         Purchase Price Adjustment Escrow Fund.

(1)                       If, in accordance with the provisions of Section 1.4 of the Purchase Agreement, it is determined that Buyer is entitled to receive a payment in order to satisfy any adjustment required thereby, Buyer and the Escrow Participants shall provide a Joint Written Direction to Escrow Agent indicating that Buyer is entitled to all or a portion of the Purchase Price Adjustment Escrow Fund.  In such Joint Written Direction, Buyer and the Escrow Participants shall specify the amount that Buyer is entitled to receive under the terms of the Purchase Agreement (the “Purchase Price Adjustment Amount”) and direct Escrow Agent to distribute to Buyer that portion of the Purchase Price Adjustment Escrow Fund equal to the Purchase Price Adjustment Amount, together with any interest or other income on such portion through the date of disbursement, and the remainder of the Purchase Price Adjustment Escrow Fund (if any), together with any interest or other income thereon through the date of disbursement, shall be distributed by Escrow Agent to the Escrow Participants pro rata in accordance with their respective percentage interests set forth on Exhibit C attached hereto (their “Percentage Interests”).

(2)                       If, in accordance with the provisions of Section 1.4 of the Purchase Agreement, it is determined that Buyer is not entitled to receive a payment in order to satisfy any adjustment required thereby, Buyer and the Escrow Participants shall provide a Joint Written Direction to Escrow Agent directing that the Purchase Price Adjustment Escrow Fund, together with any interest or other income thereon through the date of disbursement, be distributed by Escrow Agent to the Escrow Participants pro rata in accordance with their respective Percentage Interests.

(c)          Indemnification Escrow Fund.

(1)                       From and after the date of this Agreement until the nine-month anniversary of the date hereof (the “Initial Release Date”), Buyer may make claims against the Indemnification Escrow Fund as set forth in this Section 3(c).  Buyer shall, simultaneously with delivery of a Claim Notice to the Escrow Participants pursuant to Section 7.2 of the Purchase Agreement, provide such Claim Notice to the Escrow Agent indicating that it is entitled to all or any portion of the Indemnification Escrow Fund pursuant to the terms of Section 7.2 of the Purchase Agreement.  The Claim Notice shall set forth the Claim Amount (as defined in the Purchase Agreement).  Unless the Escrow Participants provide a written response to Escrow Agent, which written response is received by Escrow Agent within fifteen (15) days after Escrow Agent’s receipt of the Claim Notice, in which the Escrow Participants object to all or any portion of the Claim Amount, Escrow Agent shall pay to Buyer, within two (2) business days after the end of such fifteen (15) day period (or, if the Escrow Participants affirmatively notify the Escrow Agent that they have no objection to the Claim Amount, within two (2) business days after the date on which the Escrow Agent receives such notice), that portion of the Indemnification Escrow Fund which is equal to the Claim Amount, together with any interest or other income thereon through the date of disbursement.  If within such fifteen (15) day period, the Escrow Agent receives from the Escrow Participants written notice that they object to any portion of Buyer’s claim, the Escrow Participants’ written response shall specify the reason(s), in reasonable detail, for the objection and the portion, if any, of the Claim Amount which is accepted.  If any portion of the Claim Amount is expressly accepted by the Escrow Participants, Escrow Agent shall pay to Buyer, within two (2) business days after Escrow Agent’s receipt of the Escrow Participant’s written response, that portion of the Indemnification Escrow Fund which is equal to the portion of the Claim Amount expressly accepted by the Escrow Participants, together with any interest or other income thereon through the date of disbursement.  The portion of any Claim Amount objected to by the Escrow Participants in accordance with the terms of this Agreement (the “Disputed Amount”) shall be retained in the Indemnification Escrow Fund and distributed by Escrow Agent only in accordance with the terms of Section 3(a) above.  The Escrow Participants shall simultaneously deliver to Buyer a copy of any written response to a Claim Notice that it provides to the Escrow Agent under this Section 3(c)(i), and the Escrow Agent shall have no responsibility to determine if a copy of such written response was delivered to or received by Buyer.  The Escrow Agent may rely conclusively on any Claim Notice or response thereto or letter of instruction it receives hereunder and it will be presumed that any such notice satisfies the conditions set forth herein.  Furthermore, the Escrow Agent shall not have responsibility to determine if a Claim Notice or a response thereto satisfies the conditions set forth in the Purchase Agreement for making a claim, including whether there is a basis for making a claim, whether the claim is set forth in sufficient detail, or that a copy of the Claim Notice was sent to or received by the Escrow Participants.

(2)                       Not later than the third (3rd) business day following the Initial Release Date, Escrow Agent shall distribute to the Escrow Participants pro rata in accordance with their respective Percentage Interests (i) the remaining balance of the Indemnification Escrow Fund, if any, less (ii) an amount sufficient to cover all outstanding and unpaid Claim Amounts that are subject to Claim Notices made on or prior to the Initial Release Date (whether disputed or undisputed and including any Disputed Amounts) (the “Outstanding Claims”) in accordance with this Agreement, and less (iii) any interest or other income on the Claim Amounts for such Outstanding Claims.  If the amount to be distributed to the Escrow Participants pursuant to this Section 3(c)(ii) is reduced as a result of any Outstanding Claims, then all related Claim Amounts and interest or other income thereon that remains in the Indemnification Escrow shall be disbursed by Escrow Agent after the Initial Release Date in accordance with Section 3(a) or 3(b)(i) above, together with any interest or other income thereon through the date of disbursement.

(j)            Strict Compliance.  The Escrow Agent shall hold the Escrow Property in escrow strictly in accordance with this Agreement and shall make payments from the Escrow Property only in accordance with, and only to the extent permitted under, this Section 3.

Section 4.                                          Investment of Funds.

(a)         General.  If the Escrow Agent shall have received specific joint written investment instruction from Buyer, LP Seller and General Partner (which shall include instruction as to term to maturity, if applicable), on a timely basis, the Escrow Agent shall invest the Escrow Property in Eligible Investments, pursuant to and as directed in such instruction.

(b)         “Eligible Investments.” shall mean (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (ii) shares of a money market fund that is subject to regulation under the Investment Company Act of 1940, 15 U.S.C. 80a-1 et seq., and complies with the requirements of Rule 2a-7 thereof, (iii) deposit accounts or certificates of deposit of any domestic commercial bank having capital and surplus in excess of $500,000,000, which, in the case of certificates of deposit, are negotiable and have a ready secondary market;

(iv) investment in the Escrow Agent’s “Money Market Deposit Account” (“MMDA”), as described in Annex A hereto.  If otherwise qualified, obligations of the Escrow Agent or any of its affiliates shall qualify as Eligible Investments.  Notwithstanding the foregoing, Eligible Investments shall be limited to those instruments readily obtainable and routinely offered by the Escrow Agent’s Corporate Trust Services.

(c)          Escrow Agent Not Responsible For Investment Decisions.  Absent its timely receipt of such specific joint written investment instruction from Buyer, LP Seller and General Partner, the Escrow Agent shall have no obligation or duty to invest (or otherwise pay interest on) the Escrow Property; provided, however, that in the event the Escrow Agent shall not have received such written investment instruction, the Escrow Agent shall be authorized to invest any of the Escrow Property in the Escrow Agent’s MMDA until such investment instruction is received.  All earnings received from the investment of the Escrow Property shall be credited to, and shall become a part of, the Escrow Property (and any losses on such investments shall be debited to the Escrow Account).  Subject to Section 7(b), the Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.

(d)         Transaction Confirmations.  The parties hereto acknowledge that, to the extent regulations of the Comptroller of the Currency, or other applicable regulatory entity, grant the parties the right to receive individual confirmations of security transactions at no additional cost, as they occur, the parties specifically waive receipt of such confirmations to the extent permitted by law.  The Escrow Agent will furnish the parties hereto with periodic cash transaction statements that include detail for all investment transactions made by the Escrow Agent hereunder.

Section 5.                                          Tax Reporting.

(a)                                 The Interested Parties agree that, unless otherwise specified in this Agreement, any investment income earned (or proceeds received), prior to the disbursement of the Escrow Property, during a calendar year period from the investment of the Escrow Property, shall be treated consistently with the terms of Section 1.5(c) of the Purchase Agreement and shall be reported on an annual basis by the Escrow Agent (and the Escrow Agent agrees to so report such income) on the appropriate Form 1099 (or Form 1042-S), as required pursuant to the Internal Revenue Code  of 1986 (“Code”) and the regulations thereunder as having been earned by Buyer.

(b)                                 The Interested Parties are responsible for making an affirmative communication to the Escrow Agent if the securities being exchanged, redeemed, or sold are classified as “Covered Securities” or “Non-Covered Securities” under the Internal Revenue Service Cost Basis Reporting regulations.  If such securities are classified as “Covered Securities”, the parties are jointly responsible for providing the required information to the Escrow Agent for sending accurate and complete Form 1099-B information to the Escrow Participants’.  The required information shall be each Escrow Participants’ date of acquisition and each Escrow Participants cost basis of the applicable security, and any such other information that the Escrow Agent may request to be in compliance with the IRS 1099-B reporting regulations under the Internal Revenue Code.  Notwithstanding the foregoing, the parties view the securities being exchanged, redeemed or sold pursuant to the Purchase Agreement as “Non-Covered Securities.”  The information shall be provided timely to the Escrow Agent so it can meet its obligations to send Form 1099-B information to the Escrow Participants and the IRS by the applicable reporting deadlines.

(c)                                  General Partner is responsible for providing guidance to the Escrow Agent on the appropriate allocation of the cost basis to each Escrow Participant’s distribution.  The Escrow Agent shall rely upon such guidance to perform the required tax reporting for distributions made from the Escrow Accounts.

(d)                                 Certification of Taxpayer Identification Number.  Each of the Interested Parties hereto agrees to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent upon the execution and delivery of this Agreement.  The Interested Parties understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Property.  The Interested Parties also agree to provide the Escrow Agent with all documentation necessary for the Escrow Agent to comply with the Foreign Account Tax Compliance Act.  Each of the Interested Parties agrees to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement.

Section 6.                                          Intentionally Omitted.

Section 7.                                          Concerning the Escrow Agent.

(a)                                 Each Interested Party acknowledges and agrees that the Escrow Agent (i) shall not be responsible for any of the agreements referred to or described herein (including without limitation the Purchase Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification, (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility or duty to make inquiry as to or to determine the genuineness, accuracy or validity thereof (or any signature appearing thereon), or of the authority of the person signing or presenting the same, and (v) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel.

(b)                                 The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent’s gross negligence or willful misconduct.  In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

(c)                                  The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other subescrow agent was caused by the Escrow Agent’s own gross negligence or willful misconduct in breach of this Agreement.

(d)                                 The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

(e)                                  Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any Escrow Property (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

(f)                                   Unless and except to the extent otherwise expressly set forth herein, all deposits and payments hereunder, or pursuant to the terms hereof (including without limitation all payments to the Escrow Agent pursuant to Section 8, shall be in U.S. dollars.

Section 8.    Compensation, Expense Reimbursement and Indemnification.

(a)                                 Each of the Interested Parties agrees, jointly and severally (i) to pay or reimburse the Escrow Agent for its attorney’s fees and expenses incurred in connection with the preparation of this Agreement and (ii) to pay the Escrow Agent’s compensation for its normal services hereunder in accordance with the fee schedule attached hereto as Exhibit A and made a part hereof, which may be subject to change hereafter by the Escrow Agent on an annual basis.

(b)                                 Each of the Interested Parties agrees, jointly and severally, to reimburse the Escrow Agent on demand for all costs and expenses incurred in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder.

(c)                                  Each of the Interested Parties covenants and agrees, jointly and severally, to indemnify the Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to reasonable attorney’s fees, tax liabilities (other than tax liabilities associated with the Escrow Agent’s fees and reimbursements), any liabilities or damages that may result from any inaccuracy or misrepresentation made in any tax certification provided to the Escrow Agent,  and other costs and expenses of defending or preparing to defend against any claim of liability unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent’s gross negligence, or willful misconduct.  The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

(d)                                 Notwithstanding anything herein to the contrary, the Escrow Agent shall have and is hereby granted a possessory lien on and security interest in the Escrow Property, and all proceeds thereof, to secure payment of all amounts owing to it from time to time hereunder, whether now existing or hereafter arising.  The Escrow Agent shall have the right to deduct from the Escrow Property, and proceeds thereof, any such sums, upon one Business Days’ notice to the Interested Parties of its intent to do so.

(e)                                  Without altering or limiting the joint and several liability of any of the Interested Parties to the Escrow Agent hereunder, each of the Interested Parties agrees as among themselves that they shall share, each, all amounts payable to the Escrow Agent pursuant to this Section 7 on the following basis:  (x) 50% by the Buyer, and (y) 50% by the Escrow Participants.

Section 9.                                          Resignation.

The Escrow Agent may at any time resign as Escrow Agent hereunder by giving thirty (30) days’ prior written notice of resignation to Buyer and the Escrow Participants.  Prior to the effective date of the resignation as specified in such notice, Buyer, and the Escrow Participants will jointly issue to the Escrow Agent a written instruction authorizing redelivery of the Escrow Property to a bank or trust company that they select as successor to the Escrow Agent hereunder.  If, however, Buyer and the Escrow Participants shall fail to name such a successor escrow agent within twenty (20) days after the notice of resignation from the Escrow Agent, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

Section 10.                                   Dispute Resolution.

It is understood and agreed that, should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Property, or should any claim be made upon the Escrow Agent or the Escrow Property by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of the Escrow Property until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired.  The Escrow

Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Property.

Section 11.                                   Consent to Jurisdiction and Service.

Each of the Interested Parties hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts in the State of Connecticut and of any Federal court located in said state in connection with any actions or proceedings brought against the Interested Parties (or any of them) by the Escrow Agent arising out of or relating to this Agreement.  In any such action or proceeding, the Interested Parties each hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 13 hereof.

Section 12.                                   Waiver of Jury Trial.

THE ESCROW AGENT AND THE INTERESTED PARTIES HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION HEREWITH.

Section 13.                                   Force Majeure.

The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control.  Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

Section 14.                                   Notices; Wiring Instructions.

(a)                                 Notice Addresses.  Any notice permitted or required hereunder shall be in writing, and shall be sent (i) by personal delivery, overnight delivery by a recognized courier or delivery service, or (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) by confirmed telecopy accompanied by mailing of the original on the same day by first class mail, postage prepaid, in each case the parties at their address set forth below (or to such other address as any such party may hereafter designate by written notice to the other parties).

If to Buyer:

c/o Liberty Property Limited
Partnership
500 Chesterfield Parkway
Malvern, PA 19355
Attention: Michael T. Hagan, EVP &
Chief Investment Officer

with a copy to:

c/o Liberty Property Limited
Partnership
500 Chesterfield Parkway
Malvern, PA 19355
Attention: James J. Bowes, Esq. and
Bonnie S. Milavec, Esq.

and a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street 200
Philadelphia, PA 19103
Attention: Justin W. Chairman, Esq.
and Richard B. Aldridge, Esq.

If to LP Seller:

One Beacon Street, Suite 1700
Boston, MA 02108
Attention: Mark Bechard, Executive
Vice President, Finance and Chief
Financial Officer
Tel: 617-723-4681
Fax: 617-727-4200

If to General Partner:

One Beacon Street, Suite 1700
Boston, MA 02108
Attention: Mark Bechard, Executive Vice President, Finance and Chief Financial Officer
Tel: 617-723-4681
Fax: 617-727-4200

If to Escrow Agent:

U.S. Bank National Association

Corporate Trust Services
225 Asylum Street, 23rd Floor
Hartford, CT 06103
Attn:	Arthur Blakeslee
Ref:	Liberty Property/Cabot Industrial Post Closing Escrow
Tel:	(860) 241-6859
Fax:	(866) 350-2126

Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt.  If any notice or document is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry that each notice or document was received by such other person when it is received by the Escrow Agent.

(b)                                 Wiring Instructions.  Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with Section 14(a) above):

If to Buyer:

Bank:	PNC Bank (Philadelphia, PA)
ABA #: 031000053
Acct. #: 8613184347
Attn: Rita Christiano (610) 648-1721
Ref: Liberty Property Limited Partnership

If to LP Seller:

Bank:	PNC Bank
(East Brunswick, NJ)
ABA #: 031-207-607
Acct. #: 80-2626-0536
Attn:	Patrick Mullaney (617) 305-6131
Ref:	Cabot Industrial Value Fund III Manager, L.P.

If to General Partner:

Bank:	PNC Bank
(East Brunswick, NJ)
ABA #: 031-207-607
Acct. #: 80-2626-0528
Attn:	Patrick Mullaney (617) 305-6131
Ref:	Cabot Industrial Value Fund III, Inc.

If to the Escrow Agent:

Bank:	U.S. Bank National Association
ABA :	091000022
BNF:	U.S. Bank Trust N.A.
A/C:	173103321050
OBI:	Corporate Trust Services
Ref:	“Buyer/Sellers” Post-Closing Escrow
Attn:	Karen Felt

Section 15.                                   Miscellaneous.

(a)                                 Binding Effect; Successors.  This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns.  If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent.

(b)                                 Modifications.  This Agreement may not be altered or modified without the express written consent of the parties hereto.  No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified.  A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.  Notwithstanding any other provision hereof, consent to an alteration or modification of this Agreement may not be signed by means of an e-mail address.

(c)                                  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CONNECTICUT.

(d)                                 Reproduction of Documents.  This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process.  The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

(e)                                  Counterparts and Facsimile Execution.  This Agreement may be executed in several counterparts, each of which shall be deemed to be one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile or email (e.g., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes.

(f)                                   Customer Identification Program.  Each of the Interested Parties acknowledge receipt of the notice set forth on Exhibit B attached hereto and made part hereof and that information may be requested to verify their identities.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the          day of                , 2013.

Buyer:
LIBERTY PROPERTY LIMITED PARTNERSHIP

By: Liberty Property Trust, its sole General Partner

By:
Name:
Title:

LP Seller:
CABOT INDUSTRIAL VALUE FUND III, INC.

By:
Name:
Title:

General Partner:
CABOT INDUSTRIAL VALUE FUND III MANAGER, LIMITED PARTNERSHIP

By:	Cabot Industrial Value Fund III Manager GP, LLC, its General Partner

By:	Cabot Properties, Inc., its Manager

By:
Name:
Title:

U.S. Bank National Association, as Escrow Agent

By:
Name:
Title:

EXHIBIT A

Escrow Agent Fee Schedule

EXHIBIT B

Customer Identification Program Notice

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions (which includes the Escrow Agent) to obtain, verify and record information that identifies each person who opens an account.

For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity.  Such documentation may include, but is not limited to, Certificates of Good Standing from the appropriate Secretary of State, certified copies of Partnership Agreements, Trust Agreements or other formation agreements or documents.  For companies whose equity securities are publicly traded, these requirements can be met with evidence of regulatory filings with the Securities and Exchange Commission as found on their EDGAR database.  We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

In addition, for non-individual entities, the Escrow Agent must be informed if any contractual party is now acting, or has acted in the past 12 months, under a different name, or has changed its name in the last 12 months.

For individuals, a copy of a government—issued identification, such as a driver’s license or passport, is required to establish identity for the primary party responsible for the account, such as the Shareholder Representative, as a signing party to the governing documents.  Additionally, any individual involved in the transaction will be required to provide a certified Tax Identification Number on IRS Form W-9, or Form W-8 for non-US Persons.

Any capitalized term used without definition in this Exhibit B is used with the meaning assigned to such term in the Escrow Agreement of which this Exhibit B is a part.

EXHIBIT C

Percentage Interests of Escrow Participants

ANNEX A

U.S. BANK NATIONAL ASSOCIATION

MONEY MARKET DEPOSIT ACCOUNT

DESCRIPTION AND TERMS

The U.S. Bank Money Market account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank.   Selection of this investment includes authorization to place funds on deposit with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366).  This method applies a daily periodic rate to the principal balance in the account each day.  Interest is accrued daily and credited monthly to the account.  Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers.  U.S. Bank’s trust department performs all account deposits and withdrawals.  Deposit accounts are FDIC Insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits.

EXHIBIT C

FORM OF ESTOPPEL CERTIFICATE

TENANT ESTOPPEL CERTIFICATE

To:                         [insert fee/leaseholder owner name], a [Delaware limited liability company], and its successors, assigns and prospective purchasers of a direct or indirect interest in the Property (collectively, “Purchaser”).

Re:                         (the “Property”)

The undersigned lessee (“Tenant”) under that certain Lease Agreement dated                                  (the “Lease”), by and between Tenant, as tenant, and                                                [insert fee/leaseholder owner name], a [Delaware limited liability company]  (“Landlord”), covering premises located at                                                      (“Leased Premises”), certifies the following as of the date hereof:

1.                                      Tenant is the lessee under the Lease demising the Leased Premises.  Except as set forth above, the Lease has not been modified, changed, altered, amended or assigned in any respect.  The Lease contains all of the understandings and agreements between Tenant and Landlord with respect to the Leased Premises and the Property.  A true and complete copy of the Lease is attached hereto as Exhibit A.

2.                                      The term of the Lease commenced on                                and the current term will expire on                                 .  The Lease contains no rights to extend the term of the Lease [except as follows:                                                                                                                          ].

3.                                      Tenant has paid all installments of rent required under the Lease through and including the date hereof without deduction or setoff.

(a)                                 The Leased Premises consist of                        square feet.

(b)                                 Tenant’s security deposit is [N/A] [$                     in the form of  ☐ cash  ☐ letter of credit.]

(c)                                  The fixed minimum rent payable by Tenant presently is $                       per month, and $                     annually.

(d)                                 Tenant’s percentage share of Property operating expenses is         %, and Tenant presently pays Landlord $                  per month for operating and maintenance expenses, real estate taxes, insurance costs, utilities and other additional rent.

4.                                      The Lease is valid and in existence as executed and is in full force and effect.  There is presently no default, nor any condition or circumstance which, with the giving of notice or the passage of time (or both), would result in a default under the Lease, by either Tenant or Landlord.

5.                                      Tenant has not made any prepayment of rent or other charges under the Lease beyond the current month.  Tenant has made no agreements with Landlord or its agents or employees concerning free rent, partial rent, rebate of rental payments or any other type of rental concession.

6.                                      Tenant has no existing defenses, offsets, claims or credits against rentals payable under the Lease.

7.                                      Tenant has not entered into any sublease, assignment or other agreement transferring, encumbering or hypothecating all or any portion of its interest in the Leased Premises or the Lease.

8.                                      Tenant has accepted and taken possession of all of the Leased Premises and all tenant improvement work to be performed by Landlord under the Lease has been completed.  There are no payments or credits for tenant improvement work currently due and payable by Landlord to Tenant which have not been paid or applied.  Tenant is not entitled to any future payment or credit for tenant improvement work with respect to the Leased Premises.

9.                                      Except as expressly set forth in the Lease, Tenant has not been granted any options to terminate the term of the Lease earlier than the date specified in paragraph 2 above, nor any options and/or rights of first refusal to lease any other space in the Property.  Tenant does not have any outstanding options to purchase, or rights of first refusal or first offer to purchase, the Leased Premises or any part of the Property.  Tenant has no parking rights related to the Leased Premises except as set forth in the Lease. Tenant has no exclusive or protected use rights except as expressly set forth in the Lease.

10.                               [Tenant’s obligations under the Lease are guaranteed by [N/A] [                                                 ] (the “Guarantor”).  A true and correct copy of the Lease Guaranty is attached hereto as Exhibit B.  The undersigned Guarantor acknowledges that the Lease Guaranty remains in full force and effect.]

11.                               No voluntary actions or, to the knowledge of Tenant [and the undersigned Guarantor], any involuntary or other actions, are pending against Tenant or Guarantor under the bankruptcy or insolvency laws of the United States or any states thereof.

12.                               To Tenant’s knowledge, the use, maintenance and operation of the Leased Premises complies with all applicable federal, state, county or local statutes, laws, rules, ordinances, regulations, orders and directives of any governmental authority relating to environmental, health or safety (“Laws”).  Tenant has not received any written notice of any present violation of any Laws relating to the use or condition of the Leased Premises or the Property.

13.                               Tenant is not identified on the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing United States law, regulation or Executive Order of the President of the United States (“OFAC List”) nor is Tenant subject to trade embargo or economic sanctions pursuant to any authorizing United States law, regulation or Executive Order of the President of the United States.

14.                               Tenant hereby attorns to Purchaser, as landlord, in the event that Purchaser acquires the Property from Landlord.

15.                               TENANT ACKNOWLEDGES THAT THIS CERTIFICATION IS BEING REQUIRED BY PURCHASER AND PURCHASER’S LENDER.  THIS CERTIFICATION IS MADE WITH THE KNOWLEDGE THAT PURCHASER IS ABOUT TO PURCHASE THE PROPERTY, AND THAT PURCHASER’S LENDER IS PROVIDING FINANCING FOR SUCH PURCHASE.  TENANT UNDERSTANDS THAT PURCHASER AND PURCHASER’S LENDER, AND THEIR SUCCESSORS AND ASSIGNS, WILL BE RELYING UPON THE TRUTH OF THIS CERTIFICATION.

16.                               The undersigned is authorized to execute this Estoppel Certificate on behalf of Tenant.

Dated:                            , 2013

TENANT:
[ ]

By
Name:
Its:

Tenant Notice Address:

With copy to:

[The undersigned Guarantor hereby joins in this Certificate for the purpose of affirming the statements contained in Section 10 and Section 11 above.

Print Name:                                     ]

[or, if Guarantor is an entity:

(Name of Guarantor Entity)

By:
Name:
Its:	]

Exhibit A
To
Tenant Estoppel

(Attach copy of Lease)

Exhibit B
To
Tenant Estoppel

(Attach copy of Guaranty)

NONE

EXHIBIT D

FORM OF ASSIGNMENT AND TRANSFER AGREEMENT

ASSIGNMENT AND TRANSFER AGREEMENT

This Assignment and Transfer Agreement (this “Assignment”), dated as of [              ], 2013, by and between [                      ], a [Maryland corporation] [Massachusetts limited partnership] (the “Assignor”), and [                    ], a Pennsylvania limited partnership (the “Assignee”).

W I T N E S S E T H :

WHEREAS, the parties have entered into that certain Partnership Interest Purchase Agreement dated as of July 31, 2013 (the “PIPA”), whereby the Assignor will assign all of its interests in the Partnership Interests (as defined therein) to the Assignee;

WHEREAS, the Assignor is the holder beneficially and of record of the Partnership Interests; and

WHEREAS, the Assignor desires to assign and transfer to the Assignee all of the Assignor’s right, title and interest in the Partnership Interests, and the Assignee desires to accept such transfer and assignment and to assume all of the Assignor’s respective duties, obligations and liabilities with respect to the Partnership Interests.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and in the Partnership Interest Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor and the Assignee, intending to be legally bound hereby, agree as follows:

1.                                      The Assignor hereby conveys, transfers, assigns and delivers to the Assignee all of the Assignor’s right, title and interest in and to the Partnership Interests, free and clear of all Liens (as defined in the PIPA) effective as of the date hereof.

2.                                      The Assignee hereby accepts the conveyance, transfer, assignment and delivery of the Partnership Interests.

3.                                      Each of the Assignee and the Assignor hereby agree, from and after the date hereof, without further consideration, upon the request of either party or their respective successors and assigns, to execute such other documents and to take or cause to be taken such other actions as such party or its successors or assigns may reasonably require in order to obtain the full benefit of this Assignment and the rights and obligations hereunder.

4.                                      This Assignment may be executed in several counterparts, and/or by execution of counterpart signature pages which may be attached to one or more counterpart, and all so executed shall constitute one Assignment binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.  In addition, any counterpart signature page may be executed by any party wheresoever such party is located, and may be delivered by telephone facsimile transmission or electronic transmission (i.e., “pdf” or “tif”), and any such facsimile or electronically transmitted signature pages may be attached to one or more counterparts of this Assignment, and such faxed or electronic signature(s) shall have the same force and effect, and be as binding, as original signatures executed and delivered in person.

THIS ASSIGNMENT IS IN ALL RESPECTS SUBJECT TO THE PROVISIONS OF THE PIPA AND IS NOT INTENDED IN ANY WAY TO SUPERSEDE, LIMIT OR QUALIFY ANY PROVISIONS OF THE PIPA.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the day and year first above written.

ASSIGNOR:

[ ]

By:	[ ]

By:
Name:
Title:

ASSIGNEE:

[ ]

By:	[ ]

By:
Name:
Title:

EXHIBIT E

Forms of Title Affidavits

State of ______________	)
) ss.
County of ____________	)

The undersigned, after being first duly sworn, states as follows:

1.              The undersigned holds the position or the relationship as specified below with                         , LLC, (the “Project Company”).  The Project Company is a Delaware limited liability company.  The Project Company owns the interests in land described in paragraph 2 of Schedule A, pertaining to the real property legally described in paragraph 4 of Schedule A (the interests in each property owned by the Project Company, a “Property;” the interests in all of the land, collectively, the “Properties”), of a pro form Policy for Title Insurance, Policy No.                                        (the “Commitment”).

2.              In connection with the acquisition by                                                                        of a direct or indirect ownership of up to 100% of the equity interests in the Project Company, First American Title Insurance Company (“First American”) has been requested to include a non-imputation endorsement, substantially in the form of Exhibit “A” attached and incorporated in this Affidavit by reference, as part of the Owner’s Policy of Title Insurance (the “Owner’s Policy”) to be issued pursuant to the Commitment under the same policy number as the file number assigned to the Commitment.

3.              To the Project Company’s knowledge, there exists no unrecorded deed, land contract, lease, option to purchase, mortgage, deed of trust, judgment lien, tax lien, agreement or other instrument or encumbrance affecting title to any of the Properties, other than as set forth in the Commitment.

4.              Neither the Project Company nor its directors or officers nor anyone on behalf of the Project Company have done anything to create any deed, land contract, lease, option to purchase, mortgage, deed of trust, judgment lien, tax lien, agreement or other instrument or encumbrance affecting title to the any of the Properties other than as set forth in the Commitment.

5.              There exists no litigation nor threatened litigation against the Project Company which purports to affect the Properties.

6.              An independent examination of the business records of the Project Company would reveal that the records are complete and in good order and would not disclose or suggest the existence of any unrecorded legal or equitable interests in the Properties.

7.              The Project Company has sufficient assets, excluding the value of the Property, to satisfy all unrecorded debts, demands or equities created, suffered or permitted by the Project Company.

8.              The undersigned makes this affidavit for the purpose of inducing First American to include the non-imputation endorsement as described in paragraph 2 with the knowledge that First American would not issue such non-imputation endorsement without having first received this Affidavit and will rely on the assurances and representations made herein.

9.              That the undersigned acknowledges that he/she has read the foregoing and fully understands the legal ramifications of any misrepresentation and/or untrue statements made herein.  The undersigned is executing this Affidavit solely in his/her capacity as the                          of                           , LLC.

The undersigned certifies under penalty of perjury that the foregoing is true and correct.

Name	Date

Subscribed and sworn to before me this            day of                             , 201  .

Notary Public
My Commission Expires:

Indemnification

                                                                      , a                                                             , hereby agrees to indemnify First American from any loss, liability, claim or demand incurred by First American under the above described policy to the extent such loss arises from any inaccuracy in the statements set forth in the foregoing Affidavit and results in a claim under the Owner’s Policy for which First American has the obligation to defend or indemnify                             , LLC, pursuant to the terms and provisions of the Owner’s Policy as modified by the non-imputation endorsement described in paragraph 3 above.

, LLC
a Delaware limited liability company

By:

Officer Name:

Title:

Date:

First American Title Insurance Company

National Commercial Services

SURVEY AFFIDAVIT

July 01, 2013	NCS-

FIRST AMERICAN TITLE INSURANCE COMPANY Commitment No.                                     .

THE UNDERSIGNED, BEING FIRST DULY SWORN, DEPOSE AND STATE AS FOLLOWS:

1.                            The undersigned is/are the owner(s) of record of the estate or interest in the land described in the above referenced Commitment for Title Insurance.

2.                            The survey, prepared by                                 , dated                                     , last revised                        , which has been furnished to First American Title Insurance Company, is a correct and complete representation of the land and all improvements now located thereon.

3.                            Since the date of said survey, the undersigned has not made or caused to be made or allowed to be made any additions or alterations of or improvements, including parking facilities, on the land which would be disclosed by a survey prepared as of the date hereof.

4.                            Since the date of said survey, the undersigned has not granted any easements or rights of way nor allowed the alteration or installation of any utility facilities which would be disclosed by a survey as of the date hereof.

5.                            With respect to any property adjoining the land, the undersigned has no knowledge of any additions alterations or changes since the date of said survey which affect the land and would be disclosed by a survey prepared as of the date hereof.

6.                            The undersigned has no knowledge of any boundary disputes with adjoining property owners.

This affidavit is given to induce First American Title Insurance Company to issue its title insurance policy or policies and endorsements and it is intended that First American Title Insurance company rely on the representation contained herein.

Agreed and Accepted:

Seller:

Agreed and Accepted:

Buyer/Borrower:

Date: , 2013	Owner’s Affidavit - continued	File No.: NCS-

Commercial Owner’s Affidavit

File No.: NCS- CAST
Commitment No.:

STATE OF	}
}
COUNTY OF	}

The undersigned affiant first being duly sworn, deposes and says:

1.                            That he/she is                                                   of                                                                   , a                      corporation (“the corporation”); that he/she has actual knowledge of the facts contained herein and that he/she has the authority to make this Affidavit on behalf of said corporation.

2.                            That the corporation owns the property described in the above-referenced commitment and attached hereto as “Schedule A”.

3.                            That the corporation has owned the aforesaid property for the past years, and that the corporation’s enjoyment thereof has been peaceable and undisturbed, and the title to said property has never been disputed or questioned to my knowledge, nor do I know of any facts by reason of which the title to, or possession of, said property might be disputed or questioned, or by reason of which any claim to any of said property might be asserted adversely to the corporation.

4.                            None of the easements referred to in Schedule B interfere with the beneficial use of the improvements erected on the Premises.

5.                            That there are no violations of any of the recorded covenants, conditions or restrictions shown in Schedule B of the above referenced Commitment and affiant knows of no facts which would cause such violation, nor has Owner received any notice of any violations thereof.  All fees and assessments due thereunder have been paid in full.

6.                            That, except as noted at the end of this paragraph, within the last (12 months) (a) no labor, service or materials have been furnished to improve the land, or to rehabilitate, repair, refurbish, or remodel the buildings(s) situated on the land or tenant spaces therein; (b) nor have any goods, chattels, machinery, apparatus or equipment been attached to the building(s) thereon, as fixtures; (c) nor have any contracts been let for the furnishings of labor, service, materials, machinery, apparatus or equipment which are to be completed subsequent to the date hereof; (d) nor have any notices of lien been received, exception the following, if any:                                                                                                                                            .

Date: , 2013	Owner’s Affidavit - continued	File No.: NCS-

7.                            That the work of improvement, if any:

☐     Started on

☐     Was completed on

☐     Will be completed on

8.                            That there has been no work done, nor notice received that work is to be done by the municipality (city, borough, or township), or at its direction, including but not limited to the installation of water or sewer lines, or for improvements such as paving or repaving of streets or alleys, or the installation of curbs or sidewalks.

9.                            That there are no unrecorded leases or agreements affecting the Property, and there is no one in possession of or that has access to the Property, other than: (enter N/A if such is true)

☐     the undersigned
☐     tenants based on month-to month rental agreements
☐     lessees based on existing leases, copies of which are attached hereto
☐     affiant(s) please remember to attach copies of leases.
☐

10.                     There are no matters pending against the corporation that could give rise to a lien that would attach to the above-described property between the latest certification date of the commitment and the recording of the interest of the purchaser, lender or lessee and that the Corporation has not and will not execute any instrument that would adversely affect the title or interest to be insured.

11.                     That there are no rights of first refusal or options to purchase all or any part of the Property except:

(enter “none” or N/A if such is true)

12.                     That there are no unpaid real estate taxes or assessments except as shown on the current tax roll. That the undersigned has not received any supplemental tax bill which is unpaid.

13.                     That there are no liens in favor of any city, town, village or port authority for unpaid services, charges for service by any water system, sewer system or gas system serving the lands described above.

14.                     That the Affiant knows of no violations of municipal ordinances pertaining to the above described property.

Date: , 2013	Owner’s Affidavit - continued	File No.: NCS-

15.                     That no actions in bankruptcy have been filed by or against the corporation in any federal court or any other court of competent jurisdiction.

16.                     That there is not any action or proceeding now pending concerning the Property or any interest therein in any State or Federal Court in the United States, to which the Owner is a party; nor is there any State of Federal Court judgment, State or Federal Tax Lien, or any other State or Federal lien of any kind or nature against the Owner, which could constitute a lien or charge upon the Property or any interest therein.

17.                     That there are no matters pending against the Affiant that could give rise to a lien that would attach to the property between the most recent effective date of the title commitment and the recording of the interest to be insured, and that the Affiant has not and will not execute any instrument that would adversely affect the title or interest to be insured.

That this affidavit is given for the purpose of inducing First American Title Insurance Company and/or its agent to issue its policies of title insurance which may provide coverage as to the matters listed above.  The undersigned acknowledge that they have read the foregoing and fully understand the legal aspects of any misrepresentation and/or untrue statements made herein and indemnify and hold harmless FIRST AMERICAN TITLE INSURANCE COMPANY against liability occasioned by reason of reliance upon the statements made herein.   First American Title Insurance Company and/or its agent is issuing its policy of title insurance to Fee Owner in connection with a direct or indirect change in ownership of Fee Owner; accordingly, any provision to the contrary herein notwithstanding, First American Title Insurance Company and/or its agent shall have no recourse to Fee Owner (the party insured under such policy) with respect to this affidavit or the statements or indemnities made herein.

Date: , 2013	Owner’s Affidavit - continued	File No.: NCS-

By:	(Fee Owner)
Name:
Title:
On behalf of

By:	(Outgoing Shareholder)
Name:
Title:
On behalf of

SWORN AND SUBSCRIBED TO before me on                                                   , 2013, by                                                           , who is/are personally known to me or who has/have produced a valid                                                  as identification and who did take an oath.

Notary Public

(Printed Name)

My Commission Expires:

SWORN AND SUBSCRIBED TO before me on                                                   , 2013, by                                                           , who is/are personally known to me or who has/have produced a valid                                                  as identification and who did take an oath.

Notary Public

(Printed Name)

My Commission Expires: